    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 2003
                                                REGISTRATION NO. 333-___________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------


                                 TENGASCO, INC.
             ------------------------------------------------------
             (Exact Name of registrant as Specified in Our Charter)


       TENNESSEE                     1311                 87-0267438
     (State or Other           (Primary Standard        (I.R.S. Employer
     Jurisdiction of              Industrial         Identification Number)
     Incorporation or         Classification Code
      Organization)                 Number)

                           603 MAIN AVENUE, SUITE 500
                               KNOXVILLE, TN 37902
                                 (865) 523-1124
         ---------------------------------------------------------------
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)



                               RICHARD T. WILLIAMS
                                 TENGASCO, INC.
                           603 MAIN AVENUE, SUITE 500
                               KNOXVILLE, TN 37902
                                 (865) 523-1124
         ---------------------------------------------------------------
            (Name, Address Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                    Copy To:

                                  GARY J. SIMON
                            HUGHES HUBBARD & REED LLP
                             ONE BATTERY PARK PLAZA
                               NEW YORK, NY 10004
                                 (212) 837-6000

                            ------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             -----------------------

                CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                       AMOUNT          PROPOSED MAXIMUM         MAXIMUM          AMOUNT OF
TITLE OF EACH CLASS OF                                  TO BE           OFFERING PRICE         AGGREGATE        REGISTRATION
SECURITIES TO BE REGISTERED                          REGISTERED          PER SHARE (1)    OFFERING PRICE (1)        FEE
------------------------------------------------------------------------------------------------------------------------------
Nontransferable Common Stock Purchase Rights(2)  12,100,000 rights            ---                   $0(3)             $0(3)
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share (4)      24,200,000 shares           $0.94         $22,653,956(5)         $1,833
==============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2) This registration statement relates to (a) nontransferable rights to purchase shares of common stock of Tengasco, Inc., which rights will be issued to holders of common stock and (b) the shares of common stock deliverable upon exercise of the rights pursuant to the rights offering.

(3) The rights are being issued without consideration. Pursuant to Rule 457(g) under the Securities Act of 1933, no separate registration fee is required because the rights are being registered in the same registration statement as the common stock underlying the rights.

(4) Represents the shares of common stock issuable upon the exercise of the rights.

(5) Represents the gross proceeds from the assumed exercise of all rights issued.

                    ----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY OUR EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED OCTOBER 17, 2003

                                   PROSPECTUS

                                 TENGASCO, INC.

                               SUBSCRIPTION RIGHTS
                             SHARES OF COMMON STOCK

     We are distributing to holders of our outstanding common stock, at no charge, nontransferable subscription rights to purchase up to an aggregate of _______ shares of our common stock at a cash subscription price of $___ per share. You will receive for each share of our common stock you own a right to purchase two shares of our common stock at an exercise price of $___ for each share purchased. If you exercise your rights in full, you may over-subscribe for the purchase of additional shares that remain unsubscribed at the expiration of the rights offering, subject to availability and allocation of shares among persons exercising this over-subscription privilege. You will not be entitled to receive any rights unless you hold of record shares of our common stock as of the close of business on _____, 2003.

     This rights offering is being made in order to obtain funds to pay non-bank indebtedness, including to Dolphin Offshore Partners, L.P., which we refer to as Dolphin, in the approximate amount of up to $_____ million, with the balance of the net proceeds, if any, to be used to pay bank indebtedness and/or for working capital purposes. Our Board of Directors has determined that this rights offering is advisable under our present financial, operational and other circumstances. Our Board of Directors has formed a special committee comprised of disinterested directors charged with, among other things, recommending to the full Board of Directors the financial and other terms of this rights offering.

     Subject to the pricing of the rights offering, Dolphin, of which Peter E. Salas, a director of Tengasco, is the general partner and which is deemed to beneficially own approximately 20.1% of our outstanding common stock, may agree to exercise its basic subscription and over-subscription privileges in full. We reserve the right, in our sole discretion, to accept or reject in whole or in part subscriptions by Dolphin.

     The rights will expire if they are not exercised by 5:00 p.m., New York City time, on _____, 2003, the expected expiration date of the rights offering. We may extend the period for exercising the rights. Rights that are not exercised by the expiration date of the rights offering will expire and will have no value. Rights may not be sold or transferred except under the very limited circumstances described later in this prospectus. You should carefully consider whether to exercise your rights before the expiration date. Our board of directors is making no recommendation regarding your exercise of rights.

     Shares of our common stock are traded on the American Stock Exchange under the symbol "TGC." On October 13, 2003, the last reported sales price for our common stock was $0.94 per share.

     AN INVESTMENT IN OUR COMMON STOCK IS VERY RISKY. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 14 OF THIS PROSPECTUS BEFORE EXERCISING YOUR RIGHTS.

                              PROCEEDS OF OFFERING

                                               Per Share            Total
Subscription Price.........................    $                    $
Estimated Expenses.........................    $                    $
Net Proceeds to Tengasco...................    $                    $

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

              THE DATE OF THIS PROSPECTUS IS ______________ , 2003.

                                TABLE OF CONTENTS

Forward Looking Statements..........................2
Questions And Answers About The Rights Offering.....3
Summary.............................................8
Risk Factors.......................................14
Use Of Proceeds....................................19
Price Range Of Common Stock........................20
Capitalization.....................................21
Selected Consolidated Financial Data...............22
Management's Discussion And Analysis Of Financial
   Condition And Results Of Operations.............23
Quantitative And Qualitative Disclosure About
   Market Risks....................................32
Business...........................................33
Production.........................................45
Legal Proceedings..................................47
Management.........................................48
Certain Relationships And Related Transactions.....53
Principal Stockholders.............................55
The Rights Offering................................57
Description Of Capital Stock.......................67
United States Federal Income Tax Consequences......70
Plan of Distribution...............................71
Tennessee Anti-Takeover Law........................71
Limitation Of Liability Of Directors...............72
Legal Matters......................................73
Experts............................................73
Where You Can Find More Information................73
Index To Financial Statements.....................F-1

                           FORWARD LOOKING STATEMENTS

     The statements contained in this prospectus that are not purely historical are forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements regarding our "expectations," "anticipations," "intentions," "beliefs," or "strategies" regarding the future. Forward-looking statements also include statements regarding revenue, margins, expenses, and earnings analysis for 2003 and thereafter; our going concern qualification; oil and gas prices; reserve calculation and valuation; exploration activities; development expenditures; costs of regulatory compliance; environmental matters; technological developments; future products or product development; our products and distribution development strategies; potential acquisitions or strategic alliances; and liquidity and anticipated cash needs and availability. All forward-looking statements included in this prospectus are based on information available to us as of the date of this prospectus, and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from the forward-looking statements. Among the factors that could cause results to differ materially are the factors discussed in "Risk Factors."

     There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and in projecting future rates of production and the timing of development expenditures. The total amount or timing of actual future production may vary significantly from reserves and production estimates. The drilling of exploratory wells can involve significant risks, including those related to timing, success rates and cost overruns. Lease and rig availability, complex geology and other factors can also affect these risks. Additionally, fluctuations in oil and gas prices, or a prolonged period of low prices, may substantially adversely affect our financial position, results of operations and cash flows.

     This prospectus is part of a registration statement filed with the SEC. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal for us to sell these securities. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

                 QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q.       WHAT IS THE RIGHTS OFFERING?

     A. The rights offering is a distribution to holders of our common stock at no charge, of nontransferable subscription rights at the rate of one right (to purchase two shares of our common stock) for each share of common stock owned as of _______, 2003, the record date. Each right will be evidenced by a nontransferable rights certificate.

Q.       WHAT IS A SUBSCRIPTION RIGHT?

     A. Each subscription right is a right to purchase two shares of our common stock and carries with it a basic subscription privilege and an over-subscription privilege.

Q.       WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

     A. The basic subscription privilege of each right entitles you to purchase two shares of our common stock at the subscription price of $___ in the aggregate, or $__ per each share purchased. You must purchase both shares relating to each outstanding share if you wish to exercise the subscription privilege relating thereto. Fractional rights will be eliminated by rounding up to the next higher whole right.

Q.       WHAT IS THE OVER-SUBSCRIPTION PRIVILEGE?

     A. We do not expect that all of our stockholders will exercise all of their basic subscription rights. By extending over-subscription privileges to our stockholders, we are providing stockholders that exercise all of their basic subscription privileges with the opportunity to purchase those shares that are not purchased by other stockholders through the exercise of their basic subscription privileges. The over-subscription privilege of each right entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of our common stock unclaimed by other holders of rights in the rights offering, at the same subscription price per share. If an insufficient number of shares is available to fully satisfy all over-subscription privilege requests, the available shares will be distributed proportionately among rights holders who exercised their over-subscription privilege based on the number of shares each rights holder subscribed for under the basic subscription privilege. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the rights offering.

Q.       HOW LONG WILL THE RIGHTS OFFERING LAST?

     A. You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m., New York City time, on _____________, 2003, your subscription rights will expire. We may, in our discretion, extend the rights offering until some later time not later than _______, 2003.

Q.       WHY IS TENGASCO ENGAGING IN A RIGHTS OFFERING?

     A. The net proceeds of the rights offering will be used initially to pay non-bank indebtedness, including to Dolphin, in the approximate amount of up to $_____ million, with the balance of the proceeds, if any, to be used to repay bank indebtedness and/or for working capital purposes including the drilling of additional wells. The rights offering gives you the opportunity to participate in this fund-raising effort and to purchase additional shares of our common stock.

Q.       WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?

     A. You will retain your current number of shares of common stock even if you do not exercise your subscription rights. If you choose not to exercise your subscription rights, then the percentage of our common stock that you own will decrease. Rights not exercised prior to the expiration of the rights offering will expire.

Q.       HOW DO I EXERCISE MY SUBSCRIPTION RIGHTS?

     A. You may exercise your rights by properly completing and signing your rights certificate. You must deliver your rights certificate with full payment of the subscription price (including any amounts in respect of the over-subscription privilege) to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under "The Rights Offering--Guaranteed Delivery Procedures" beginning on page 56.

Q. WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE RIGHTS OFFERING BUT MY SHARES ARE HELD IN THE NAME OF MY BROKER, CUSTODIAN BANK OR OTHER NOMINEE?

     A. If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you.

     To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q. WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE RIGHTS OFFERING AND I AM A STOCKHOLDER IN A FOREIGN COUNTRY OR IN THE ARMED SERVICES?

     A. The subscription agent will mail rights certificates to you if you are a rights holder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent on or prior to 5:00 p.m., New York City time, on _________ 2003, and take all other steps which are necessary to exercise your rights, on or prior to that time. If you do not follow these procedures prior to the expiration of the rights offering, your rights will expire.

Q. WHAT IF THE MARKET PRICE PER SHARE OF OUR COMMON STOCK IS LESS THAN THE SUBSCRIPTION PRICE PER SHARE WHEN I AM DECIDING TO EXERCISE MY SUBSCRIPTION RIGHTS?

     A. Consult your broker. Depending on the market price of our common stock, it most likely will be more cost effective for you to purchase shares of our common stock on the American Stock Exchange rather than exercise your subscription rights.

Q. WILL I BE CHARGED A SALES COMMISSION OR A FEE BY TENGASCO IF I EXERCISE MY SUBSCRIPTION RIGHTS?

     A. No. We will not charge a brokerage commission or a fee to rights holders for exercising their rights. However, if you exercise your rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

Q.       WHAT IS THE BOARD OF DIRECTORS' RECOMMENDATION REGARDING THE RIGHTS
OFFERING?

     A. Our board of directors is not making any recommendation as to whether you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering and Tengasco.

Q.       HOW MANY SHARES MAY I PURCHASE?

     A. You will receive one nontransferable subscription right for each share of common stock that you owned on ________, 2003, the record date. Each subscription right contains the basic subscription privilege and the over-subscription privilege. Each basic subscription privilege entitles you to purchase two shares of common stock for $___ per each share purchased. Fractional rights will be eliminated by rounding up to the next higher whole right. See "The Rights Offering - Subscription Privileges - Basic Subscription Privilege."

     The over-subscription privilege entitles you to subscribe for additional shares of our common stock at the same subscription price per share on a pro-rata basis to the number of shares you purchased under your basic subscription privilege, provided you fully exercise your basic subscription privilege. "Pro-rata" means in proportion to the number of shares of our common stock that you and the other rights holders electing to exercise their over-subscription privileges have purchased by exercising the basic subscription privileges on their holdings of common stock. See "The Rights Offering--Subscription Privileges--Over-Subscription Privilege."

Q.       HOW WAS THE SUBSCRIPTION PRICE ESTABLISHED?

     A. The subscription price per share will be approved by our board of directors (with Mr. Salas not voting with respect to these matters) upon the recommendation of a special committee of independent directors formed for that purpose, among others. The special committee will consider a number of factors, including the historic and then current market price of the common stock, our business prospects, our recent and anticipated operating results, general conditions in the securities markets and the energy markets, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock and the level of risk to our investors. See "Background of the Rights Offering."

Q.       IS EXERCISING MY SUBSCRIPTION RIGHTS RISKY?

     A. Yes. The exercise of your rights involves risks. Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 14.

Q.       MAY I TRANSFER MY RIGHTS IF I DO NOT WANT TO PURCHASE ANY SHARES?

     A. No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. However, rights will be transferable to certain affiliates of the recipient and by operation of law - for example, upon death of the recipient.

Q.       AM I REQUIRED TO SUBSCRIBE IN THE RIGHTS OFFERING?

     A. No.

Q.       HOW MANY SHARES WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING?

     A. Assuming the rights offering is fully subscribed, the number of shares of common stock that will be outstanding immediately after the rights offering will be approximately 36 million shares, subject to any increase(s) that may occur after the date of this prospectus as a result of the exercise, conversion or exchange of outstanding stock options, convertible securities or exchangeable securities.

Q. WHAT HAPPENS IF THE RIGHTS OFFERING IS NOT FULLY SUBSCRIBED AFTER GIVING EFFECT TO THE OVER-SUBSCRIPTION PRIVILEGE?

     A. Any rights not exercised after giving effect to the over-subscription privilege will expire.

Q.       HOW WILL THE RIGHTS OFFERING AFFECT OUR BOARD'SOWNERSHIP OF OUR COMMON
STOCK?

     A. The members of our board of directors and their affiliates are deemed to beneficially own 4,574,265 shares of our common stock, representing approximately 38% of our outstanding common stock. Dolphin is deemed to beneficially own 2,441,019 shares of our common stock, representing approximately 20.1% of our common stock. See "Principal Stockholders."

     If no rights holders other than Dolphin and its affiliates exercise their rights in the rights offering, the members of our board of directors collectively, on the one hand, and Dolphin, on the other hand, will, as a result of Dolphin's subscription for and purchase of all unsubscribed shares, be deemed to beneficially own approximately 28,505,655 and 26,541,013 shares, respectively, representing the beneficial ownership of 77.4% and 72.8%, respectively, of our outstanding common stock. If all rights holders exercise their basic subscription privileges in full, then the members of our board of directors collectively, on the one hand, and Dolphin, on the other hand, will continue to beneficially own 37.6% and 20.1%, respectively, of our common stock. See "Principal Stockholders."

Q.       AFTER I EXERCISE MY RIGHTS, CAN I CHANGE MY MIND AND CANCEL MY
PURCHASE?

     A. No. Once you send in your subscription certificate and payment you cannot revoke the exercise of your rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $____ per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $_____ per share. See "The Rights Offering - No Revocation."

Q. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY SUBSCRIPTION RIGHTS AS A HOLDER OF COMMON STOCK?

     A. A holder of common stock will not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. See "United States Federal Income Tax Consequences" on page 70.

Q.       WHEN WILL I RECEIVE MY NEW SHARES?

     A. If you purchase shares of common stock through this rights offering, you will receive certificates representing those shares as soon as practicable after the expiration of the rights offering. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your basic or over-subscription privilege in order to comply with state securities laws.

Q. WILL THE NEW SHARES BE INITIALLY LISTED ON THE AMERICAN STOCK EXCHANGE AND TREATED LIKE OTHER SHARES?

     A. Yes. Our common stock is traded on the American Stock Exchange under the symbol "TGC." On October 13, 2003, the last reported sales price of our common stock on the AMEX was $0.94 per share.

Q. IF THE RIGHTS OFFERING IS NOT COMPLETED, WILL MY SUBSCRIPTION PAYMENT BE REFUNDED TO ME?

     A. Yes. The subscription agent will hold all funds it receives in escrow until completion of the rights offering. If the right offering is not completed, the subscription agent will return promptly, without interest, all subscription payments.

Q.       WHAT SHOULD I DO IF I HAVE OTHER QUESTIONS?

     A. If you have questions or need assistance, please contact ___________,
the subscription agent, at: (   )_____-_____. Banks and brokerage firms please
call (   )_____-_____. For a more complete description of the rights offering, see "The Rights Offering" beginning on page 57.

                                     SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. This prospectus includes information about our business and our financial and operating data. Before making an investment decision, we encourage you to read the entire prospectus carefully, including the risks discussed in the "Risk Factors" section. We also encourage you to review our financial statements and the other information us provide in the reports and other documents that we file with the SEC, as described under "Where You Can Find More Information."

Our Company

     We are in the business of exploring for, producing and transporting oil and natural gas in Tennessee and Kansas. We lease producing and non-producing properties with a view toward exploration and development. Emphasis is also placed on pipeline and other infrastructure facilities to provide transportation services. We utilize seismic technology to improve the discovery and recovery of reserves.

     To date, we have drilled primarily on a portion of our Tennessee leases known as the Swan Creek Field in Hancock County focused within what is known as the Knox formation, one of the geologic formations in that field. During the first six months of 2003, we produced an average of approximately 1.2 MMcf of natural gas per day and approximately 2,345 barrels of oil per month from 23 producing gas wells and six producing oil wells in the Swan Creek Field. We also operate wells in the State of Kansas. During the first six months of 2003, we produced an average of approximately .13 MMcf of natural gas per day and 10,900 barrels of oil per month from 59 producing gas wells and 129 producing oil wells in Kansas.

     We were initially organized under the laws of the State of Utah on April 18, 1916, under the name "Gold Deposit Mining & Milling Company." We subsequently changed our name to Onasco Companies, Inc. We were formed originally for the purpose of mining, reducing and smelting mineral ores. On November 10, 1972, we conveyed to an unaffiliated entity substantially all of our assets and we ceased all business operations. From approximately 1983 to 1991, our operations were limited to seeking out the acquisition of assets, property or businesses. In 1995 we began acquiring oil and gas assets and have since focused our efforts on the operation of these assets as well as the acquisition of additional oil and gas assets.

     We are a Tennessee corporation, the address of our principal executive office is 603 Main Avenue, Suite 500, Knoxville, TN 37902, and our telephone number at that address is (865)523-1124.

THE RIGHTS OFFERING

     You should read "Risk Factors" before you exercise your rights.

WHAT IS THE RIGHTS OFFERING?       The rights offering is a distribution to
                                   holders of our common stock, at no charge, of nontransferable subscription rights at the rate of one right (to purchase two shares of our common stock) for each share of common stock owned as of ________, 2003, the record date. Each right will be evidenced by a nontransferable rights certificate.

WHAT IS A SUBSCRIPTION RIGHT?      Each subscription right is a right to
                                   purchase two shares of our common stock and carries with it a basic subscription privilege and an over-subscription privilege.

WHAT IS THE BASIC SUBSCRIPTION     The basic subscription privilege of each
PRIVILEGE?                         right entitles you to purchase two shares of
                                   our common stock at the subscription price of $___ in the aggregate, or $___ per each share purchased. You must purchase both shares relating to each outstanding share if you wish to exercise the subscription privilege relating thereto. Fractional rights will be eliminated by rounding up to the next higher whole right.

WHAT IS THE OVER-SUBSCRIPTION      We do not expect that all of our stockholders
PRIVILEGE?                         will exercise all of their basic subscription
                                   rights. By extending over-subscription
                                   privileges to our stockholders, we are
                                   providing stockholders that exercise all of their basic subscription privileges with the opportunity to purchase those shares that are not purchased by other stockholders through the exercise of their basic subscription privileges. The over-subscription privilege of each right entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of our common stock unclaimed by other holders of rights in the rights offering, at the same subscription price per share. If an insufficient number of shares is available to fully satisfy all over-subscription privilege requests, the available shares will be distributed proportionately among rights holders who exercised their over-subscription privilege based on the number of shares each rights holder subscribed for under the basic subscription privilege. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the rights offering.

HOW LONG WILL THE RIGHTS           You will be able to exercise your
OFFERING LAST?                     subscription rights only during a limited
                                   period. If you do not exercise your
                                   subscription rights before 5:00 p.m., New
                                   York City time, on _____________, 2003, your
                                   subscription rights will expire. We may, in our discretion, extend the rights offering until some later time not later than _______, 2003.

WHY IS TENGASCO ENGAGING IN A      The net proceeds of the rights offering will
RIGHTS OFFERING?                   be used initially to pay non-bank
                                   indebtedness, including to Dolphin, in the aggregate amount of up to $4.5 million, with the balance of the net proceeds, if any, to be used to repay bank indebtedness and/or for working capital purposes, including the drilling of additional wells. The rights offering gives you the opportunity to participate in this fund-raising effort and to purchase additional shares of our common stock.

WHAT HAPPENS IF I CHOOSE NOT       You will retain your current number of shares
TO EXERCISE MY SUBSCRIPTION        of common stock even if you do not exercise
RIGHTS?                            your subscription rights. If you choose not
                                   to exercise your subscription rights, then the percentage of our common stock that you own will decrease. Rights not exercised prior to the expiration of the rights offering will expire.

HOW DO I EXERCISE MY               You may exercise your rights by properly
SUBSCRIPTION RIGHTS?               completing and signing your rights
                                   certificate. You must deliver your rights certificate with full payment of the subscription price (including any amounts in respect of the over-subscription privilege) to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under "The Rights Offering--Guaranteed
                                   Delivery Procedures" beginning on page 56.

WHAT SHOULD I DO IF I WANT TO      If you hold shares of our common stock
PARTICIPATE IN THE RIGHTS          through a broker, custodian bank or other
OFFERING BUT MY SHARES ARE         nominee, we will ask your broker, custodian
HELD IN THE NAME OF MY             bank or other nominee to notify you of the
BROKER, CUSTODIAN BANK OR          rights offering. If you wish to exercise your
OTHER NOMINEE?                     rights, you will need to have your broker,
                                   custodian bank or other nominee act for you.

                                   To indicate your decision, you should
                                   complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

WHAT SHOULD I DO IF I WANT TO      The subscription agent will mail rights
PARTICIPATE IN THE RIGHTS          certificates to you if you are a rights
OFFERING AND I AM A                holder whose address is outside the United
STOCKHOLDER IN A FOREIGN           States or if you have an Army Post Office or
COUNTRY OR IN THE ARMED            a Fleet Post Office address. To exercise your
SERVICES?                          rights, you must notify the subscription
                                   agent on or prior to 5:00 p.m., New York City time, on _________ 2003, and take all other steps which are necessary to exercise your rights, on or prior to that time. If you do not follow these procedures prior to the expiration of the rights offering, your rights will expire.

WHAT IF THE MARKET PRICE PER       Consult your broker. Depending on the market
SHARE OF OUR COMMON STOCK IS       price of our common stock, it most likely
LESS THAN THE SUBSCRIPTION         will be more cost effective for you to
PRICE PER SHARE WHEN I AM          purchase shares of our common stock on the
DECIDING TO EXERCISE MY            American Stock Exchange rather than exercise
SUBSCRIPTION RIGHTS?               your subscription rights.


WILL I BE CHARGED A SALES          No. We will not charge a brokerage commission
COMMISSION OR A FEE BY             or a fee to rights holders for exercising
TENGASCO IF I EXERCISE MY          their rights. However, if you exercise your
SUBSCRIPTION RIGHTS?               rights through a broker or nominee, you will
                                   be responsible for any fees charged by your broker or nominee.

WHAT IS THE BOARD OF               Our board of directors is not making any
DIRECTORS' RECOMMENDATION          recommendation as to whether you should
REGARDING THE RIGHTS               exercise your subscription rights. You are
OFFERING?                          urged to make your decision based on your own
                                   assessment of the rights offering and
                                   Tengasco.

HOW MANY SHARES MAY I              You will receive one nontransferable
PURCHASE?                          subscription right for each share of common
                                   stock that you owned on ____________, 2003, the record date. Each subscription right contains the basic subscription privilege and the over-subscription privilege. Each basic subscription privilege entitles you to purchase two shares of common stock for $___ per each share purchased. Fractional rights will be eliminated by rounding up to the next higher whole right. See "The Rights Offering
                                   - Subscription Privileges - Basic
                                   Subscription Privilege."

                                   The over-subscription privilege entitles you to subscribe for additional shares of our common stock at the same subscription price per share on a pro-rata basis to the number of shares you purchased under your basic subscription privilege, provided you fully exercise your basic subscription privilege. "Pro-rata" means in proportion to the number of shares of our common stock that you and the other rights holders electing to exercise their over-subscription privileges have purchased by exercising the basic subscription privileges on their holdings of common stock. See "The Rights Offering--Subscription Privileges--Over-Subscription Privilege."

HOW WAS THE SUBSCRIPTION           The subscription price per share was approved
PRICE ESTABLISHED?                 by our board of directors (with Mr. Salas not
                                   voting with respect to these matters) upon the recommendation of a special committee of independent directors formed for that purpose, among others. The special committee will consider a number of factors, including the historic and then current market price of the common stock, our business prospects, our recent and anticipated operating results, general conditions in the securities markets and the energy markets, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock and the level of risk to our investors. See "Background of the Rights Offering."

IS EXERCISING MY SUBSCRIPTION      Yes. The exercise of your rights involves
RIGHTS RISKY?                      risks. Exercising your rights means buying
                                   additional shares of our common stock and should be considered as carefully as you would consider any other equity investment.
                                   Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 14.

MAY I TRANSFER MY RIGHTS IF I      No. Should you choose not to exercise your
DO NOT WANT TO PURCHASE ANY        rights, you may not sell, give away or
SHARES?                            otherwise transfer your rights. However,
                                   rights will be transferable to certain
                                   affiliates of the recipient and by operation of law - for example, upon death of the recipient.

AM I REQUIRED TO SUBSCRIBE IN      No.
THE RIGHTS OFFERING?


HOW MANY SHARES WILL BE            Assuming the rights offering is fully
OUTSTANDING AFTER THE RIGHTS       subscribed, the number of shares of common
OFFERING?                          stock that will be outstanding immediately
                                   after the rights offering will be
                                   approximately 36 million shares, subject to any increase(s) that may occur after the date of this prospectus as a result of the exercise, conversion or exchange of outstanding stock options, convertible securities or exchangeable securities.

WHAT HAPPENS IF THE RIGHTS         Any rights not exercised after giving effect
OFFERING IS NOT FULLY              to the over-subscription privilege will
SUBSCRIBED AFTER GIVING            expire.
EFFECT TO THE
OVER-SUBSCRIPTION PRIVILEGE?

HOW WILL THE RIGHTS OFFERING       The members of our board of directors and
AFFECT OUR BOARD'S OWNERSHIP       their affiliates are deemed to beneficially
OF OUR COMMON STOCK?               own 4,574,265 shares of our common stock,
                                   representing approximately 38% of our
                                   outstanding common stock. Dolphin is deemed to beneficially own 2,441,019 shares of our common stock, representing approximately
                                   20.1% of our outstanding common stock. See
                                   "Principal Stockholders."

                                   If no rights holders other than Dolphin
                                   exercise their rights in the rights offering, the members of our board of directors collectively, on the one hand, and Dolphin, on the other hand, will, as a result of Dolphin's subscription for and purchase of all unsubscribed shares, be deemed to beneficially own approximately 28,505,655 and 26,541,013 shares, respectively, representing the beneficial ownership of 77.4% and 72.8%, respectively, of our outstanding common stock. If all rights holders exercise their basic subscription privileges in full, then the members of our board of directors collectively, on the one hand, and Dolphin, on the other hand, will continue to beneficially own 37.6% and 20.1%, respectively, of our common stock. See "Principal Stockholders."

AFTER I EXERCISE MY RIGHTS,        No. Once you send in your subscription
CAN I CHANGE MY MIND AND           certificate and payment you cannot revoke the
CANCEL MY PURCHASE?                exercise of your rights, even if you later
                                   learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $___ per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $_____ per share. See "The Rights
                                   Offering - No Revocation."

WHAT ARE THE FEDERAL INCOME        A holder of common stock will not recognize
TAX CONSEQUENCES OF                income or loss for federal income tax
EXERCISING MY SUBSCRIPTION         purposes in connection with the receipt or
RIGHTS AS A HOLDER OF COMMON       exercise of subscription rights in the rights
STOCK?                             offering. See "United States Federal Income
                                   Tax Consequences" on page 70.

WHEN WILL I RECEIVE MY NEW         If you purchase shares of common stock
SHARES?                            through this rights offering, you will
                                   receive certificates representing those
                                   shares as soon as practicable after the
                                   expiration of the rights offering. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your basic or over-subscription privilege in order to comply with state securities laws.

WILL THE NEW SHARES BE             Yes. Our common stock is traded on the
INITIALLY LISTED ON THE            American Stock Exchange under the symbol
AMERICAN STOCK EXCHANGE AND        "TGC." On October 13, 2003, the last reported
TREATED LIKE OTHER SHARES?         sales price of our common stock on the AMEX
                                   was $0.94 per share.

IF THE RIGHTS OFFERING IS NOT      Yes. The subscription agent will hold all
COMPLETED, WILL MY                 funds it receives in escrow until completion
SUBSCRIPTION PAYMENT BE            of the rights offering. If the right offering
REFUNDED TO ME?                    is not completed, the subscription agent will
                                   return promptly, without interest, all
                                   subscription payments.

WHAT SHOULD I DO IF I HAVE         If you have questions or need assistance,
OTHER QUESTIONS?                   please contact Mellon Investor Services LLC,
                                   the subscription agent, at: (800) 370-1163.
                                   Banks and brokerage firms please call (   )
                                   _____-_____. For a more complete description of the rights offering, see "The Rights
                                   Offering" beginning on page 57.

AMERICAN STOCK EXCHANGE            TGC
TRADING SYMBOL:

SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and notes thereto, and other financial information included elsewhere in this prospectus. Our consolidated statement of loss data set forth below for the years ended December 31, 2002 and 2001 and 2000 and the consolidated balance sheet data as of December 31, 2002 and 2001 have been derived from our audited consolidated financial statements which are included elsewhere in this prospectus. The consolidated statement of loss data set forth below for the years ended December 31, 1999 and 1998 and the consolidated balance sheet data as of December 31, 2000, 1999 and 1998 have been derived from our audited consolidated financial statements that are not included in this prospectus. The balance sheet data and the statement of loss data as of and for the six months ended June 30, 2003 and 2002 have been derived from our unaudited financial statements, included elsewhere in this prospectus, which we believe have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of the summary financial data shown.

                                                  Year Ended December 31, (1)                             Six Months Ended June 30,
                              -----------------------------------------------------------------------    --------------------------
                                  2002           2001           2000           1999           1998          2003           2002
                              -----------    -----------    -----------    -----------    -----------    -----------    -----------
                                                                                                                 (unaudited)
LOSS STATEMENT DATA
Oil and Gas Revenues          $ 5,437,723    $ 6,656,758    $ 5,241,076    $ 3,017,252    $ 2,078,101    $ 3,360,763    $ 2,408,917
Production Costs and Taxes    $ 3,094,731    $ 2,951,746    $ 2,614,414    $ 2,564,932    $ 1,943,944    $ 1,627,879    $ 1,269,304
Depreciation, Depletion and
   Amortization               $ 2,413,597    $ 1,849,963    $   371,249    $   283,907    $   290,030    $ 1,259,138    $   974,696
General and Administrative    $ 1,868,141    $ 2,957,871    $ 2,602,311    $ 1,961,348    $ 1,372,132    $   810,495    $ 1,126,109
Interest Expense              $   578,039    $   850,965    $   415,376    $   417,497    $   574,906    $   294,098    $   301,664
Net Loss Before Cumulative
  Effect of a Change in
  Accounting Principle        $(3,154,555)   $(2,262,787)   $(1,541,884)   $(2,671,923)   $(3,083,638)   $  (986,738)   $(1,726,065)
Cumulative Effect of a
   Change in Accounting
   Principle                         --             --             --             --             --      $  (351,204)          --
Net Loss Attributable to
   Common Stockholders        $(3,661,334)   $(2,653,970)   $(1,799,441)   $(2,791,270)   $(3,083,638)   $(1,606,331)   $(1,964,465)
Earnings Per Share Data:
Net Loss Before Cumulative
  Effect of a Change in
  Accounting Principle Per
  Share                       $     (0.33)   $     (0.26)   $     (0.19)   $     (0.33)   $     (0.42)   $     (0.09)   $     (0.18)
Cumulative Effect of a
   Change in Accounting
   Principle Per Share               --             --             --             --             --      $     (0.03)          --
Net Loss Attributable to
  Common Stockholders Per
  Share                       $     (0.33)   $     (0.26)   $     (0.19)   $     (0.33)   $     (0.42)   $     (0.14)   $     (0.18)

                                                    As of December 31, (2) (3)                                  Six Months
                               ----------------------------------------------------------------------------       Ended
                                   2002            2001            2000            1999            1998        June 30, 2003
                                                                                                                (unaudited)
BALANCE SHEET DATA.
Working Capital Deficit        $ (7,998,835)   $ (6,326,204)   $   (708,317)   $ (1,406,263)   $ (1,929,215)   $ (9,194,357)
Oil and Gas Properties, Net    $ 13,864,321    $ 13,269,930    $  9,790,047    $  8,444,036    $  7,747,655    $ 13,422,702
Pipeline Facilities, Net       $ 15,372,843    $ 15,039,762    $ 11,047,038    $  4,212,842    $  4,019,209    $ 15,439,812
Total Assets                   $ 32,584,391    $ 32,128,245    $ 25,224,724    $ 15,182,712    $ 13,525,777    $ 32,178,382
Debt                           $  9,867,454    $ 10,302,588    $  9,217,085    $  4,894,378    $  4,693,865    $ 10,089,210
Asset Retirement Obligations           --              --              --              --              --      $    648,079
Mandatorily Redeemable         $  6,762,218    $  5,459,050    $  3,938,900    $  1,988,900    $    800,000    $  6,870,694
Preferred Stock
Stockholders Equity            $ 14,210,623    $ 14,991,847    $ 10,864,202    $  7,453,930    $  7,245,090    $ 13,090,438

(1) All references in this table to common stock and per share data have been retroactively adjusted to reflect the 5% stock dividend declared by the Company effective as of September 4, 2001.

(2) With respect to the pipeline facilities, during the years ended December 31, 2000, 1999, and 1998, this information included portions which were under construction.

(3) No cash dividends have been declared or paid by the Company for the periods presented.

                                  RISK FACTORS

     This offering and an investment in the shares of our common stock involve a high degree of risk. You should carefully consider the following factors and other information presented or incorporated by reference in this prospectus before deciding to invest in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also impair our operations and business. If we do not successfully address any one or more of the risks described below, there could be a material adverse effect on our financial condition, operating results and business. We cannot assure you that we will successfully address these risks.

RISKS RELATED TO OUR BUSINESS

     GOING CONCERN QUALIFICATION; SIGNIFICANT CAPITAL REQUIREMENTS; NEED FOR ADDITIONAL FINANCING.

     We must make substantial capital expenditures for the acquisition, exploration and development of oil and gas reserves. Historically, we have paid for these expenditures with cash from operating activities, proceeds from debt and equity financings and asset sales. Our ability to re-work existing wells and complete our drilling program in the Swan Creek Field is dependent upon our ability to fund these expenditures. Although we anticipated that by this time we would be able to fund the completion of our drilling program in the Swan Creek Field from revenues from the sales of gas, we are unable to do so. Further, the availability under our credit facility with Bank One has been revoked by Bank One. As a result of Bank One's revocation of the credit facility and the corresponding demand for repayment, combined with the fact that we are still in the early stages of our oil and gas operating history, during which time we have a history of losses from operations and have an accumulated deficit of $(29,491,533) and a working capital deficit of $(9,194,357) as of June 30, 2003, our independent certified public accountants have indicated in their report on our Consolidated Financial Statements for the year ended December 31, 2002, that these circumstances raise substantial doubt about our ability to continue as a going concern, which depends upon our ability to obtain long-term debt or raise capital to satisfy our cash flow requirements. At the present time and until we are able to increase our production and sales of gas, we must obtain the necessary funds to complete our drilling program from other sources such as this offering as well as other equity investments, bank loans or joint ventures with other companies, as to which there can be no assurances. In addition, our revenues or cash flows could decline in the future because of lower oil and gas prices or for other reasons. If our revenues or cash flows decrease and we are unable to procure additional financing, this would require us to reduce production over time, which would adversely impact our ability to continue in business. Where we are not the majority owner or operator of an oil and gas project, we may have no control over the timing or amount of capital expenditures required with the particular project. If we cannot fund our capital expenditures in such projects, our interests in such projects may be reduced or forfeited. In addition to the foregoing operational cash requirements, we have a significant amount of loans and other obligations either currently due or maturing by January 4, 2004. These loans, excluding our obligations to Bank One, and other obligations include interest-bearing loans in excess of $4 million, of which approximately $2 million is owed to Dolphin, past due accounts payable in excess of $800,000, interest payments in excess of $300,000, and preferred dividends in arrears in excess of $600,000. If we are unable to procure additional funding in addition to the net proceeds of this offering, then we may not be able to continue as a going concern. There can be no assurance that the proceeds of this offering will be sufficient to pay all of our loans and obligations currently due or maturing as described above or that we will be able to obtain any additional funding required as described above.

     VOLATILE OIL AND GAS PRICES CAN MATERIALLY AFFECT US.

     Our future financial condition and results of operations will depend upon the prices obtainable for our oil and natural gas production and the costs of finding, acquiring. developing and producing reserves. Prices for oil and natural gas are subject to fluctuations in response to relatively minor changes in supply, market uncertainty and a variety of additional factors that are beyond our control. These factors include worldwide political instability (especially in the Middle East and other oil-producing regions), the foreign supply of oil and gas, the price of foreign imports, the level of drilling activity, the level of consumer product demand, government regulations and taxes, the price and availability of alternative fuels and the overall economic environment. A substantial or extended decline in oil and gas prices would have a material adverse effect on our financial position, results of operations, quantities of oil and gas that may be economically produced, and access to capital. Oil and natural gas prices have historically been and are likely to continue to be volatile. This volatility makes it difficult to estimate with precision the value of producing properties in acquisitions and to budget and project the return on exploration and development projects involving our oil and gas properties. In addition, unusually volatile prices often disrupt the market for oil and gas properties, as buyers and sellers have more difficulty agreeing on the purchase price of properties.

     UNCERTAINTY IN CALCULATING RESERVES; RATES OF PRODUCTION; DEVELOPMENT EXPENDITURES; CASH FLOWS.

     There are numerous uncertainties inherent in estimating quantities of oil and natural gas reserves of any category and in projecting future rates of production and timing of development expenditures, which underlie the reserve estimates, including many factors beyond our control. Reserve data represent only estimates. In addition, the estimates of future net cash flows from our proved reserves and their present value are based upon various assumptions about future production levels, prices and costs that may prove to be incorrect over time. Any significant variance from the assumptions could result in the actual quantity of our reserves and future net cash flows from being materially different from the estimates. In addition, our estimated reserves may be subject to downward or upward revision based upon production history, results of future exploration and development, prevailing oil and gas prices, operating and development costs and other factors.

     OIL AND GAS OPERATIONS INVOLVE SUBSTANTIAL COSTS AND ARE SUBJECT TO VARIOUS ECONOMIC RISKS.

     Our oil and gas operations are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire producing properties and to drill exploratory wells. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful. This could result in a total loss of our investment. In addition, the cost and timing of drilling, completing and operating wells is often uncertain.

     COSTS INCURRED TO CONFORM TO GOVERNMENT REGULATION OF THE OIL AND GAS INDUSTRY.

     Our exploration, production and marketing operations are regulated extensively at the federal, state and local levels. We have made and will continue to make large expenditures in our efforts to comply with the requirements of environmental and other regulations. Further, the oil and gas regulatory environment could change in ways that might substantially increase these costs. Hydrocarbon-producing states regulate conservation practices and the protection of correlative rights. These regulations affect our operations and limit the quantity of hydrocarbons we may produce and sell. In addition, at the federal level, the Federal Energy Regulatory Commission regulates interstate transportation of natural gas under the Natural Gas Act. Other regulated matters include marketing, pricing, transportation and valuation of royalty payments.

     COSTS INCURRED RELATED TO ENVIRONMENTAL MATTERS.

     Our operations are subject to numerous and frequently changing laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. We own or lease, and have in the past owned or leased, properties that have been used for the exploration and production of oil and gas and these properties and the wastes disposed on these properties may be subject to the Comprehensive Environmental Response, Compensation and Liability Act, the Oil Pollution Act of 1990, the resource Conservation and Recovery Act, the Federal Water Pollution Control Act and analogous state laws. Under such laws, we could be required to remove or remediate previously released wastes or property contamination.

     Laws and regulations protecting the environment have generally become more stringent and, may in some cases, impose "strict liability" for environmental damage. Strict liability means that we may be held liable for damage without regard to whether we were negligent or otherwise at fault. Environmental laws and regulations may expose us to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed. Failure to comply with these laws and regulations may result in the imposition of administrative, civil and criminal penalties.

     While we believe that our operations are in substantial compliance with existing requirements of governmental bodies, our ability to conduct continued operations is subject to satisfying applicable regulatory and permitting controls. Our current permits and authorizations and ability to get future permits and authorizations may be susceptible, on a going forward basis, to increased scrutiny, greater complexity resulting in increased costs or delays in receiving appropriate authorizations.

     INSURANCE DOES NOT COVER ALL RISKS.

     Exploration for and production of oil and natural gas can be hazardous, involving unforeseen occurrences such as blowouts, cratering, fires and loss of well control, which can result in damage to or destruction of wells or production facilities, injury to persons, loss of life, or damage to property or the environment. We maintain insurance against certain losses or liabilities arising from our operations in accordance with customary industry practices and in amounts that management believes to be prudent; however, insurance is not available to us against all operational risks.

     HEDGING MAY PREVENT US FROM FULLY BENEFITING FROM PRICE INCREASES.

     We do not presently have any hedging agreements or plans to enter into any hedging activities. However, to the extent that we do enter into such agreements or undertake such activities, we may be prevented from realizing the benefit of price increases above the levels of the hedges. In addition, we are subject to basis risk when we engage in hedging transactions, particularly where transportation constraints restrict our ability to deliver oil and gas volumes at the delivery point to which the hedging transaction is indexed.

     GENERAL ECONOMIC CONDITIONS.

     Virtually all of our operations are subject to the risks and uncertainties of adverse changes in general economic conditions, the outcome of pending and/or potential legal or regulatory proceedings, changes in environmental, tax, labor and other laws and regulations to which we are subject, and the condition of the capital markets utilized

     COMPETITION.

     Our business is highly competitive. In seeking any other suitable oil and gas properties for acquisition, or drilling rig operators and related personnel and equipment, we will be competing with a number of other companies, including large oil and gas companies and other independent operators with substantially greater financial and technical resources and longer history and experience in property acquisition and operation.

     DEPENDENCE ON KEY PERSONNEL.

     Members of present management and certain company employees have substantial expertise in the areas of endeavor presently conducted and to be engaged in by us. To the extent that their services become unavailable, we will be required to retain other qualified personnel. There can be no assurance that we will be able to recruit and hire qualified persons upon acceptable terms.

RISKS RELATING TO THIS RIGHTS OFFERING

     THE SUBSCRIPTION PRICE DETERMINED FOR THIS OFFERING IS NOT AN INDICATION OF OUR VALUE OR THE VALUE OF OUR COMMON STOCK.

     The subscription price for this rights offering is $___ for each share purchased. The subscription price was determined by a special committee of our Board of Directors formed for that purpose, among others, and recommended to our full Board of Directors and does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of our value. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

     IF YOU EXERCISE YOUR RIGHTS, YOU MAY LOSE MONEY IF THERE IS A DECLINE IN THE TRADING PRICE OF OUR SHARES OF COMMON STOCK.

     The trading price of our common stock in the future may decline below the subscription price. We cannot assure you that the subscription price will remain below any future trading price for the shares of our common stock. Future prices of the shares of our common stock may adjust positively or negatively depending on various factors including our future revenues and earnings, changes in earnings estimates by analysts, our ability to meet analysts' earnings estimates, speculation in the trade or business press about our operations, and overall conditions affecting our businesses, economic trends and the securities markets.

     YOU MAY NOT REVOKE THE EXERCISE OF YOUR RIGHTS EVEN IF THERE IS A DECLINE IN OUR COMMON STOCK PRICE PRIOR TO THE EXPIRATION DATE OF THE SUBSCRIPTION PERIOD.

     Even if our common stock price declines below the subscription price for the common stock, resulting in a loss on your investment upon the exercise of rights to acquire shares of our common stock, you may not revoke or change your exercise of rights after you send in your subscription forms and payment.

     YOU MAY NOT REVOKE THE EXERCISE OF YOUR RIGHTS EVEN IF WE DECIDE TO EXTEND THE EXPIRATION DATE OF THE SUBSCRIPTION PERIOD.

     We may, in our discretion, extend the expiration date of the subscription period to a date no later than ________, 2003. During any potential extension of time, our common stock price may decline below the subscription price and result in a loss on your investment upon the exercise of rights to acquire shares of our common stock. If the expiration date is extended after you send in your subscription forms and payment, you still may not revoke or change your exercise of rights.

     YOU WILL NOT RECEIVE INTEREST ON SUBSCRIPTION FUNDS RETURNED TO YOU.

     If we cancel the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.

     BECAUSE WE MAY TERMINATE THE OFFERING, YOUR PARTICIPATION IN THE OFFERING IS NOT ASSURED.

     Once you exercise your subscription rights, you may not revoke the exercise for any reason unless we amend the offering. If we decide to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any subscription payments, without interest.

     YOU NEED TO ACT PROMPTLY AND FOLLOW SUBSCRIPTION INSTRUCTIONS.

     Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on______, 2003, the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes to you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

     OUR ABILITY TO USE OUR NET OPERATING LOSS CARRYFORWARDS MAY BE SUBSTANTIALLY REDUCED AS A RESULT OF THIS OFFERING.

     Section 382 of the Internal Revenue Code of 1986 imposes a limitation on a corporation's use of net operating loss ("NOL") carryforwards if the corporation has undergone an "ownership change." Depending on a number of circumstances, including the extent to which the rights offered hereby are exercised out of proportion to existing common stock ownership, this offering may create an ownership change in us for purposes of Section 382 and therefore substantially reduce the amount of NOL carryforwards that we may use in future years to offset our taxable income. At December 31, 2002, we had federal tax NOL carryforwards of $7,139,000. However, because we previously have taken a full valuation reserve for our deferred tax assets on our financial statements, an ownership change would not have an immediate impact on our reported earnings for financial accounting purposes.

                                 USE OF PROCEEDS

     Assuming that stockholders exercise subscription rights for all of the common stock that we are offering, we will receive gross proceeds of approximately $___ million. Dolphin and its affiliates, subject to the pricing of the rights offering, may agree that it will exercise its basic subscription and over-subscription privileges in full. In that event, we would expect to receive proceeds of at least $___ million from the rights offering, before any purchases by any other rights holders. See "The Rights Offering - Proposed Commitment Agreement." We will pay estimated expenses of approximately $150,000 in connection with the rights offering. We intend to use the net proceeds from this offering initially to pay non-bank indebtedness, including to Dolphin in the aggregate amount of up to $_____ million, and to apply the balance of such proceeds, if any, to repay bank indebtedness to some extent and/or for working capital purposes, including the drilling of additional wells. There can be no assurance that the net proceeds of this offering will provide sufficient working capital to us for any minimum period of time. See "Risk Factors - Going Concern Qualification; Significant Capital Requirements; Need for Additional Financing."

                           PRICE RANGE OF COMMON STOCK

     Our common stock is listed on the American Stock Exchange under the symbol "TGC." The following table sets forth the high and low closing sales prices per share of our common stock for the periods indicated. The prices for the first three quarters of 2001 have been retroactively adjusted by a 5% reduction to take into account the 5% stock dividend declared by us payable on October 1, 2001 to all stockholders of record as of September 4, 2001.

                                                                  HIGH     LOW
                                                                  ----     ---

Year Ending December 31, 2003

         First Quarter........................................    $2.00   $1.00

         Second Quarter.......................................     1.23    0.36

         Third Quarter........................................     1.28    0.65

         Fourth Quarter (through October 13, 2003)............     0.94    0.77

Year Ended December 31, 2002

         First Quarter........................................     8.19    5.80

         Second Quarter.......................................     6.49    2.71

         Third Quarter........................................     3.45    2.20

         Fourth Quarter.......................................     2.90    1.05

Year Ended December 31, 2001

         First Quarter........................................    14.20    9.69

         Second Quarter.......................................    15.01   11.16

         Third Quarter........................................    13.69    7.60

         Fourth Quarter.......................................    10.54    7.39

                                 CAPITALIZATION

     The following table sets forth our summary capitalization as of June 30, 2003, and our summary capitalization as of June 30, 2003 as adjusted to reflect the sale of__ shares of our common stock (the maximum number of shares offered) in this rights offering at an offering price of $___ per share and the application of the estimated net proceeds therefrom, after deducting estimated offering expenses of $150,000.

                                                                                      June 30, 2003
                                                                              ----------------------------
                                                                                                   As
                                                                                Actual          Adjusted
                                                                              ------------    ------------
Total Debt:
     Long-term debt, less current maturities ..............................   $    614,181    $    614,181
                                                                              ------------    ------------

Mandatorily Redeemable Preferred Stock:
     Cumulative convertible redeemable preferred; redemption value
     $7,072,000; 70,720 shares outstanding ................................      6,870,694       6,870,694
                                                                              ------------    ------------
Stockholders Equity:
     Common Stock, $0.001 par value, 50,000,000 shares authorized .........         12,019
     Additional paid-in capital ...........................................     42,831,339
     Treasury stock, at cost ..............................................       (145,887)       (145,887)
     Accumulated other comprehensive loss .................................       (115,500)       (115,500)
     Accumulated deficit ..................................................    (29,491,533)    (29,491,533)
                                                                              ------------    ------------
              Total stockholders' equity ..................................     13,090,438
                                                                              ------------    ------------

Total capitalization ......................................................   $ 20,575,313    $
                                                                              ============    ============

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and notes thereto, and other financial information included elsewhere in this prospectus. Our consolidated statement of loss data set forth below for the years ended December 31, 2002, 2001 and 2000 and the consolidated balance sheet data as of December 31, 2002 and 2001 have been derived from our audited consolidated financial statements which are included elsewhere in this prospectus. The consolidated statement of loss data set forth below for the years ended December 31, 1999 and 1998 and the consolidated balance sheet data as of December 31, 2000, 1999, and 1998 have been derived from our audited consolidated financial statements that are not included in this prospectus. The balance sheet data and the statement of loss data as of and for the six months ended June 30, 2003 and 2002 have been derived from our unaudited financial statements included elsewhere in this prospectus, which we believe have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of the selected financial data shown.

                                                 Year Ended December 31, (1)                              Six Months Ended June 30,
                              -----------------------------------------------------------------------    --------------------------
                                 2002            2001           2000          1999            1998          2003            2002
                                                                                                                (unaudited)
LOSS STATEMENT DATA
Oil and Gas Revenues          $ 5,437,723    $ 6,656,758    $ 5,241,076    $ 3,017,252    $ 2,078,101    $ 3,360,763    $ 2,408,917
Production Costs and Taxes    $ 3,094,731    $ 2,951,746    $ 2,614,414    $ 2,564,932    $ 1,943,944    $ 1,627,879    $ 1,269,304
Depreciation, Depletion and
   Amortization               $ 2,413,597    $ 1,849,963    $   371,249    $   283,907    $   290,030    $ 1,259,138    $   974,696
General and Administrative    $ 1,868,141    $ 2,957,871    $ 2,602,311    $ 1,961,348    $ 1,372,132    $   810,495    $ 1,126,109
Interest Expense              $   578,039    $   850,965    $   415,376    $   417,497    $   574,906    $   294,098    $   301,664
Net Loss Before
  Cumulative Effect of a
  Change in Accounting
  Principle                   $(3,154,555)   $(2,262,787)   $(1,541,884)   $(2,671,923)   $(3,083,638)   $  (986,738)   $(1,726,065)
Cumulative Effect of a
   Change in Accounting
   Principle                         --             --             --             --             --      $  (351,204)          --
Net Loss Attributable to
   Common Stockholders        $(3,661,334)   $(2,653,970)   $(1,799,441)   $(2,791,270)   $(3,083,638)   $(1,606,331)   $(1,964,465)
Earnings Per Share Data:
Net Loss Before
  Cumulative Effect of a
  Change in Accounting
  Principle
  Per Share                   $     (0.33)   $     (0.26)   $     (0.19)   $     (0.33)   $     (0.42)   $     (0.09)   $     (0.18)
Cumulative Effect of a
   Change in Accounting
   Principle Per Share               --             --             --             --             --      $     (0.03)          --

Net Loss Attributable to
  Common Stockholders Per
  Share                       $     (0.33)   $     (0.26)   $     (0.19)   $     (0.33)   $     (0.42)   $     (0.14)   $     (0.18)


                                                    As of December 31, (2) (3)                                 Six Months
                               ----------------------------------------------------------------------------       Ended
                                   2002             2001           2000            1999            1998       June 30, 2003
                                                                                                               (unaudited)
BALANCE SHEET DATA
Working Capital Deficit        $ (7,998,835)   $ (6,326,204)   $   (708,317)   $ (1,406,263)   $ (1,929,215)   $ (9,194,357)
Oil and Gas Properties, Net    $ 13,864,321    $ 13,269,930    $  9,790,047    $  8,444,036    $  7,747,655    $ 13,422,702
Pipeline Facilities, Net       $ 15,372,843    $ 15,039,762    $ 11,047,038    $  4,212,842    $  4,019,209    $ 15,439,812
Total Assets                   $ 32,584,391    $ 32,128,245    $ 25,224,724    $ 15,182,712    $ 13,525,777    $ 32,178,382
Debt                           $  9,867,454    $ 10,302,588    $  9,217,085    $  4,894,378    $  4,693,865    $ 10,089,210
Asset Retirement Obligations           --              --              --              --              --      $    648,079
Mandatorily Redeemable
Preferred Stock                $  6,762,218    $  5,459,050    $  3,938,900    $  1,988,900    $    800,000    $  6,870,694
Stockholders Equity            $ 14,210,623    $ 14,991,847    $ 10,864,202    $  7,453,930    $  7,245,090    $ 13,090,438


(1) All references in this table to common stock and per share data have been retroactively adjusted to reflect the 5% stock dividend declared by the Company effective as of September 4, 2001.

(2) With respect to the pipeline facilities, during the years ended December 31, 2000, 1999, and 1998, this included portions which were under construction.

(3) No cash dividends have been declared or paid by the Company for the periods presented.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This section should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus. Comments on the results of operations and financial condition below refer to our continuing operations.

OVERVIEW

     We are in the business of exploring for, producing and transporting oil and natural gas in Tennessee and Kansas. We lease producing and non-producing properties with a view toward exploration and development. Emphasis is also placed on pipeline and other infrastructure facilities to provide transportation services. We utilize seismic technology to maximize the recovery of reserves.

     Our activities in the oil and gas business commenced in May 1995 with the acquisition of oil and gas leases in Hancock, Claiborne, Knox, Jefferson and Union counties in Tennessee. Our current lease position in these areas in Tennessee is approximately 41,088 acres. In addition, in 1997, we acquired approximately 32,000 acres of leases in the vicinity of Hays, Kansas.

     To date, we have drilled primarily on a portion of our Tennessee leases known as the Swan Creek Field in Hancock County focused within what is known as the Knox formation, one of the geologic formations in that field. During the first six months of 2003, we produced an average of approximately 1.2 MMcf of natural gas per day and approximately 2,345 barrels of oil per month from 23 producing gas wells and six producing oil wells in the Swan Creek Field. We also operate wells in the State of Kansas. During the first six months of 2003, we produced an average of approximately .13 MMcf of natural gas per day and 10,900 barrels of oil per month from 59 producing gas wells and 129 producing oil wells in Kansas.

     We must make substantial capital expenditures for the acquisition, exploration and development of oil and gas reserves. Historically, we have paid for these expenditures with cash from operating activities, proceeds from debt and equity financings and asset sales. Our ability to re-work existing wells and complete our drilling program in the Swan Creek Field is dependent upon our ability to fund these expenditures. Although we anticipated that by this time we would be able to fund the completion of our drilling program in the Swan Creek Field from revenues from the sales of gas, we are unable to do so. Further, our credit facility with Bank One has been revoked by Bank One. As a result of Bank One's revocation of the credit facility and the corresponding demand for payment, combined with the fact that we are still in the early stages of our oil and gas operating history, during which time we have a history of losses from operations and have an accumulated deficit of $(29,491,533) and a working capital deficit of $(9,194,357) as of June 30, 2003, our independent certified public accountants have indicated in their report on our Consolidated Financial Statements for the year ended December 31, 2002, that these circumstances raise substantial doubt about our ability to continue as a going concern, which depends upon our ability to obtain long-term debt or raise capital to satisfy our cash flow requirements. At the present time and until we are able to increase our production and sales of gas and to resolve our dispute with Bank One, we must obtain the necessary funds to proceed with our drilling program from other sources such as equity investment, bank loan or a joint venture with other companies, as to which there can be no assurances. Although we intend to apply the net proceeds from this offering initially to repay non-bank indebtedness and to apply the balance of such proceeds, if any, to repay in part bank indebtedness and/or other working capital purposes, including the drilling of additional wells, there can be no assurances that such net proceeds will be sufficient for such purposes or that we will be able to resolve the financial difficulties currently preventing us from drilling additional wells and increasing production volumes of natural gas from the Swan Creek Field. In addition, our revenues or cash flows could be reduced because of lower oil and gas prices or for some other reason. There can be no assurances that we will be able to obtain additional funding. Further, in certain projects where we are not the majority owner or operator and we may have no control over the timing or amount of capital expenditures associated with those projects. If we cannot fund such capital expenditures, our interests in those projects would likely be reduced or forfeited. In addition to the foregoing operational cash requirements, we have a significant amount of loans and other obligations either currently due or maturing by January 4, 2004. These loans, excluding our obligations to Bank One, and other obligations include interest-bearing loans in excess of $4 million principal amount, approximately $2 million of which is owed to Dolphin, past due accounts payable in excess of $800,000, interest payments in excess of $300,000, and preferred dividends in arrears in excess of $600,000, as well as the negative operating cash flow referred to above in excess of $500,000. If we are unable to procure additional funding in addition to the act proceeds of this offering, then we may not be able to continue as a going concern. There can be no assurance that the proceeds of this offering will be sufficient to pay all of our loans and obligations currently due or maturing as described above or that we will be able to obtain any additional funding required as described above.

     A reporting issue has arisen regarding the application of certain provisions of SFAS No. 141 and SFAS No. 142 to companies in the extractive industries, including oil and gas companies. The issue is whether SFAS No. 142 requires registrants to classify the costs of mineral rights held under lease or other contractual arrangement associated with extracting oil and gas as intangible assets in the balance sheet, apart from other capitalized oil and gas property costs, and provide specific footnote disclosures. Historically, we have included the costs of such mineral rights associated with extracting oil and gas as a component of oil and gas properties. If it is ultimately determined that SFAS No. 142 requires oil and gas companies to classify costs of mineral rights held under lease or other contractual arrangement associated with extracting oil and gas as a separate intangible assets line item on the balance sheet, we would be required to reclassify approximately $421,000 at June 30, 2003 and $346,000 at December 31, 2002, respectively, out of oil and gas properties and into a separate intangible assets line item. Our cash flows and results of operations would not be affected since such intangible assets would continue to be depleted and assessed for impairment in accordance with full cost accounting rules. Further, we do not believe the classification of the costs of mineral rights associated with extracting oil and gas as intangible assets would have any impact on compliance with covenants under our debt agreements.

RESULTS OF OPERATIONS

     SIX MONTHS ENDED JUNE 30, 2003 AND 2002

     Kansas During the first six months of 2003, we produced and sold 65,457 barrels of oil and 129,995 Mcf of natural gas from our Kansas Properties, which are comprised of 149 producing oil wells and 59 producing gas wells. The first six months production of 65,457 barrels of oil compares to 72,124 barrels produced in the first six months of 2002. The first six months production of 129,995 Mcf of gas compares to 146,783 Mcf produced in the first six months of 2002. In summary, the first six months production reflected expected continued relatively stable production levels from the Kansas Properties, which have been in production for many years. The decrease in production reflects a normal decline curve for the Kansas properties. The revenues from the Kansas properties were $2,049,781 in the first six months of 2003 as compared to $1,559,361 for the first six months of 2002. The increase in revenues is due to a significant increase in the price of oil and gas during the period.

     Tennessee During the first six months of 2003, we produced gas from 23 wells in the Swan Creek Field, which gas was sold to our two industrial customers in Kingsport, Tennessee, BAE SYSTEMS Ordnance Systems Inc. as operator of the Holston Army Ammunition Plant, or BAE, and Eastman Chemical Company. Natural gas production from the Swan Creek Field for the first six months of 2003 was an average of 1.150 million cubic feet per day during that period as compared to 2.270 million cubic feet per day during the first six months of 2002. The first six months production reflected expected natural decline in production from the existing Swan Creek gas wells, which were first brought into production in mid-2001 upon completion of our pipeline. Although this decline is normal, the reduced production volume was not replaced as we had expected by additional drilling. In order for overall field production to remain steady or grow, new wells must be brought online. We expect that any of the new wells we drill would also experience the same harmonic (i.e. a relatively steep initial decline curve followed by longer periods of relatively flat or stable production) decline like other natural wells in formations similar to the Knox formation, so continuous drilling is vital to maintaining or increasing initial levels of production. We have not drilled any new wells to date in 2003. We anticipate, although there can be no assurance, that the natural decline of production from existing wells is now predictable in Swan Creek, that the total volume of our reserves remain largely intact, and that these reserves could be extracted through existing wells and also by steady additional drilling brought on by reliable financial arrangements to fund drilling. The decrease in our pipeline transportation revenues is directly related to the decrease in our gas production volumes.

     We recognized $3,360,763 in oil and gas revenues from our Kansas Properties and the Swan Creek Field during the first six months of 2003 compared to $2,408,917 in the first six months of 2002. The increase in revenues was due to a significant increase in price from oil and gas sales. Oil prices averaged $28.90 per barrel in 2003 as compared to $21.54 during the comparable period in 2002. Gas prices averaged $5.71 per Mcf in 2003 as compared to $2.80 during the comparable period in 2002. The Swan Creek Field produced 207,056 Mcf and 408,593 Mcf in the first six months of 2003 and 2002, respectively. This decrease was due to the declines in production, which could not be offset due to the lack of funds to continue drilling new wells.

     We realized a net loss attributable to common stockholders of $1,606,331 (($0.14) per share of common stock) during the first six months of 2003 compared to a net loss in the first six months of 2002 attributable to common stockholders of $1,964,465 (($0.18) per share of common stock). A non-cash charge of $351,204 was recognized as a cumulative effect of a change in accounting principle during the first quarter of 2003 relating to the implementation of SFAS 143. See "--Recent Accounting Pronouncements" and the Notes to the Consolidated Financial Statements contained elsewhere in this Prospectus.

     Production costs and taxes in the first six months of 2003 of $1,627,079 were consistent with production costs and taxes of $1,269,304 in the first six months of 2002. The difference of $358,575 was due to a reclassification of insurance cost relating to field activities of $176,258 from general and administrative to production costs. Part of the increase in production costs in 2003 was due to the fact that our field personnel cost was capitalized as we were drilling new wells in 2002, as compared to 2003 when all employees were working to maintain production. Field salaries in Swan Creek was $152,217 in the first six months of 2003.

     Depreciation, Depletion, and Amortization expense for the first six months of 2003 was $1,259,138 compared to $974,696 in the first six months of 2002. The December 31, 2002, Ryder Scott Company, L.P. reserve reports were used as a basis for the 2003 estimate. We review our depletion analysis and industry oil and gas prices on a quarterly basis to ensure that the depletion estimate is reasonable. The depletion taken in the first six months of 2003 was $700,000 as compared to $500,000 in the first six months of 2002. We also amortized $104,422 of loan fees relating to the Bank One loan and convertible notes in the first six months of 2003 as compared to $86,360 in the same period of 2002.

     During the first six months of 2003, we reduced our general and administrative costs significantly by $315,614 from those of the first six months of 2002. Management has made an effort to control costs in every aspect of its operations. Some of these cost reductions included the closing of our New York office and a reduction in personnel from 2002 levels. Professional fees have remained at a high level, primarily due to costs incurred for legal and accounting services as a result of the Bank One lawsuit. Dividends on preferred stock have increased from $238,400 in 2002 to $268,389 in 2003 as a result of the increase in the amount of preferred stock outstanding from new private placements occurring during the second six months of 2002. Our 2003 public relations costs were reduced by $132,112 from those of 2002 as part of our efforts to cut costs.

     Dividends on preferred stock increased from $238,400 in the first six months of 2002 to $268,389 in the first six months of 2003 as a result of the increase over the periods in the amount of outstanding preferred stock.

     FISCAL YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

     We realized oil and gas revenues of $5,437,723 in 2002 as compared to $6,656,758 in 2001 and $5,241,076 in 2000. The decrease in revenues in 2002 from 2001 was due to a decrease in volumes produced in 2002 from the volumes produced in 2001. Gas produced from the Swan Creek Field was 717,701 MCF in 2002 as compared to 966,967 MCF in 2001, resulting in approximately $800,000 in reduced revenues. Oil production from the Swan Creek Field was 20,122 barrels in 2002, down from 30,323 barrels in 2001, resulting in approximately $200,000 in reduced revenues. Gas production from the Kansas Properties was 287,198 MCF in 2002 compared to 324,915 MCF in 2001, resulting in approximately $100,000 in reduced revenues. Oil production from the Kansas Properties was 137,851 barrels in 2002 compared to 147,029 barrels in 2001, resulting in approximately $200,000 in reduced revenues. The reason for the decrease in volumes produced in 2002 was our disputed credit reduction by Bank One, which significantly limited our ability to drill new wells to maintain or increase production volumes. The increased revenues in 2001 of $6,656,758 compared to $5,241,076 in 2000 was primarily due to gas sales from the Swan Creek field of $2,563,935 being made for the first time during 2001. However, oil sales decreased by approximately $951,000 in 2001 from 2000 levels due to price decreases, as the number of barrels produced remained constant.

     Our subsidiary, TPC, had pipeline transportation revenues of $259,677 in 2002, a decrease compared to $296,331 in 2001, the first year of transportation revenues.

     Our production costs and taxes have increased each year from 2000 to 2002 as additional costs have been incurred to maintain the Kansas Properties and to begin production from the Swan Creek Field in 2001 and to maintain it in 2002. The production costs and taxes increased from $2,951,746 in 2001 to $3,094,731 in 2002. An increase in 2001 of $337,332 in production costs and taxes as compared to 2000 was due primarily to the commencement of production from the Swan Creek Field.

     Depletion, depreciation, and amortization increased significantly in 2002 to $2,413,597 over 2001 and 2000 levels of $1,849,963 and $371,249, respectively. The primary reason for the increase from 2002 over 2001 was due to depreciation being taken for the first time for a full year on our pipeline facilities in 2002, whereas only a half year of depreciation was taken in 2001 after the pipeline was placed in service in mid-year. Also, approximately $186,000 of loan fees were amortized in 2002. The primary increase in 2001 from 2000 was due to significant increases in depletion expense during 2001 ($1,142,000) as a result of the following: decreases in reserve estimates on oil and gas properties arising from declining commodity prices; certain of our gas wells had decreased production levels at year-end due to problems encountered with liquids in the wells. This decreased production level at year-end was factored into the estimated future proved reserves calculation performed as of December 31, 2001, resulting in a lower future proved reserves estimate. Additionally, in 2001 we depreciated the pipeline for the first time ($220,371).

     We significantly reduced our general administrative costs to $1,868,141 in 2002 from $2,957,871 in 2001. Management has made a significant effort to control costs in every aspect of its operations. Some of these cost reductions include the closing of the New York office and a reduction in personnel from 2001 levels. General and administrative expenses had increased to $2,957,871 in 2001 from $2,602,311 in 2000. The increases in 2001 from 2000 were attributable to an increase in insurance of approximately $400,000 in 2001 to expand coverage including blowout insurance and the addition of company provided medical insurance for employees.

     Interest expense for 2002 decreased significantly over 2001 levels due to the reduced interest rate on the Bank One loan over the rate applicable under previous financing arrangements. Interest expense in 2002 was $578,039 compared to $850,965 in 2001. Interest expense for 2001 had in turn increased significantly from $415,376 in 2000. This increase was due to additional interest cost associated with financing for the completion of Phase II of our 65-mile pipeline. The increase in 2001 was reduced by interest cost of approximately $148,000 which was capitalized in the first three months of 2001 during construction of the pipeline. Interest of $128,000 was capitalized in 2000.

     Public relations costs were significantly reduced in 2002 to $193,229 from $293,448 in 2001 as we applied cost saving methods in the preparation of our annual report to stockholders and in publishing of press releases. Public relations costs increased to $293,448 in 2001 as compared to 2000 costs of $106,195 due to costs associated with producing the annual report, the proxy statement and press releases.

     Professional fees increased to $707,296 in 2002 from $355,480 in 2001 due to legal and accounting services primarily related to the Bank One litigation and new accounting regulations. Professional fees had decreased substantially in 2001 from 2000 fees of $719,320 which included a charge in 2000 of $242,000 for stock options issued in 2000 to non-employees.

     Dividends on preferred stock increased to $506,789 in 2002 from $391,183 in 2001 and from $257,557, in 2000 as a result in the increase in the amount of preferred stock outstanding.

LIQUIDITY AND CAPITAL RESOURCES

     In November 2001, Bank One extended to us a line of credit of up to $35 million. The initial borrowing base under such credit agreement was $10 million. On November 9, 2001, following drawdowns on the facility to pay certain obligations, outstanding borrowings under the credit facility were $7,901,776. In April 2002, we received a notice from Bank One stating that it had redetermined and reduced the borrowing base under the credit agreement to approximately $3.1 million and requiring a $6 million reduction of the outstanding loan. The schedule of reserve reports required by the Credit Agreement upon which such redeterminations were to be based specifically established a procedure involving an automatic monthly principal payment of $200,000 commencing February 1, 2002. As of June 30, 2003, the outstanding principal balance under the credit agreement was approximately $6.9 million.

     As a result of Bank One's unexpected reduction of the borrowing base and the corresponding demand for payment of $6 million, combined with the fact that we are still in the early stages of our oil and gas operating history during which time we have had a history of losses from operations and have an accumulated deficit of $(29,491,533) and a working capital deficit of $(9,194,357) as of June 30, 2003, our independent auditors indicated in their report on the audit of our consolidated financial statements for the year ended December 31, 2002 that our ability to continue as a going concern is uncertain. Our ability to continue as a going concern depends upon our ability to obtain long-term debt or raise capital and satisfy cash flow requirements.

     In May 2002, we filed suit against Bank One in federal court in the Eastern District of Tennessee, Northeastern Division at Greeneville, Tennessee to restrain Bank One from taking any steps pursuant to the credit agreement to enforce its demand that we reduce our loan obligation or else be deemed in default and for actual and punitive damages resulting from the demand. See "Legal Proceedings" for a discussion of this action. Although the parties continue to discuss settlement of all outstanding issues, no settlement has been reached. At a scheduling conference held by the Court in February 2003, a procedural schedule was set as requested by us leading toward a trial date of November 18, 2003 in the event settlement is not concluded. Even if we conclude a settlement with Bank One, we do not anticipate that we will be able to either increase the borrowing base under the Bank One credit agreement or borrow any additional sums from Bank One. To fund additional drilling and to provide additional working capital, we are required to pursue other options. Although we intend to apply the net proceeds from this offering initially to repay outstanding non-bank indebtedness and to apply the balance of such proceeds, if any, to repay bank indebtedness to some extent and/or to fund the drilling of additional wells, there can be no assurances that such net proceeds will be sufficient for such purposes or that we will be able to resolve the difficulties currently preventing us from drilling additional wells and increasing production volumes of natural gas from the Swan Creek Field. See "Use of Proceeds."

     We believe that the total volume of our reserves in the Swan Creek Field remains largely intact and that these reserves can be extracted through existing wells and by steady additional drilling brought on by reliable financial arrangements. We plan to drill up to 20 additional wells in this field and have obtained approval from the Tennessee regulatory authorities with jurisdiction over spacing of wells to drill on smaller spacing units in the field, effectively allowing more wells to be drilled and the reservoir to produce more quickly but with no decrease in the long term efficiency of production of the maximum amount of reserves from the reservoir. We are hopeful that production from these new wells will be in line with the production from its more productive existing wells in the Swan Creek Field and will have a noticeable effect on increasing the total production from the field.

     Similarly, if funding for additional drilling becomes sufficiently available, as to which there can be no assurance, we plan to drill wells in five new locations in Ellis and Rush Counties, Kansas on existing leases in response to drilling activity in the area establishing new areas of oil production. Although we drilled a well in Kansas in 2001 and completed the well as an oil well, we were not able to drill any new wells in Kansas in or since 2002 due to lack of funds.

     As of June 30, 2003, we had total stockholders' equity of $13,090,438 on total assets of $32,178,382. We had a net working capital deficiency at June 30, 2003 of $(9,194,357) as compared to a net deficiency of $(7,998,835) at December 31, 2002.

     Net cash used in operating activities increased from $221,176 in 2001 to $566,017 in 2002 and decreased from $779,327 during the first six months of 2002 to net cash provided by operating activities during the first six months of 2003 of $6,016. Our net loss in 2002 increased to $(3,154,555) in 2002 from $(2,262,787) in 2001 and decreased from $(1,726,065) during the first six months of 2002 to $(986,738) during the first six months of 2003.

     Net cash used in investing activities amounted to $2,889,937 for 2002 compared to net cash used in the amount of $9,408,684 for 2001 and $348,443 for the first six months of 2003 compared to $1,464,553 for the first six months of 2002. The decrease in net cash used for investing activities during 2002 is primarily attributable to the construction of Phase II of the pipeline of $4,213,095 in 2001 as compared to $841,750 in 2002 and additions to oil and gas properties of $4,821,883 in 2001 as compared to $1,982,529 in 2002.

     Net cash provided by financing activities decreased to $3,246,633 in 2002 from $8,419,336 in 2001 and to $541,355 during the first six months of 2003 from $1,951,514 during the first six months of 2002. The decrease over the full years was due, in part, to our inability to enter into new financing arrangements in 2002 as a result of our dispute with Bank One as discussed above. The decrease over the six-month periods was a result, in part, of the private placements of common stock and preferred stock during the earlier period in the amount of $2,440,166 as compared to only $250,000 during the recent period. In 2001 the primary sources of financing included proceeds from borrowings of $10,442,068 as compared to $2,063,139 in 2002 and net proceeds of issuances of common stock of $3,900,000 in 2001 as compared to $2,677,000 in 2002. In addition, proceeds from exercise of options were $2,341,000 in 2001 as compared to zero in 2002 as the market price of our stock fell below the exercise price of the earlier granted options. The primary use of cash in financing activities in 2001 was the use of the funds received from Bank One to repay our prior borrowings of $8,833,325 as compared to 2002 when $2,378,273 was used primarily to make payments to Bank One.

CRITICAL ACCOUNTING POLICIES

     Our Company's accounting policies are described in the Notes to Consolidated Financial Statements contained in this Prospectus. We prepare our Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ fro those estimates. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing our financial statements and the uncertainties that could impact our results of operations, financial condition and cash flows.

     FULL COST METHOD OF ACCOUNTING

     We follow the full cost method of accounting for oil and gas property acquisition, exploration and development activities. Under this method, all productive and non-productive costs incurred in connection with the acquisition of, exploration for and development of oil and gas reserves for each cost center are capitalized. Capitalized costs include lease acquisitions, geological and geophysical work, daily rentals and the costs of drilling, completing and equipping oil and gas wells. We capitalized $13,475, $1,982,529, $4,821,883 and $1,456,996 of these costs for the first six months of 2003 and for the year ended December 31, 2002, 2001 and 2000, respectively. Costs, however, associated with production and general corporate activities are expensed in the period incurred. Interest costs related to unproved properties and properties under development are also capitalized to oil and gas properties. Gains or losses are recognized only upon sales or dispositions of significant amounts of oil and gas reserves representing an entire cost center. Proceeds from all other sales or dispositions are treated as reductions to capitalized costs.

     OIL AND GAS RESERVES/DEPLETION DEPRECIATION AND AMORTIZATION OF OIL AND GAS PROPERTIES

     The capitalized costs of oil and gas properties, plus estimated future development costs relating to proved reserves and estimated costs of plugging and abandonment, net of estimated salvage value, are amortized on the unit-of-production method based on total proved reserves. The costs of unproved properties are excluded from amortization until the properties are evaluated, subject to an annual assessment of whether impairment has occurred.

     Our proved oil and gas reserves as at December 31, 2002 were estimated by Ryder Scott Company, L.P., oil and gas consultants. The Company's discounted present value of its proved oil and gas reserves requires subjective judgments. Estimates of our reserves are in part forecasts based on engineering data, projected future rates of production and timing of future expenditures. The process of estimating oil and gas reserves requires substantial judgment, resulting in imprecise determinations, particularly for new discoveries. Different reserve engineers may make different estimates of reserve quantities based on the same data. The passage of time provides more qualitative information regarding estimates of reserves and revisions are made to prior estimates to reflect updated information. Given the volatility of oil and gas prices, it is also reasonably possible that our estimate of discounted net cash flows from proved oil and gas reserves could change in the near term. If oil and gas prices decline significantly this will result in a reduction of the valuation of our reserves. For 2002, Ryder Scott Company, L.P., based on production results and the increase of oil and gas prices, increased our estimated value of reserves of gas in the Swan Creek Field from its reserve report for the year ended December 31, 2001. See "Business--Reserve Analyses."

     CONTINGENCIES

     We account for contingencies in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 5, "Accounting Contingencies." SFAS No. 5 requires that we record an estimated loss from a loss contingency when information available prior to the issuance of our financial statements indicate that it is probable an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accounting for contingencies such as environmental, legal and income tax matters requires our management to use its judgment. While our management believes that our accrual for these matters are adequate, if the actual loss from a loss contingency is significantly different from the estimated loss, our results of operations may be over or understated. The primary area in which we have to estimate contingent liabilities is with respect to legal actions brought against us. See "Legal Proceedings."

RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 141, "Business Combinations" and SFAS No.142, "Goodwill and Other Intangible Assets". SFAS No. 141 addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination and SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination whether acquired individually or with a group of other assets. These standards require all future business combinations to be accounted for using the purchase method of accounting. Goodwill will no longer be amortized but instead will be subject to impairment tests at least annually. We were required to adopt SFAS No. 141 on July 1, 2001, and to adopt SFAS 142 on a prospective basis as of January 1, 2002. We have not effected a business combination and carry no goodwill on our balance sheet; accordingly, the adoption of these standards did not have an effect on our financial position or results of operations.

     A reporting issue has arisen regarding the application of certain provisions of SFAS No. 141 and SFAS No. 142 to companies in the extractive industries, including oil and gas companies. The issue is whether SFAS No. 142 requires registrants to classify the costs of mineral rights held under lease or other contractual arrangement associated with extracting oil and gas as intangible assets in the balance sheet, apart from other capitalized oil and gas property costs, and provide specific footnote disclosures. Historically, we have included the costs of such mineral rights associated with extracting oil and gas as a component of oil and gas properties. If it is ultimately determined that SFAS No. 142 requires oil and gas companies to classify costs of mineral rights held under lease or other contractual arrangement associated with extracting oil and gas as a separate intangible assets line item on the balance sheet, we would be required to reclassify approximately $421,000 at June 30, 2003 and $346,000 at December 31, 2002, respectively, out of oil and gas properties and into a separate intangible assets line item. Our cash flows and results of operations would not be affected since such intangible assets would continue to be depleted and assessed for impairment in accordance with full cost accounting rules. Further, we do not believe the classification of the costs of mineral rights associated with extracting oil and gas as intangible assets would have any impact on compliance with covenants under our debt agreements.

     In 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement requires companies to record the present value of obligations associated with the retirement of tangible long-lived assets in the period in which it is incurred. The liability is capitalized as part of the related long-lived asset's carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset. Our asset retirement obligations relate primarily to the plugging dismantlement, removal, site reclamation and similar activities of its oil and gas properties. Prior to adoption of this statement, such obligations were accrued ratably over the productive lives of the assets through its depreciation, depletion and amortization for oil and gas properties without recording a separate liability for such amounts. The impact of implying SFAS No. 143 as of January 1, 2003 and June 30, 2003 is discussed in the Notes to the Consolidated Financial Statements contained elsewhere in this Prospectus.

     SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, addresses accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale and expands on the guidance provided by SFAS No. 121 with respect to cash flow estimations. SFAS No. 144 becomes effective for our fiscal year beginning January 1, 2003. Management does not expect that adoption of this standard will have a material impact on our financial position or results of operations.

     The FASB issued Statement No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, on April 30, 2002. SFAS No. 145 will be effective for fiscal years beginning after May 15, 2002. This statement rescinds SFAS No. 4, Reporting Gains and Losses From Extinguishment of Debt, and requires that all gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB No. 30. Applying APB No. 30 will distinguish transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. Any gain or loss on extinguishment of debt that was classified, as an extraordinary item in prior periods presented that does not meet the criteria in APB No. 30 for classification as an extraordinary item must be reclassified. There is no current impact of adoption on our financial position or results of operations.

     The FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, in June 2002. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs incurred in a Restructuring). SFAS No. 146 applies to costs incurred in an "exit activity", which includes, but is not limited to, a restructuring, or a "disposal activity" covered by SFAS No. 144.

     SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Previously, under Issue 94-3, a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. Statement No. 146 also establishes that fair value is the objective for initial measurement of the liability. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. Management does not expect that adoption of this standard will have a material effect on our financial position or results of operations.

     In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002. We have not guaranteed the debts of others, therefore, this interpretation is not expected to have a material effect on our financial statements.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No.
123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Management has adopted certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the Notes to Consolidated Financial Statements contained elsewhere in this Prospectus.

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51. Interpretation No. 46 requires a company to consolidate a variable interest entity if the company has a variable interest (or combination of variable interests) that will absorb a majority of the entity's expected losses if they occur, receive a majority of the entity's expected residual returns if they occur, or both. A direct or indirect ability to make decisions that significantly affect the results of the activities of a variable interest entity is a strong indication that a company has one or both of the characteristics that would require consolidation of the variable interest entity. Interpretation No. 46 also requires additional disclosures regarding variable interest entities. The new interpretation is effective immediately for variable interest entities created after January 31, 2003, and is effective in the first interim or annual period beginning after December 15, 2003, for variable interest entities in which a company holds a variable interest that it acquired before February 1, 2003. Management does not expect that adoption of this interpretation will have a material effect on our financial position or results of operations.

                          QUANTITATIVE AND QUALITATIVE
                          DISCLOSURE ABOUT MARKET RISKS

COMMODITY RISK

     Our major market risk exposure is in the pricing applicable to our oil and gas production. Realized pricing is primarily driven by the prevailing worldwide price for crude oil and spot prices applicable to natural gas production. Historically, prices received for oil and gas production have been volatile and unpredictable and price volatility is expected to continue. Monthly oil price realizations ranged from a low of $18.56 per barrel to a high of $27.49 per barrel during 2002 and from a low of $23.44 per barrel to a high of $33.60 per barrel during the first six months of 2003. Gas price realizations ranged from a monthly low of $1.91 per Mcf to a monthly high of $4.01 per Mcf during 2002 and from a monthly low of $4.16 per Mcf to a monthly high of $9.11 per Mcf during the first six months of 2003.

     As required by our credit agreement with Bank One, we entered into hedge agreements on December 28, 2001 on notional volumes of oil and natural gas production for the first six months of 2002 in order to manage some exposure to oil and gas price fluctuations. Realized gains or losses from our price risk management activities were recognized in oil and gas production revenues when the associated production occurred. Notional volumes associated with our derivative contracts were 27,000 barrels and 630,000 MMBTU's for oil and natural gas, respectively. We do not generally hold or issue derivative instruments for trading purposes. These hedge agreements expired in June 2002 and have not been renewed. Hedging activities resulted in a loss to the Company of approximately $118,000 for the year ended December 31, 2002 and had no impact on operations for the first six months of 2003. We currently have no hedging arrangements.

INTEREST RATE RISK

     At December 31, 2002, we had debt outstanding of approximately $9.9 million. The interest rate on the revolving credit facility of $7.5 million is variable based on the financial institution's prime rate plus 0.25%. The remaining debt of $2.4 million has fixed interest rates ranging from 6% to 11.95%. As a result, our annual interest costs in 2002 fluctuated based on short-term interest rates. The impact of interest expense and our cash flows of a ten percent increase in the financial institution's prime rate (approximately
0.5 basis points) would be approximately $32,000, assuming borrowed amounts under the credit facility remain at $7.5 million. We did not have any open derivative contracts relating to interest rates at June 30, 2003.

                                    BUSINESS

OVERVIEW

     We are in the business of exploring for, producing and transporting oil and natural gas in Tennessee and Kansas. We lease producing and non-producing properties with a view toward exploration and development. Emphasis is also placed on pipeline and other infrastructure facilities to provide transportation services. We utilize seismic technology to improve the recovery of reserves.

     Our activities in the oil and gas business commenced in May 1995 with the acquisition of oil and gas leases in Hancock, Claiborne, Knox, Jefferson and Union counties in Tennessee. Our current lease position in these areas in Tennessee is approximately 41,088 acres.

     To date, we have drilled primarily on a portion of our Tennessee leases known as the Swan Creek Field in Hancock County focused within what is known as the Knox formation, one of the geologic formations in that field. During the first six months of 2003, we produced an average of approximately 1.2 MMcf of natural gas per day and 2,345 barrels of oil per month from 22 producing gas wells and six producing oil wells in the Swan Creek Field. Revenues from the Swan Creek Field were an average of approximately $218,000 per month during the first six months of 2003.

     In 2001, our wholly-owned subsidiary, Tengasco Pipeline Corporation, or TPC, completed a 65-mile intrastate pipeline from the Swan Creek Field to Kingsport, Tennessee. Until our pipeline was completed, the gas wells that had been drilled in the Swan Creek Field could not be placed into actual production and the gas transported and sold to our industrial customers in Kingsport. We initially believed that the production of natural gas from the Swan Creek Field would be significantly higher than the actually experienced production. The reasons for the lower production volumes include initial production problems caused by naturally occurring fluids entering the well bore, slower than anticipated production of the wells due to underground reservoir characteristics that became apparent only when the wells were placed into actual production, and our inability to drill additional wells due to shortage of available capital. We have taken steps to minimize fluid problems in existing wells by mechanical means and to avoid them in future wells by drilling and completion techniques. Management believes, however, that the only way to increase production volumes of gas from this field is to drill additional wells to drain the underground reservoirs of the full reserves of gas, and our ability to do so is dependent upon raising additional capital for drilling. Although we intend to apply the net proceeds from this offering initially to repay outstanding non-bank indebtedness and to apply the balance of such proceeds, if any, to repay in part bank indebtedness and/or to fund in part the drilling of additional wells, there can be no assurances that such net proceeds will be sufficient for such purposes or that we will be able to resolve the difficulties currently preventing us from drilling additional wells and increasing production volumes of natural gas from the Swan Creek Field.

     In 1998, we acquired from AFG Energy, Inc., or AFG, a private company, approximately 32,000 acres of leases in the vicinity of Hays, Kansas. Included in that acquisition were 273 wells, including 208 working wells, of which 149 were producing oil wells and 59 were producing gas wells, a related 50-mile pipeline and gathering system, three compressors and 11 vehicles. The total purchase price of these assets was approximately $5.5 million. During the first six months of 2003, our Kansas properties produced an average of approximately ..13 MMcf of natural gas per day and 10,800 barrels of oil per month. Net revenues from our Kansas properties were an average of approximately $342,000 per month during the first six months of 2003.

HISTORY OF THE COMPANY

     We were initially organized under the laws of the State of Utah in 1916, under the name "Gold Deposit Mining & Milling Company." We were formed for the purpose of mining, reducing and smelting mineral ores. In 1972, we conveyed to an unaffiliated entity substantially all of our assets and we ceased all business operations. From approximately 1983 to 1991, our operations were limited to seeking out the acquisition of assets, property or businesses.

     In 1995, we acquired certain oil and gas leases, equipment, securities and vehicles owned by Industrial Resources Corporation, a Kentucky corporation, changed our name from "Onasco Companies, Inc." to "Tengasco, Inc.", and changed our domicile from the State of Utah to the State of Tennessee by merging into Tengasco, Inc., a Tennessee corporation, formed by us solely for this purpose.

     During 1996, we formed TPC to manage the construction and operation of our pipeline, as well as other pipelines planned for the future.

GENERAL

     THE SWAN CREEK FIELD

     Amoco Production Company, during the late 1970's and early 1980's acquired approximately 50,500 acres of oil and gas leases in the Eastern Overthrust in the Appalachian Basin, including the area now referred to as the Swan Creek Field. In 1982, Amoco successfully drilled two natural gas discovery wells in the Swan Creek Field to the Knox Formation at approximately 5,000 feet of total depth. These wells, once completed, had a high pressure and apparent volume of deliverability of natural gas. In the mid-1980's, however, a substantial decline in worldwide oil and gas prices occurred and further exacerbated the high cost of constructing a necessary 23-mile pipeline across three rugged mountain ranges and crossing the environmentally protected Clinch River from Sneedville to the closest market in Rogersville, Tennessee. In 1987, Amoco farmed out our leases to Eastern American Energy Company which held the leases until July 1995. In July 1995 we commenced a legal action, under laws passed by the Tennessee legislature, as to our right to lease Amoco's prior acreage. In July 1995 pursuant to such action, we acquired the Swan Creek leases. These leases provide for a landowner royalty of 12.5%.

     Swan Creek Pipeline Facilities. In July 1998, we completed Phase I of our pipeline from the Swan Creek Field, a 30-mile pipeline made of six- and eight-inch steel pipe running from the Swan Creek Field into the main city gate of Rogersville, Tennessee. With the assistance of the Tennessee Valley Authority, or TVA, we were successful in utilizing TVA's right-of-way along its main power line grid from the Swan Creek Field to the Hawkins County Gas Utility District located in Rogersville. The cost of constructing Phase I of the pipeline was approximately $4,200,000.

     In April 2000, construction commenced on Phase II of our pipeline. This was an additional 35 miles of eight- and 12-inch pipe laid at a cost of approximately $11.1 million extending our pipeline from a point near the terminus of Phase I and connecting to an existing pipeline and meter station at Eastman Chemical Company's chemical plant. The pipeline system was completed in March 2001 at an overall cost of approximately $15.3 million and extends 65 miles from our Swan Creek Field to Kingsport, Tennessee.

     Swan Creek Contractual Arrangements. In November 1999, we entered into an agreement with Eastman Chemical Company that provides that we will deliver daily from the Swan Creek Field to Eastman's plant in Kingsport a minimum of the lesser of (i) 5,000 MMBtu's (MMBtu means one million British thermal units, which is the equivalent of approximately one thousand cubic feet of gas) or (ii) forty percent (40%) of the natural gas requirements of Eastman's plant and a maximum of 15,000 MMBtu's per day. Under the terms of the agreement, we had the option to install facilities to treat the delivered gas so that the total non-hydrocarbon content of the delivered gas is not greater than two percent (2%). This would have allowed the gas to be used in certain processes in the Eastman plant requiring low levels of non-hydrocarbons. If we elected to perform this option by installing additional facilities, the minimum daily amount of gas to be purchased by Eastman from us would increase to the lesser of (i)10,000 MMBtu's or (ii) eighty percent (80%) of the natural gas requirements of Eastman's chemical plant.

     In March 2000, we signed an amendment to the agreement with Eastman permitting us a further option with respect to the allowable level of non-hydrocarbons in the delivered gas from the Swan Creek Field. This amendment gives us the further option to tender gas without treatment, at a minimum volume of 10,000 MMBtu's per day, in consideration of which we agreed to accept a price reduction of five cents per MMBtu for the volumes per day between 5,000 and 10,000 MMBtu's per day under the pricing structure in place under the original agreement. To date, to our knowledge, none of the gas sold by us to Eastman exceeds the allowable level of non-hydrocarbons permitted under the agreement and no such gas requires treatment.

     Under the agreement as amended in March 2000, Eastman agreed to pay us the index price plus $0.10 for all natural gas quantities up to 5,000 MMBtu's delivered per day, the index price plus $0.05 for all quantities in excess of 5,000 MMBtu's per day and the index price for all quantities in excess of 15,000 MMBtu's per day. The index price means the price per MMBtu published in McGraw-Hill's INSIDE F.E.R.C Gas Market Report equal to the Henry Hub price index as shown in the table labeled Market Center Spot Gas Prices. The agreement with Eastman is for an initial term of twenty years and will be automatically extended, if the parties agree, for successive terms of one year. The initial term of the agreement commenced in March 2001.

     In January 2000, TPC, signed a franchise agreement to install and operate new natural gas utility services for residential, commercial and industrial users in Hancock County, Tennessee for the Powell Valley Utility District, which we refer to as the District. The District had no existing natural gas facilities and the system to be installed by TPC was initially intended to extend to schools and small customers and gradually be expanded over time to serve as many of the 6,900 residents of the County as is economically feasible. TPC purchases gas from us on behalf of the District, which gas is to be resold at an average retail price of about $8.00 Mcf. Under the franchise agreement, which has an initial term of ten years and may be renewed by us for an additional ten years, TPC will receive 95% of the gross proceeds of the sale of gas for our services under the agreement. In June 2000, TPC began installation of the necessary facilities to begin to serve up to 1,500 residential and industrial consumers in the City of Sneedville, county seat of Hancock County. Our existing eight-inch main line from our Swan Creek Field passes through the city limit of Sneedville. A one-half mile of interconnecting pipeline from our existing pipeline was installed, as well as an additional four miles of pipeline as the initial phase of the distribution system. The construction was completed and delivery of initial volumes of gas into the system from the Swan Creek field occurred in December 2000. The cost of construction of these facilities was approximately $133,000. Upon enactment of initial rate schedules by the District, initial sales began in January 2001 to a small number of residential and small commercial customers.

     In March 2002, we began delivering gas to our first commercial customer, Kiefer Built, Inc, an Iowa-based manufacturer of livestock and industrial trailers, in a new industrial park in Sneedville. Although there can be no assurance, we hope to be able to supply gas to other District customers who may move into that industrial park. At this time, however, no gas sales agreements for large volume or base load sales have been signed and there can be no assurances that such agreements will be signed and if signed, we are not able to predict when such sales may begin, if at all, or what the overall volumes of gas sold may be. Due to the small number of existing customers and relatively high operating costs, we experienced a loss of approximately $35,000 attributable to the operation of this system in 2002. Although there can be no assurance, we intend to either expand the operation of this system so as to increase revenues or to sell these assets to neighboring utilities or the City of Sneedville. In the event of such a sale, we could still sell gas to the District.

     In March 2001, we signed a contract to supply natural gas to BAE Systems Ordnance Systems Inc., or BAE, operator of the Holston Army Ammunition Plant in Kingsport, Tennessee for a period of twenty years. Natural gas is used at the Holston Army ammunition facility to fire boilers and furnaces for steam production and process operations utilized in the manufacture of explosives by BAE for the United States military. Under the agreement, BAE's daily purchases of natural gas may be between 1.8 million and five million cubic feet, and volume could, although there can be no assurance, increase over the life of the agreement as BAE conducts additional operations at the Holston facility. The contract calls for a price based on the monthly published index price for spot sales of gas at the Henry Hub plus five cents per MMBtu in the same manner as the price is calculated in the contract between us and Eastman.

     We have the only gas pipeline located on the grounds of the 6,000-acre Holston facility. A portion of the Holston facility is being developed by BAE as the new Holston Business and Technology Park, which is expected to serve as a location for additional commercial and industrial customers. Although there can be no assurance, our presence at the Holston Business and Technology Park is expected to position us to provide gas service to those customers and we understand that our presence is considered by BAE to be a favorable factor in the development of the Park.

     Swan Creek Production And Development. We began delivering gas through our pipeline to BAE in April 2001 and to Eastman in May 2001. Daily production in June 2001 averaged 4,936.2 Mcf and in July 2001 daily production averages increased to 5,497 Mcf per day. Although our gas production in mid-2001 was at anticipated levels, we were unable to maintain those production levels for the remainder of 2001 and since then. This was due primarily to three problems:

     o   initial fluid problems in some wells;

     o natural and expected production declines from the type of reservoir that exists in the Swan Creek field; and

     o our inability to offset expected natural declines in production by drilling new wells because of inadequate capital.

     As to the first of these problems, we experienced the in-flow of substantially more fluids in the existing wells than had been expected when they were first brought into continuous production in 2001. These fluids entered the wells from the boreholes. The fluids obstructed and significantly reduced the flow of gas from the existing wells in the Swan Creek Field and required substantial additional work and repairs to increase the production from existing wells. First, we installed a drip tank system to eliminate the fluids in the pipeline. Next, we installed mechanical devices in many of the existing wells to reduce the fluid problems. Many of the existing wells had to be shut down while the repairs were made. Gas lifts have been installed in 15 of our existing wells and act as mechanisms to remove the fluids and stabilize erratic behavior, such as large swings in individual well production. These measures have had only limited success in increasing production from existing wells. We expect that techniques used in addressing these fluid problems will be applied in our future wells in the Swan Creek Field and we anticipate, although there can be no assurance, that this will minimize or prevent these problems.

     As to the second problem, we experienced an expected and we believe normal decline in initial production from existing wells in the newly-producing Swan Creek Field. We believe that all types of gas wells experience some type of decline as in the course of initial production. These declines were expected and do not diminish either the shut-in pressure or our actual reserves in the Swan Creek Field. The declines, however, suggest the production rates from some of our smaller wells will continue to be slower, which may result in such wells lasting longer than we originally expected.

     As to the third problem, the declines in production have not been addressed and replaced by additional drilling as we had planned. We believe that in order for overall field production to remain steady or grow in a field such as the Swan Creek Field, new wells must be brought online to offset the normal production declines in wells as described above. We anticipate, although there can be no assurances, that any new wells drilled by us would experience a similar harmonic (i.e. a relatively steep initial decline curve followed by longer periods of relatively flat or stable production) decline as a normal function. Consequently, continuous drilling is important to maintaining or increasing initial levels of production. Only two gas wells were added by us in 2002. We anticipate that the natural decline of production from existing wells is now predictable in the Swan Creek Field, that the total volume of our reserves remains largely intact, and that these reserves can be extracted through both existing wells and by additional well drilled by us, subject to the availability of requisite funding. Although we intend to apply the net proceeds from this offering initially to repay outstanding non-bank indebtedness and to apply the balance of such proceeds, if any, to repay in part bank indebtedness and/or to fund such net proceeds will be sufficient for such purposes or that the drilling of additional wells, there can be no assurance that such net proceeds will be sufficient for such purposes or that we will have or be able to further raise sufficient capital to fund our proposed drilling program to successfully increase production from the Swan Creek Field.

     Due to natural and expected declines that continue to occur in ongoing production from any oil and gas well, some additional declines are expected to occur in production from our existing wells in the Swan Creek Field. Although there can be no assurance, we expect these natural declines to be less than the decline experienced to date, and that ongoing production from existing wells will tend to level off. This expectation is based on two factors:

     o   first, repairs have been performed on many of the existing wells, and

     o second, the natural production decline from any well is normally greatest during the initial producing periods, which initial periods have largely elapsed.

     Natural gas production from the Swan Creek Field during 2002 averaged 2.567 million cubic feet per day in the first quarter; 2.553 million cubic feet per day in the second quarter; 2.224 million cubic feet per day in the third quarter; and, 1.467 million cubic feet per day in the fourth quarter. Natural gas production from the Swan Creek Field for the first six months of 2003 averaged 1.150 million cubic feet per day. This production history reflects a combination of natural and expected decline from initial production from existing wells, partially offset in the second and third quarters by the addition of production from two new gas wells. During the fourth quarter of 2002 and the first six months of 2003, no wells were added to offset the natural and expected declines in production from existing wells.

     We also experienced reductions or declines in our sales volumes during certain times in 2002 for reasons unrelated to the production capability of our wells or fields. These declines were caused by reductions in our customers' usage requirements and/or by delivery restrictions. During a period in 2002, Eastman temporarily ceased purchases from us because we were delivering most of our then available volumes to supply BAE's newly-increased requirements. During that period, we were unable to sell to Eastman all volumes of gas exceeding BAE's increased requirements, although we were able to produce these volumes, because Eastman requires a minimum volume for its meters that available volumes did not meet and a uniform rate of delivery that taking short-term volumes would interrupt. During the time Eastman was not purchasing gas from us, BAE purchased additional volumes until BAE experienced a partial equipment outage in July 2002 and reduced our purchased volumes. As a result of these occurrences, which were not within our control, our sales volume to BAE and Eastman in July 2002 declined to 42,382 Mcf or an average of 1,367 Mcf per day. In order to increase the volumes of gas for delivery from the Swan Creek Field, we must drill additional wells. However, even if additional wells are drilled, we anticipate based on all information acquired to date, although there can be no assurance, that deliverability from the Swan Creek Field, once stabilized, may not exceed approximately three million cubic feet per day, and there can be no assurances as to any minimum productivity.

     During 2002, we had 30 producing gas wells and seven producing oil wells in the Swan Creek Field. Miller Petroleum, Inc. and others had a participating interest in twelve of these wells. In total, we have completed 45 wells in the Swan Creek Field. The majority of these gas wells were drilled prior to the completion of the pipeline system so only test data was available prior to full production. Of the completed wells, twelve are shut-in or currently not producing because these wells are either not presently producing commercial quantities of hydrocarbons, or are awaiting workover or tie-in to our pipeline. However, certain of these wells may not be tied in to our pipeline since the expense of connection over rough terrain may not be justified in view of the expected volumes to be produced. During the first six months of 2003, we produced gas from 23 gas wells in the Swan Creek Field.

     We were not able to drill a substantial number of additional gas or oil wells at Swan Creek in 2002 because we did not have sufficient funds to do so. Although we had expected to commence and continue our drilling program in 2002, we were forced to postpone any further drilling until additional funds are available and our dispute with Bank One is resolved, as to which there can be no assurance. Because the Knox formation has been defined by the accumulation of data from previously drilled wells and seismic data, new locations and new wells when drilled are expected, although there can be no assurances, to contribute to achieving increases in production totals. We believe, although there can be no assurance, that new wells can be strategically based on information we have developed from our existing wells as to the shape and key producing horizons of the Knox formation. We have obtained approval from the Tennessee regulatory authorities with jurisdiction over spacing of wells to drill additional wells on smaller spacing in the field, effectively allowing more wells to be drilled and the reservoir to produce more quickly but with no decrease in the long term efficiency of production of the maximum amount of reserves from the reservoir. We are hopeful that production from these new wells will be in line with our more productive existing wells in the Swan Creek Field and will have a noticeable effect on increasing the total production from the Field. Although there can be no assurance, our strategy is that once this work is completed and the new wells are drilled production from the Swan Creek Field will increase. Even if such production increases, however, the deliverability from the Swan Creek Field will not be sufficient to meet our entire daily requirements under the contracts with BAE and Eastman.

     Our strategy also includes commencing drilling in other formations in our Swan Creek Field. To date, drilling in the Swan Creek Field has focused on production of gas primarily from the Knox formation. Immediately adjacent to this formation, however, and shallower over these formations, are other formations that we believe, although there can be no assurance, have a potential for gas production. These other formations hold the possibility for yielding both oil and gas and have produced some gas to date and have not been a primary target for gas production. The shallower depths needed for drilling in these other formations and the moderate gas production from them may make the production of additional gas feasible. As noted above, we can not proceed with such drilling until such time as funding is available, as to which there can be no assurance.

THE KANSAS PROPERTIES

     In 1997, we acquired the Kansas Properties, which presently include 134 producing oil wells and 51 producing gas wells in the vicinity of Hays, Kansas and a gathering system including 50 miles of pipeline. We also acquired 37 other wells, which now serve as saltwater disposal wells in the vicinity of Hays, Kansas. Saltwater wells are used to store saltwater encountered in the drilling process that would otherwise have to be transported out of the area. These saltwater disposal wells reduce operating costs by eliminating the need for transport. The aggregate production for the Kansas Properties at present is approximately 800 Mcf and 336 barrels of oil per day. Revenue for the Kansas Properties was approximately $275,000 per month in 2002.

     We employ a full time geologist in Kansas to oversee operations of the Kansas Properties. We have identified five new locations for drilling wells in Ellis and Rush Counties, Kansas on our existing leases in response to drilling activity in the area indicating new areas of production. In 2001 we successfully drilled the Dick No. 7 well in Kansas and completed the well as an oil well. We did not drill any new wells in Kansas in 2002 or the first six months of 2003 due to lack of funds available for such drilling. We are also engaged in gathering for a fee the gas produced from wells owned by others located in Kansas adjacent to our wells and near our gathering lines. Our plans for our Kansas properties include maintaining the current productive capacity of our existing wells through normal workovers and maintenance of the wells, performing gathering or sales services for adjacent producers, and expanding our own production through drilling these additional wells. Such plans are subject to the availability of funds, in addition to the funds raised by this offering, to finance the work.

     In addition, there are several capital development projects that we have considered with respect to the Kansas Properties, including recompletion of wells and major workovers to increase current production. Although there can be no assurances, these projects when completed might increase production in Kansas. Management, however, has made the decision not to undertake any of these projects, as we do not presently have the necessary funds. We will, however, reconsider our decision if such funds become available.

OTHER AREAS OF DEVELOPMENT

     We are presently exploring other geological structures in the East Tennessee area that are similar to the Swan Creek Field and which we believe, although there can be no assurance, have a high probability of producing hydrocarbons. We have either acquired seismic data on these structures from third-party sources or are conducting our own seismic studies with our own trucks and equipment. The seismic analysis is continuing and related leasing activities have begun based on initial analysis of seismic results. We plan to conduct exploration activities in these areas. The first of these locations was in Cocke County, Tennessee which is approximately 40 miles southeast of the Swan Creek Field. In 2002, we, in conjunction with Southeast Gas & Oil Corp. of Newport, Tennessee, drilled an approximately 6,000-foot exploratory well to the Knox formation. This well did not result in any commercial quantities of hydrocarbons. Although these and other exploratory efforts have commenced or are under consideration, there can be no assurances that any such efforts will be completed or will be commercially successful.

GOVERNMENTAL REGULATIONS

     We are subject to numerous state and federal regulations, environmental and otherwise, that may have a substantial negative effect on our ability to operate at a profit. For a discussion of the risks involved as a result of such regulations, see, "Effect of Existing or Probable Governmental Regulations on Business" below.

PRINCIPAL PRODUCTS OR SERVICES AND MARKETS

     The principal markets for our crude oil are local refining companies, local utilities and private industry end- users. The principal markets for our natural gas are local utilities, private industry end-users and natural gas marketing companies.

     Gas production from the Swan Creek Field can presently be delivered through our completed pipeline to the Powell Valley Utility District in Hancock County, Eastman and BAE in Sullivan County, as well as other industrial customers in the Kingsport area. We believe, although there can be no assurance, that we have acquired all necessary regulatory approvals and necessary property rights for the pipeline system. Our pipeline would not only provide transportation service for gas produced from our wells, but would provide transportation of gas for small independent producers in the local area as well. We also could, although there can be no assurance, sell our products to certain local towns, industries and utility districts.

     Natural gas from the Kansas Properties is delivered to Kansas-Nebraska Energy, Inc. in Bushton, Kansas. At present, crude oil is sold to the National Cooperative Refining Association in McPherson, Kansas, 120 miles from Hays. National Cooperative is solely responsible for transportation of the oil it purchases whether by truck or pipeline.

DRILLING EQUIPMENT

     We purchased an Ingersoll Rand RD20 drilling rig and related equipment from Ratliff Farms, Inc., an affiliate of Malcolm E. Ratliff, who at that time was our Chief Executive Officer and Chairman of the Board of Directors. We also receive contract drilling services from Miller Petroleum, Inc. and Union Drilling in the Swan Creek Field.

DISTRIBUTION METHODS OF PRODUCTS OR SERVICES

     Crude oil is normally delivered to refineries in Tennessee and Kansas by tank truck and natural gas is distributed and transported via pipeline.

COMPETITIVE BUSINESS CONDITIONS, COMPETITIVE POSITION IN THE INDUSTRY AND METHODS OF COMPETITION

     Our contemplated oil and gas exploration activities in the States of Tennessee and Kansas will be undertaken in a highly competitive and speculative business atmosphere. In seeking any other suitable oil and gas properties for acquisition, we will be competing with a number of other companies, including large oil and gas companies and other independent operators with greater financial resources. Management does not believe that our initial competitive position in the oil and gas industry will be significant.

     Our principal competitors in the State of Tennessee are Nami Resources, LLC, Miller Petroleum, Inc., Knox Energy Development and Penn Virginia Corporation. We believe that we are in a favorable position in the area in which our pipeline is located. Within that area, we own leases on approximately 41,088 acres.

     There are numerous producers in the area of the Kansas Properties. Some are larger with greater technological and financial resources.

     Although we do not now foresee any difficulties in procuring drilling rigs or the manpower to run them in the area of our operation, several factors, including increased competition in the area, may limit the availability of drilling rigs, rig operators and related personnel and/or equipment in the future. Such limitations would have a natural adverse effect on our operations.

     The prices of our products are controlled by the world oil market and the United States natural gas market. Thus, competitive pricing behaviors are considered unlikely; however, competition in the oil and gas exploration industry exists in the form of competition to acquire the most promising acreage blocks and obtaining the most favorable prices for transporting the product. We believe that we are well-positioned in these areas because of the transmission lines that run through and adjacent to the properties leased by us and because we hold relatively large acreage blocks in our areas of current operation.

SOURCES AND AVAILABILITY OF RAW MATERIALS AND NAMES OF PRINCIPAL SUPPLIERS

     Excluding the development of oil and gas reserves and the production of oil and gas, our operations are not dependent on the acquisition of any raw materials.

DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMERS

     We presently are dependent upon a small number of customers for the sale of gas from the Swan Creek Field, principally Eastman and BAE, and other industrial customers in the Kingsport area with which we may enter into gas sales contracts.

     Natural gas from the Kansas Properties is delivered to Kansas-Nebraska Energy, Inc. in Bushton, Kansas. At present, crude oil from the Kansas Properties is being trucked and transported through pipelines to the National Cooperative Refining Association in McPherson, Kansas, 120 miles from Hays, Kansas. National Cooperative is solely responsible for transportation of products whether by truck or pipeline.

PATENTS, TRADEMARKS, LICENSES, FRANCHISES, CONCESSIONS, ROYALTY AGREEMENTS OR LABOR CONTRACTS, INCLUDING DURATION

     Royalty agreements relating to oil and gas production are standard in the industry. The amounts of our royalty payments vary from lease to lease.

NEED FOR GOVERNMENTAL APPROVAL OF PRINCIPAL PRODUCTS OR SERVICES

     Although none of the principal products offered by us require governmental approval, permits are required for drilling oil or gas wells.

     The transportation service offered by TPC is subject to regulation by the Tennessee Regulatory Authority to the extent of certain construction, safety, tariff rates and charges, and nondiscrimination requirements under state law. These requirements are typical of those imposed on regulated utilities. TPC has been granted a certificate of public convenience and necessity to operate as a pipeline utility in Hancock, Hawkins, and Claiborne counties, Tennessee. In addition, TPC was authorized to construct and operate the portion of Phase II of the pipeline to Eastman by resolution of the City of Kingsport in May, 2000. This resolution was approved by the Tennessee Regulatory Authority as required by state law. All approvals for our pipeline have been granted.

     The City of Kingsport, Tennessee has also enacted an ordinance granting to TPC a franchise for twenty years to construct, maintain and operate a gas system to import, transport, and sell natural gas to the City of Kingsport and inhabitants, institutions and businesses for domestic, commercial, industrial and institutional uses. This ordinance and the franchise agreement it authorizes also require approval of the Tennessee Regulatory Authority under state law. We will not initiate the required approval process for the ordinance and franchise agreement until such time that we can supply gas to the City of Kingsport. Although we anticipate that regulatory approval will be granted, there can be no assurance that it will be granted, or that such approval may be granted in a timely manner, or that such approval may not be limited in some manner by the Tennessee Regulatory Authority.

EFFECT OF EXISTING OR PROBABLE GOVERNMENTAL REGULATIONS ON BUSINESS

     Exploration and production activities relating to oil and gas leases are subject to numerous environmental laws, rules and regulations. The Federal Clean Water Act requires us to construct a fresh water containment barrier between the surface of each drilling site and the underlying water table. This involves the insertion of a seven-inch diameter steel casing into each well, with cement on the outside of the casing. We have complied with this environmental regulation, the cost of which is approximately $10,000 per well.

     The State of Tennessee also requires the posting of a bond to ensure that our wells are properly plugged when abandoned. A separate $2,000 bond is required for each well drilled. We currently have the requisite amount of bonds on deposit with the State of Tennessee.

     As part of our purchase of the Kansas Properties we acquired a statewide permit to drill in Kansas. Applications under such permit are applied for and issued within one to two weeks prior to drilling. At the present time, the State of Kansas does not require the posting of a bond either for permitting or to insure that our wells are properly plugged when abandoned. All of the wells in the Kansas Properties have all permits required and we believe that we are in substantial compliance with the laws of the State of Kansas.

     Our exploration, production and marketing operations are regulated extensively at the federal, state and local levels. We have made and will continue to make expenditures in our efforts to comply with the requirements of environmental and other regulations. Further, the oil and gas regulatory environment could change in ways that might substantially increase these costs. Hydrocarbon-producing states regulate conservation practices and the protection of correlative rights. These regulations affect our operations and limit the quantity of hydrocarbons we may produce and sell. In addition, at the federal level, the Federal Energy Regulatory Commission regulates interstate transportation of natural gas under the Natural Gas Act. Other regulated matters include marketing, pricing, transportation and valuation of royalty payments.

     Our operations are subject to numerous and frequently changing laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. We own or lease, and have in the past owned or leased, properties that have been used for the exploration and production of oil and gas and these properties and the wastes disposed on these properties may be subject to the Comprehensive Environmental Response, Compensation and Liability Act, the Oil Pollution Act of 1990, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act and analogous state laws. Under such laws, we could be required to remove or remediate previously released wastes or property contamination.

     Laws and regulations protecting the environment have generally become more stringent and, may in some cases, impose "strict liability" for environmental damage. Strict liability means that we may be held liable for damage without regard to whether we were negligent or otherwise at fault. Environmental laws and regulations may expose us to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed. Failure to comply with these laws and regulations may result in the imposition of administrative, civil and criminal penalties.

     While we believe that our operations are in substantial compliance with existing requirements of governmental bodies, our ability to conduct continued operations is subject to satisfying applicable regulatory and permitting controls. Our current permits and authorizations and ability to get future permits and authorizations may be susceptible, on a going forward basis, to increased scrutiny, greater complexity resulting in increased costs or delays in receiving appropriate authorizations.

     The foregoing is only a brief summary of some of the existing environmental laws, rules and regulations to which our business operations are subject, and there are many others, the effects of which could have an adverse impact on us. Future legislation in this area will no doubt be enacted and revisions will be made in current laws. No assurance can be given as to what effect these present and future laws, rules and regulations will have on our current and future operations.

RESEARCH AND DEVELOPMENT

     We have not expended any material amount in research and development activities during the last two fiscal years. Research done in conjunction with our exploration activities would consist primarily of conducting seismic surveys on the lease blocks. This work would be performed by our geology and engineering personnel and other employees and would not be expected to have a material cost of above their standard salaries.

NUMBER OF TOTAL EMPLOYEES AND NUMBER OF FULL-TIME EMPLOYEES

     We presently have 25 full time employees and no part-time employees.

PROPERTY LOCATION, FACILITIES, SIZE AND NATURE OF OWNERSHIP

     Swan Creek Field. Our Swan Creek leases are on approximately 41,088 acres in Hancock, Claiborne, Knox, Jefferson, Morgan and Union Counties in Tennessee. The initial terms of these leases vary from one to five years. Some of them will terminate unless we have commenced drilling. In 2002, we reduced the acreage comprising the Swan Creek Field from approximately 50,500 acres to the present 41,088 acres. This reduction in acreage was a result of our improved understanding of the geological and geophysical makeup of the Swan Creek Field. We believe that the acreage eliminated from the field does not have the potential to produce commercial quantities of oil or gas and that the reduction of this acreage does not affect the reserves of the Swan Creek Field. Further, the elimination of the leases for this acreage is expected to result in cost savings to us.

     Morita Properties, Inc., an affiliate of Shigemi Morita, a former Director, currently has a 25% working interest in nine of our existing wells, and a 50% working interest and 6% working interest, respectively, in two of our other existing wells. All of these wells are located in the Swan Creek Field and all but two are presently producing wells. In addition, to those interests, Morita Properties, Inc. previously owned a 25% working interest in three of our other existing wells and 12.5% working interest in another of our wells all of which subsequently have been sold.

     An individual who is not an affiliate of us purchased 25% working interests in two other wells located in the Swan Creek Field that are presently producing wells.

     Another individual has a 29% revenue interest in a producing well located in the Swan Creek Field by virtue of having contributed her unleased acreage to the drilling unit and paying her proportionate share of the drilling costs of the well. We were obligated to allow that individual to participate on that basis in accordance with both customary industry practice and the requirements of the procedures of the Tennessee Oil and Gas Board in a forced pooling action brought by us to require the acreage to be included in the unit so that the well could be drilled. The forced pooling procedure was concluded by her contribution of acreage and agreement to pay proportionate share of drilling costs.

     We also entered into a farmout agreement with Miller Petroleum, Inc. for ten wells to be drilled in the Swan Creek Field and we have an option to award up to an additional ten future wells. All locations were to be mutually agreed upon. Net revenues, as defined, are to be 81.25% to Miller. Our subsidiary TPC will transport Miller's gas. We reserved all offset locations to wells drilled under the farmout agreement. All ten wells have been drilled under the farmout agreement. We acquired back from Miller a 50% working interest in nine of those ten wells in addition to our rights under the farmout agreement. In addition, we along with Miller have drilled two additional wells on a 50-50 basis, although we declined to exercise our option for a ten-well extension of the farmout agreement. Of the wells in which Miller owns an interest, six are presently producing.

     Other than the working interests described or referred to above, we retain all other working interests in wells drilled or to be drilled in the Swan Creek Field.

     Other working interest owners in oil and gas wells in which we have working interests are entitled to market their respective shares of production to purchasers other than purchasers with whom we have contracted. Absent such contractual arrangements being made by the working interest owners, we are authorized but are not required to provide a market for oil or gas attributable to working interest owners' production. At this time, we have not agreed to market gas for any working interest owner to customers other than our customers. If we agree to market gas for working interest owners to our customers, we will have to agree, at that time, to the terms of such marketing arrangements and it is possible that as a result of such arrangements, our revenues from such customers may be correspondingly reduced. If the working interest owners make their own arrangements to market their natural gas to other end users along the pipeline which have been served by East Tennessee Natural Gas, an interstate pipeline, such gas would be transported by TPC at published tariff rates. The current published tariff rate is for firm transportation at a demand charge of five cents per MMBtu per day plus a commodity charge of $0.80 per MMBtu.

If the working interest owners do not market their production, either independently or through us, then their interest will be treated as not yet produced and will be balanced either when marketing arrangements are made by such working interest owners or when the well ceases to produce in accordance with customary industry practice.

     Kansas Properties. The Kansas Properties contain 138 leases totaling 32,158 acres in the vicinity of Hays, Kansas. The original terms on these leases were from one to ten years and in most cases have expired. Most of these leases, however, are still in effect because they are being held by production. We maintain a 100% working interest in most wells. The leases provide for a landowner royalty of 12.5%. Some wells are subject to an overriding royalty interest from 0.5% to 9%.

     Although we do not pay any taxes on our Swan Creek Leases, we pay ad valorem taxes on our Kansas Properties. We have general liability insurance for the Kansas Properties and the Swan Creek Field.

     We lease our principal executive offices, consisting of approximately 5,647 square feet located at 603 Main Avenue, Suite 500, Knoxville, Tennessee at a rental of $4,705.83 per month and an office in Hays, Kansas at a rental of $500 per month. During 2002 and the first six months of 2003, we closed a field office in Sneedville, Tennessee and an office in New York City we had previously leased at an aggregate rental of $3,100 per month.

RESERVE ANALYSES

     Ryder Scott Company, L.P. of Houston, Texas has performed reserve analyses of all our productive leases. Ryder Scott Company, L.P. and its employees and its registered petroleum engineers have no interest in the Company, and performed these services at their standard rates. The net reserve values used hereafter were obtained from a reserve report dated February 10, 2003, which we refer to as the Report, prepared by Ryder Scott Company, L.P. as of December 31, 2002. In substance, the Report used estimates of oil and gas reserves based upon standard petroleum engineering methods which include production data, decline curve analysis, volumetric calculations, pressure history, analogy, various correlations and technical judgment. Information for this purpose was obtained from owners of interests in the areas involved, state regulatory agencies, commercial services, outside operators and files of Ryder Scott Company, L.P. The net reserve values in the Report were adjusted to take into account the working interests that have been sold by us in various wells in the Swan Creek Field. The Report provides that proved reserves in the Swan Creek Field are 30,360 MMcf of natural gas and 226,456 barrels of oil. According to the Report, the value of the future gross revenues of our interest in the Swan Creek Field as of December 31, 2002 is $103,667,886 before production taxes and $100,557,852 after production taxes. The Report further provides that as of December 31, 2002 the value of the future net income before income taxes of our interest in the Swan Creek Field is $80,798,842 and discounting the future net income by 10% results in a present value of $36,230,728.

     The Report reflects that the amount of proved natural gas net reserves in the Swan Creek Field of 23,499 MMcf remained essentially unchanged from net reserves of 23,006 MMcf reported in the Ryder Scott Company, L.P. report dated March 28, 2002 reporting values as of December 31, 2001. The Report also reflects a decrease in the amount of proved oil reserves to 167,432 barrels in 2002 from 224,745 barrels reported in the earlier Ryder Scott Company, L.P. report for values as of December 31, 2001. This decrease was primarily due to estimates for the Colson #1 well which was included in the earlier Ryder Scott Company, L.P. report as of December 31, 2001, but was not included in the current Report as that well was subsequently taken off-line and reclassified as unproved. The Report reflects an increase from the Ryder Scott Company, L.P. Report for the year ended December 31, 2001 in the value of the future gross revenues of our interest in the Swan Creek Field from $57,832,005 to $103,667,886 before production taxes and $56,097,044 after production taxes to $100,557,852. The Report also indicates an increase in the discounted (at 10% per annum compounded monthly) present value of the reserves of the Swan Creek Field from $19,302,590 as of December 31, 2001 to $36,230,728 as of December 31, 2002. These increases in values reported by Ryder Scott Company, L.P. in the Report are due to an increase in oil and gas prices for 2002 making a larger portion of the Field's undeveloped reserves more economical for future development. Gas prices for the year-end 2001 Ryder Scott Company, L.P. report utilized gas prices of $2.35 per Mcf and oil prices of $16.25 per barrel as opposed to the $4.22 per Mcf price and $26.90 per barrel price utilized in the current Report for the year ended December 31, 2002. In addition, we drilled two wells in 2002, the Colson #2 and the Paul Reed #9, which added 936 MMcf to our gas reserves in the Swan Creek Field.

     Ryder Scott Company, L.P. also performed a reserve analysis of the Kansas Properties. The Report provides that as of December 31, 2002 the net proved reserves for the Kansas Properties are 3,100 MMcf of natural gas and 1,308,467 barrels of oil. According to the Report, the value of the future gross revenues of our interest in the Kansas Properties as of December 31, 2002 is $48,511,771 before production taxes and 48,066,045 after production taxes. The Report further provides that as of December 31, 2002 the value of the future net income before income taxes of our interest in the Kansas Properties is $18,163,162 and, discounting the future net income by 10% results in a present value of $10,417,292.

     The current Report reflects a substantial increase from the Ryder Scott Company, L.P. report analyzing the reserves of the Kansas Properties as of December 31, 2001 in (i) the number of barrels of oil attributed to our net interest in the Kansas Properties from 831,930 barrels to 1,308,467 barrels and
(ii) the value of the future gross revenues of our interest in the Kansas Properties from $20,463,797 to $48,511,771 before production taxes and $19,586,607 after production taxes to $48,066,045. The current Report also indicates an increase in the discounted (at 10% per annum compounded monthly) net present value of our oil and gas reserves in the Kansas Properties from $2,431,317 as of December 31, 2001 to $10,417,292 as of December 31, 2002. These
increases are due primarily to two factors. First, the increased price and future speculative market for energy prices have driven both oil and gas prices higher. The 2001 Ryder Scott Company, L.P. report used a gas price of $2.13 per Mcf in determining the value of reserves in contrast to the $4.13 per Mcf price used in the current Report and an oil price of $17.24 per barrel in 2001 contrasted to the $27.29 per barrel price used in 2002. Second, an increase in the number of barrels occurred because the current Report for December 31, 2002 included the production and reserves from approximately thirty producing oil wells that had not been included in the prior Ryder Scott Company, L.P. report for December 31, 2001. At the time of the earlier report, the calculated operating expenses for those producing wells matched or exceeded the oil price utilized in that report and therefore, those wells were not considered commercially viable for purposes of that earlier report. As a result of the increase in the price of oil, those wells and associated reserves are included in the current Report. We anticipate that future reports of the net present value of the Kansas Properties should remain stable, and may even increase and will continue to include the consideration of reserves attributable to all of our wells in Kansas, which are still producing in accordance with their extended production history, provided that the market price of oil and gas remains constant or increases.

     We believe that the reserve analysis reports prepared by Ryder Scott Company, L.P. for us for the Swan Creek Field and Kansas Properties provide an essential basis for review and consideration of our producing properties by all potential industry partners and all financial institutions across the country. It is standard in the industry for reserve analyses such as these to be used as a basis for financing of drilling costs. Reserve analyses, however, are at best speculative, especially when based upon limited production; no assurance can be given that the reserves attributed to these leases exist or will be economically recoverable. The result of any reserve analysis is dependent upon the forecast of product prices utilized in the analysis which may be more or less than the actual price received during the period in which production occurs.

     We have not filed the reserve analysis reports prepared by Ryder Scott Company, L.P. or any other reserve reports with any Federal authority or agency other than the Securities and Exchange Commission. We, however, have filed the information in the Report of our reserves with the Energy Information Service of the Department of Energy in compliance with that agency's statutory function of surveying oil and gas reserves nationwide.

                                   PRODUCTION

     The following tables summarize for the past three fiscal years the volumes of oil and gas produced to our interests, our operating costs and our average sales prices for our oil and gas. The information does not include volumes produced to royalty interests or other working interests.

                                    TENNESSEE

                                                              COST OF
        YEAR ENDED                                           PRODUCTION                  AVERAGE
        DECEMBER 31                 PRODUCTION              (PER BOE)(2)               SALES PRICE
        -----------                 ----------              ------------               -----------
                                OIL            GAS                                 OIL              GAS
                               (BBL)          (MCF)                               (BBL)          (PER MCF)
                           -------------- --------------                     ----------------- --------------
        2002.............    15,111.54     521,834.35          $ 4.10(2)      $21.85                 $3.22


        2001.............    22,776.21     703,073.56          $ 0.31         $16.05                 $2.55


        2000.............    37,210.67        2,411.00         $ 0.69         $20.32                 $2.86

Gas volumes and prices for 2000 reflect only the nominal purchases made by Hawkins County Gas Utility District upon completion of Phase I of Tengasco Pipeline Company's pipeline system.

---------------------------

(1) A "BOE" is a barrel of oil equivalent. A barrel of oil contains approximately 6 Mcf of natural gas by heating content. The volumes of gas produced have been converted into "barrels of oil equivalent" for the purposes of calculating costs of production.

(2) The increase in cost of production in 2002 was a result of this being the first full year of production in the Swan Creek Field.

                                     KANSAS

                                                              COST OF
          YEAR ENDED                                         PRODUCTION                  AVERAGE
         DECEMBER 31                PRODUCTION              (PER BOE)(2)               SALES PRICE
         -----------                ----------              ------------               -----------
                                OIL            GAS                                OIL              GAS
                               (BBL)          (MCF)                              (BBL)          (PER MCF)
                           --------------- -------------                     -------------- -----------------
     2002................     105,473.54     246,510.98        $  8.71        $23.89              $2.96


     2001................     112,495.88     278,884.66        $10.72         $23.50              $4.12


     2000................     111,734.81     291,096.22        $  9.68        $28.06              $3.75

OIL AND GAS DRILLING ACTIVITIES

     Our oil and gas developmental drilling for the past three fiscal years are as set forth in the following tables. During the fiscal years ending December 31, 2000 and 2001 we did not drill any exploratory wells. In 2002, we drilled one exploratory well in Cocke County, Tennessee which did not result in finding commercial quantities of hydrocarbons. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of wells drilled, quantities of reserves found or economic value.

GROSS AND NET WELLS

     The following tables set forth for the fiscal years ending December 31, 2000, 2001, and 2002 the number of gross and net development wells drilled by us. The dry hole set forth in the table below is the Cocke County well referred to above. The term gross wells means the total number of wells in which we own an interest, while the term net wells means the sum of the fractional working interests we own in gross wells.

                                                               Year ended December 31,
                                    ---------------------------------------------------------------------------
                                           2002                        2001                          2000
                                    -----------------           ------------------          -------------------
                                    Gross         Net           Gross          Net          Gross           Net
                                    -----         ---           -----          ---          -----           ---
TENNESSEE
Productive Wells.............         3           2.625            19           11.42         9            4.0515
Dry Holes....................         1            .50              0            0            0            0

KANSAS
Productive Wells.............         0           0                 3            2.594        0            0
Dry Holes....................         0           0                 0            0            0            0

PRODUCTIVE WELLS

     The following table sets information regarding the number of productive wells in which we held a working interest as of December 31, 2002. Productive wells are either producing wells or wells capable of commercial production although currently shut-in. One or more completions in the same bore hole are counted as one well.

                                                          Gas                                  Oil
                                                ----------------------              -----------------------
                                                Gross              Net              Gross               Net
                                                -----              ---              -----               ---
Tennessee...........................              31               18.9               12               6.18

Kansas..............................              52              43.45              128               110.5

DEVELOPED AND UNDEVELOPED OIL AND GAS ACREAGE

     As of December 31, 2002, we owned working interests in the following developed and undeveloped oil and gas acreage. Net acres refer to our interest less the interest of royalty and other working interest owners.

                                                   Developed                                   Undeveloped
                                      ---------------------------------             ---------------------------------
                                      Gross Acres             Net Acres             Gross Acres             Net Acres
                                      -----------             ---------             -----------             ---------
Tennessee...................            1,840.00               1,065.38                41,088                35,952

Kansas......................            9,666.00               8,080.44                22,711               18,995.48


                                LEGAL PROCEEDINGS

     Except as described hereafter, we are not a party to any pending material legal proceeding. To the knowledge of management, no federal, state or local governmental agency is presently contemplating any proceeding against us which would have a result materially adverse on us. To the knowledge of management, no director, executive officer or affiliate of the company or owner of record or beneficially of more than 5% of our common stock is a party adverse to us or has a material interest adverse to us in any proceeding.

     In November 2001, we signed a credit facility with Bank One, N.A. in Houston, Texas whereby Bank One extended to us a revolving line of credit of up to $35 million. The initial borrowing base under the facility was $10 million. In April 2002, we received a notice from Bank One stating that it had redetermined and reduced the then-existing borrowing base under the credit agreement by $6 million to approximately $3.1 million. Bank One demanded that we pay the $6 million within thirty days. In May 2002, we filed suit in federal court in the Eastern District of Tennessee, Northeastern Division at Greeneville to restrain Bank One from taking any steps to enforce its demand that we reduce our loan obligation or else be deemed in default and for damages resulting from the demand. We sought a jury trial and actual damages sustained by it as a result of the wrongful demand in the amount of $51 million plus punitive damages in the amount of $100 million.

     In July 2002, Bank One filed its answer and counterclaim, alleging that its actions were proper under the terms of the credit agreement and seeking to recover all amounts it alleges to be owed under the credit agreement, including principal, accrued interest, expenses and attorney's fees in the approximate amount of $9 million. No hearings have occurred or been scheduled in the court proceeding. We have filed initial written discovery requests upon Bank One. We have continued to pay $200,000 per month of principal due under the original terms of the credit agreement, plus interest, and have reduced the principal now outstanding to approximately $7.1 million. Although the parties continue to discuss settlement of all outstanding issues, no settlement has been concluded. At a scheduling conference held by the Court in February 2003, a procedural schedule was set as requested by us leading toward a trial date of November 18, 2003 in the event settlement is not concluded.

     In November 2002, we and our then Chief Executive Officer, Malcolm E. Ratliff, were served with a complaint filed in the United States District Court for the Eastern District of Tennessee, Knoxville, entitled PAUL MILLER V. M. E. RATLIFF AND TENGASCO, INC., DOCKET NUMBER 3:02-CV-644. The complaint seeks certification of a class action to recover on behalf of the class of all persons who purchased shares of our common stock between August 1, 2001 and April 23, 2002, damages in an amount not specified that were allegedly caused by violations of the federal securities laws, specifically Rule 10b-5 under the Securities Exchange Act of 1934 as to us and Mr. Ratliff, and Section 20(a) of that Act as to Mr. Ratliff. The complaint alleges that documents and statements made to the investing public by us and Mr. Ratliff misrepresented material facts regarding our business and finances. We believe that the allegations in the complaint are without merit. We intend to vigorously defend against all of the allegations. We have filed a motion to dismiss the action based on the failure of the complaint to meet the requirements of the Securities Litigation Reform Act of 1995.

     We, our former Chief Executive Officer, Malcolm E. Ratliff, and one of our attorneys, Morton S. Robson, were named as defendants in an action commenced in the Supreme Court of the State of New York, New York County entitled MAUREEN COLEMAN, JOHN O. KOHLER, CHARLES MASSOUD, JONATHAN SARLIN, VON GRAFFENRIED A.G. AND VPM VERWATUNGS A.G., PLAINTIFFS V. TENGASCO, INC., MORTON S. ROBSON AND MALCOLM E. RATLIFF, DEFENDANTS, INDEX NO. 603009/98. In that action, the plaintiffs, stockholders of the Company, allege that they were entitled to sell their shares of our common stock in the open market pursuant to Rule 144 promulgated under the Securities Act of 1933, but they were precluded from doing so by the defendants' purported wrongful refusal to remove the restrictive legends from their shares. The plaintiffs own in the aggregate 35,000 shares of our common stock. The plaintiffs are seeking damages in an amount equal to the difference between the amount for which they would have been able to sell their shares if the defendants had acted to remove the restrictive legends when requested and the amount they will receive on the sale of their shares. The plaintiffs are also seeking punitive damages in an amount they claim to be in excess of $500,000, together with interest, costs and disbursements of bringing the action, including reasonable attorneys fees. We do not believe that we wrongfully withheld our approval of the removal of the restrictive legends at the times such removal was requested by the stockholders. The plaintiffs have not taken any action in this matter for several years.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding our executive officers and directors.

Name                             Age        Position
----                             ---        --------
Richard T. Williams(3)(4)        52         Chairman of the Board and Chief
                                              Executive Officer
Jeffrey R. Bailey(3)(4)          46         President and Director
Mark A. Ruth                     44         Chief Financial Officer
Robert M. Carter                 66         President - Tengasco Pipeline
                                              Corporation
Cary V. Sorensen                 54         General Counsel, Vice President and
                                              Secretary
Stephen W. Akos(1)(2)            49         Director
Joseph Earl Armstrong(3)         46         Director
John A. Clendening(1)(2)(4)      70         Director
Robert L. Devereux(1) (2)        43         Director
Bill W. Harbert                  80         Director
Peter E. Salas                   49         Director
Charles M. Stivers(1)            40         Director

-----------------
(1)  Audit Committee, Compensation Committee and Special Committee Member
(2)  Stock Option Committee Member
(3)  Field Safety Committee Member
(4)  Frontier Exploration Committee Member

     DR. RICHARD T. WILLIAMS has been a member of the faculty of the Department of Geological Sciences at The University of Tennessee in Knoxville, Tennessee, since 1987, after holding faculty positions at West Virginia University and the University of South Carolina since 1979. He has been engaged in reflection seismology and geophysical studies in the Appalachian Overthrust since 1980. He earned his Ph.D. in Geophysics from Virginia Tech in 1979. Dr. Williams was elected as a director effective June 28, 2002. He was appointed Chief Operating Officer on January 10, 2003, and on February 3, 2003, he was elected our Chief Executive Officer.

     JEFFREY R. BAILEY graduated in 1980 from New Mexico Institute of Mining and Technology with a B.S. degree in Geological Engineering. Upon graduation he joined Gearhart Industries as a field engineer working in Texas, New Mexico, Kansas, Oklahoma and Arkansas. Gearhart Industries later merged with Halliburton Company. In 1993 after 13 years working in various field operations and management roles primarily focused on reservoir evaluation, log analysis and log data acquisition he assumed a global role with Halliburton as a Petrophysics instructor in Fort Worth, Texas. His duties were to teach Halliburton personnel and customers around the world log analysis and competition technology and to review analytical reservoir problems. In this role Mr. Bailey had the opportunity to review reservoirs in Europe, Latin America, Asia Pacific and the Middle East developing a special expertise in carbonate reservoirs. In 1997 he became technical manager for Halliburton in Mexico focusing on finding engineering solutions to the production challenges of large carbonate reservoirs in Mexico. He joined us as our Chief Geological Engineer on March 1, 2002. He was elected our President on July 17, 2002 and as a director on February 28, 2003.

     MARK A. RUTH is a certified public accountant with 21 years accounting experience. He received a B.S. degree in accounting with honors from the University of Tennessee at Knoxville. He has served as a project controls engineer for Bechtel Jacobs Company, LLC; business manager and finance officer for Lockheed Martin Energy Systems; settlement department head and senior accountant for the Federal Deposit Insurance Corporation; senior financial analyst/internal auditor for Phillips Consumer Electronics Corporation; and, as an auditor for Arthur Andersen and Company. From December 14, 1998 to August 31, 1999 he served as the Company's Chief Financial Officer. On August 31, 1999 he was elected as a Vice-President of the Company and on November 8, 1999 he was again appointed as the Company's Chief Financial Office, which office he has occupied since then.

     ROBERT M. CARTER attended Tennessee Wesleyan College and Middle Tennessee State College between 1954 and 1957. For 35 years he was an owner of Carter Lumber & Building Supply Company and Carter Warehouse in Loudon County, Tennessee. He has been with us since 1995 and during that time has been involved in many phases of our business, including pipeline construction, leasing, financing and the negotiation of acquisitions. Mr. Carter was elected Vice-President in March, 1996, Executive Vice-President in April 1997 and President on March 13, 1998 until he resigned from that position on October 19, 1999. On August 8, 2000 he again was elected as President and served in that capacity until July 31, 2001. He has served as President of Tengasco Pipeline Corporation, our wholly-owned subsidiary, from June 1, 1998 to the present.

     CARY V. SORENSEN is a 1976 graduate of the University of Texas School of Law and has undergraduate and graduate degrees from North Texas State University and Catholic University in Washington, D.C. Prior to joining us in July 1999, he had been continuously engaged in the practice of law in Houston, Texas relating to the energy industry since 1977, both in private law firms and a corporate law department, most recently serving for seven years as senior counsel with the litigation department of a major Houston energy corporation before entering private practice in June 1996. He has represented many of the major oil companies headquartered in Houston, as well as local distribution companies and electric utilities in a variety of litigation and administrative cases before state and federal courts and agencies in numerous states. These matters involved gas contracts, gas marketing, exploration and production disputes involving royalties or operating interests, land titles, oil pipelines and gas pipeline tariff matters at the state and federal levels, and general operation and regulation of interstate and intrastate gas pipelines. He has served as General Counsel of the Company since July 9, 1999.

     STEPHEN W. AKOS has over twenty years experience in the financial services industry with an expertise in fixed income securities. Since August of 2000, he has been First Vice President, Institutional Fixed Income Sales, Robert W. Baird & Co., St. Louis, Missouri. Prior to 2000, he held executive positions with Mercantile Bank and Mark Twain Bank since 1993. Before 1993 he was a broker and held a series of executive positions at brokerage firms Dean Witter, Shearson Lehman Hutton, Drexel Burnham Lambert, and Kidder Peabody in St. Louis. He received an MBA in Finance from Washington University in 1979, and a B.S. in Business Administration, Accounting, from Washington University in 1976. He was elected as a director on February 28, 2003.

     JOSEPH EARL ARMSTRONG is a resident of Knoxville, Tennessee. He is a graduate of the University of Tennessee and Morristown College where he received a Bachelor of Science Degree in Business Administration. From 1988 to the present, he has been an elected State Representation for Legislative District 15 in Tennessee. He has served as director since 1997.

     DR. JOHN A. CLENDENING received B.S (1958), M.S. (1960) and Ph. D. (1970) degrees in geology from West Virginia University. He was employed as a Palynologist-Coal Geologist at the West Virginia Geological Survey from 1960 until 1968. He joined Amoco in 1968 and remained with Amoco as a senior geological associate until 1972. Dr. Clendening has served as President and other offices of the American Association of Stratigraphic Palynologists and the Society of Organic Petrologists. From 1992 - 1998 he was engaged in association with Laird Exploration Co., Inc. of Houston, Texas, directing exploration and production in south central Kentucky. In 1999 he purchased all the assets of Laird Exploration in south central Kentucky and operates independently. While with Amoco Dr. Clendening was instrumental in Amoco's acquisition in the early 1970's of large land acreage holdings in Northeast Tennessee, based upon his geological studies and recommendations. His work led directly to the discovery of what is now our Paul Reed # 1 well. He further recognized the area to have significant oil and gas potential and is credited with discovery of the field which is now known as our Swan Creek Field. Dr. Clendening previously served as a director from September 1998 to August 2000. He was again elected as a director on February 28, 2003.

     ROBERT L. DEVEREUX graduated in 1982 from St. Louis University with a Bachelor's Degree in Business Administration with a major in finance. He received his law degree from St. Louis University in 1985. For the past eighteen years, Mr. Devereux has been actively engaged in the practice of law, specializing in commercial litigation. Since 1994, he has been a principal in the law firm of Devereux Murphy LLC located in St. Louis, Missouri. For the past eight years Mr. Devereux has also been a principal of and has served as the Chief Executive Officer of Gateway Title Company, Inc. He was elected as a director on February 28, 2003.

     BILL L. HARBERT earned a B.S. degree in civil engineering from Auburn University in 1948. In 1949 he was one of the founders of Harbert Construction Company. He managed that company's construction operations, both domestic and foreign, and served as our Executive Vice-President until 1979. From 1979 until July, 1990 he served as President and Chief Operating Officer and from July 1990 through December 1991 he served as Vice Chairman of the Board of Harbert International, Inc. He then purchased a majority of the international operations of Harbert International, Inc. and formed Bill Harbert International Construction, Inc. He served as Chairman and Chief Executive Officer of that corporation until retiring from us in 2000. Mr. Harbert's companies built pipeline projects in the United States and throughout the world. They also built many other projects including bridges, commercial buildings, waste water treatment plants, airports, including an air base in Negev, Israel and embassies for the United States government in, among other places, Tel Aviv, Hong Kong, and Baku. Mr. Harbert has also served as president (1979) and Director (1980) of the Pipe Line Contractors Association, USA and for seven years as Director, Second Vice-President and First Vice-President (2001-2002) of the International Pipe Line Contractors Association. Mr. Harbert has been active in service to a variety of business associations, charities and the arts in the Birmingham area for many years. He was elected as a director on April 2, 2002.

     PETER E. SALAS has been President of Dolphin Asset Management Corp. and associated companies since 1988. Prior to establishing Dolphin, he was with J.P. Morgan Investment Management, Inc. for ten years, becoming Co-manager, Small Company Fund and Director-Small Cap Research. He received an A.B. degree in Economics from Harvard in 1978. Mr. Salas was elected as a director on October 8, 2002.

     CHARLES M. STIVERS is a Certified Public Accountant with 18 years accounting experience. In 1984 he received a B.S. degree in accounting from Eastern Kentucky University. From 1983 through July 1986 he served as Treasurer and CEO for Clay Resource Company. From August 1986 through August 1989 he served as a senior tax and audit specialist for Gallaher and Company. From September 1989 to date he has owned and operated Charles M. Stivers, C.P.A., a regional accounting firm. Mr. Stiver's firm specializes in the oil and gas industry and has clients in eight states. The oil and gas work performed by his firm includes all forms of SEC audit work, SEC quarterly financial statement filings, oil and gas consulting work and income tax services. Mr. Stiver's firm has also represented oil and gas companies with respect to Federal and State income tax disputes in 15 states over the past 12 years. In September 2001, he was elected as a director and is the chairman of our audit committee.

EXECUTIVE COMPENSATION

     The following sets forth certain information regarding compensation awarded to, earned by or paid to, and options granted to, repriced or exercised by, the Company's Chief Executive Officers during fiscal years ended December 31, 2002, December 31, 2001 and December 31, 2000. During that period, none of the Company's other executive officers earned compensation in excess of $100,000 per annum for services rendered to us in any capacity.

Summary Compensation Table

                                                                                 Securities
                                                                      Restricted Underlying
        Name and                                       Other Annual    Stock     Options/                All Other
  Principal Position(1)     Year    Salary    Bonus    Compensation    Awards     SARS(#)    Payouts    Compensation
  ---------------------     ----    ------    -----    ------------    ------     -------    -------    ------------
Malcolm E.  Ratliff        2002    $80,000      $0             $0        -0-      59,062       -0-          -0-
Chief Executive Officer    2001    $80,000      $0         $1,000        -0-      52,500       -0-          -0-
                           2000    $70,000      $0           $500        -0-      52,500       -0-          -0-

--------------
(1) Malcolm E. Ratliff served as our Chief Executive Officer throughout 2002. Richard T. Williams, our current Chief Executive Officer replaced Mr. Ratliff on February 3, 2003.

REPRICING OF OPTIONS IN FISCAL 2002

     We did not adjust or amend the exercise price of any options previously granted to any of our directors or executive officers during Fiscal 2002.

OPTION GRANTS FOR FISCAL 2002

     The following table sets forth information concerning options to purchase shares of our common stock granted to the named executive officer in 2002.

                                    Individual Grants
                                    -----------------                                          Potential Realizable
                             Number of        Percent of Total                                    Value At Assumed
                             Securities         Options/SARs                                   Annual Rates of Stock
                             Underlying          Granted to       Exercise or                  Price Appreciation(1)
                            Options/SARs        Employees in       Base Price     Expiration   ---------------------
Name                        Granted (#)         Fiscal 2002          ($/Sh)          Date       5%($)      10%($)
-----                       -----------         -----------          ------          ----      -------   ----------
Malcolm E.  Ratliff            6,562                 4%              $2.86          8/4/05     $2,952      $6,233

------------

     (1) These options expired by their terms 90 days following the resignation on March 10, 2003 of Mr. Ratliff from our Board of Directors.

AGGREGATE OPTION EXERCISES FOR FISCAL 2002 AND YEAR END OPTION VALUES

     The following table sets forth the number of shares received upon exercise of stock options by the names executive officer during the last completed fiscal year and the aggregate options to purchase shares of our common stock held by the named executive officer at December 31, 2002.

                                                            Number of Securities (1)
                                                             Underlying Unexercised       Value (2) of Unexercised
                                                            Options/SARs at December      In-the-Money Options/SARs
                              Shares                                31, 2002                 at December 31,2002
                             Acquired      Value ($)
Name                        On Exercise    Realized (3)     Exercisable/Unexercisable   Exercisable/Unexercisable(4)
----                        -----------    ------------     -------------------------   ----------------------------
Malcolm E.  Ratliff             -0-             -0-                59,062/-0-                     $-0-/-0-

------------

(1) Number of shares underlying the unexercised options has been retroactively adjusted for a 5% stock dividend declared by us as of September 4, 2001.

(2) Unexercised options are in-the-money if the fair market value of the underlying securities exceeds the exercise price of the option. The fair market value of the Common Stock was $1.10 per share on December 31, 2002, as reported by The American Stock Exchange. The exercise price of the unexercised options granted to Malcolm E. Ratliff, the Chief Executive Officer of the Company, were $8.69 and $2.86 per share. As a result, the unexercised options are for purposes of this table deemed to have no value.

(3) Value realized in dollars is based upon the difference between the fair market value of the underlying securities on the date of exercise, and the exercise price of the option.

(4) These options expired by their terms 90 days following the resignation on March 10, 2003 of Mr. Ratliff from our Board of Directors.

LONG TERM INCENTIVE PLANS

     We do not have any long-term incentive programs or plans. We adopted an employee health insurance plan in August 2001. We do not presently have a pension or similar plan for our directors, executive officers or employees. Management is considering adopting a 401(k) plan and full liability insurance for directors and executive officers. However, there are no immediate plans to do so at this time.

COMPENSATION OF DIRECTORS

     The Board of Directors has resolved to compensate members of the Board of Directors for attendance at meetings at the rate of $250 per day, together with direct out-of-pocket expenses incurred in attendance at the meetings, including travel. The Directors, however, have waived such fees due to them as of this date for prior meetings.

     Members of the Board of Directors may also be requested to perform consulting or other professional services for us from time to time. The Board of Directors has reserved to itself the right to review all directors' entitlement to compensation on an ad hoc basis.

     Directors who are on our Audit, Compensation and Stock Option Committees are independent and therefore, do not receive any consulting, advisory or compensatory fees from us. However, such board members may receive fees from us for their services on those committees. The Company intends to implement a plan for the payment of those committee members for their services on an annual basis.

EMPLOYMENT CONTRACTS

     We have entered into an employment contract with our Chief Executive Officer, Richard T. Williams, for a period of two years through December 31, 2004 at an annual salary of $80,000. There are presently no other employment contracts relating to any member of management. However, depending upon our operations and requirements, we may offer long term contracts to directors, executive officers or key employees in the future.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On each of January 21, 2002 and April 9, 2002, Bill L. Harbert, who owns more than ten percent of our outstanding common stock and is now, but was not at those dates, a director, purchased from us in a private placement, 100,000 shares of our common stock, at prices of $6.32 and $4.80 per share, respectively. The proceeds from those private placements were used as working capital.

     On July 5, 2002 and July 23, 2002, Dolphin Offshore Partners, L.P., which we refer to as Dolphin and which owns more than ten percent of our outstanding common stock, and whose general partner, Peter E. Salas, is a director, purchased from us in a private placement, 400,000 and 250,000 shares of our common stock, respectively, at a price of $2.50 per share. The proceeds from those private placements were used as working capital.

     On August 8, 2002, Dolphin purchased 718,820 shares of our common stock in an open market transaction. In connection with that purchase, Dolphin entered into an agreement, which was later amended in October 2002, with Industrial Resources Corporation, which we refer to as IRC, which owns more than ten percent of our outstanding common stock and whose sole stockholder and president, Malcolm E. Ratliff, was at the time of this transaction our Chief Executive Officer and a director. Pursuant to that agreement, Dolphin granted IRC an option commencing on April 11, 2003 and expiring on May 12, 2003 to purchase up to 373,900 shares of our common stock that had been purchased by Dolphin at a price of $2.386 per share. The agreement further provided that if the option were not exercised during the option period, then IRC could then be required by Dolphin to purchase from Dolphin at price of $2.495 per share the same number of shares that had been the subject of the option. We were not a party to this agreement. As a result of IRC's default on this obligation, in June 2003, Dolphin received 400,000 shares of our common stock from an escrow account established by IRC.

     In October 2002, Dolphin in consideration of a loan to us was issued an unsecured convertible promissory note from us in the principal amount of $500,000 bearing 8% interest, with interest only payable quarterly and principal payable January 4, 2004. The principal amount of the note is convertible into our common stock at the rate of $2.88 per share. The proceeds from this loan were used to provide working capital for our operations.

     In December 2002, Dolphin loaned us the sum of $250,000, which funds were used to pay the principal and interest due that month from us to Bank One and to provide working capital. We issued a promissory note to Dolphin bearing interest at the rate of 12% per annum, with interest only payable quarterly and the principal balance payable on January 4, 2004. The obligations under the loan are secured by an undivided 10% interest in our Tennessee and Kansas pipelines.

     In January 2003, Bill L. Harbert, a director, purchased 227,275 shares of our common stock from us in a private placement at a price of $1.10 per share. The proceeds from this sale were used by us to pay the principal and interest due that month from us to Bank One and to provide working capital.

     On each of February 3, 2003 and February 28, 2003, Dolphin loaned us the sum of $250,000, which we used to pay the principal and interest due from us to Bank One for February and March 2003, respectively, and for working capital. Each of these loans is evidenced by a separate promissory note bearing interest at the rate of 12% per annum, with payments of interest only payable quarterly and the principal balance payable on January 4, 2004. The obligations under the loans are secured by an undivided 10% interest in our Tennessee and Kansas pipelines.

     On May 20, 2003, Dolphin loaned us the sum of $750,000 and Jeffrey R. Bailey, our President and a director, loaned us $84,000, which aggregate amount of $834,000 we used to pay the principal and interest due from us to Bank One for June 2003 and for working capital. These loans are evidenced by separate promissory notes bearing interest at the rate of 12% per annum, with payments of interest only payable quarterly and the principal balance payable on January 4, 2004. The obligations under the loans are secured by an undivided 30% and 3.36% interest, respectively, in our Tennessee and Kansas pipelines.

     On August 6, 2003, Dolphin loaned us the sum of $150,000, which we used for working capital. This loan is evidenced by a separate promissory note bearing interest at the rate of 12% per annum, with payments of interest only payable quarterly and the principal balance payable on January 4, 2004. The obligations under the loan are secured by an undivided 6% interest in our Tennessee and Kansas pipelines

     From April 1 through June 30, 2003, we issued 10,363 shares of our common stock to holders of our Series A 8% Cumulative Convertible Preferred Stock in lieu of cash quarterly interest payments due to those holders. Also during that period, certain members of our board of directors exercised options granted to them pursuant to the Tengasco, Inc. Stock Incentive Plan and purchased the following number of shares of our common stock at the exercise price of $0.50 per share. Richard T. Williams - 10,000 shares, Bill L. Harbert - 24,000 shares and John A. Clendening - 24,000 shares.

     In this offering Dolphin, as well as our directors (certain of whom are also officers), will have the right to purchase additional shares of common stock at the offering price in an amount proportional to their existing interests. These officers, directors, and affiliated companies would receive the same terms as the other stockholders in this rights offering; except that Dolphin may also enter into the proposed commitment agreement. See "The Rights Offering - Effects of Rights Offering on Dolphin's Securities and Ownership and
- Proposed Commitment Agreement."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information, as of October 13, 2003, concerning the beneficial ownership of our common stock by (a) each director,
(b) each executive officer named in our summary compensation table above, (c) all directors and executive officers as a group, and (d) each person known by us to beneficially own more than five percent of our common stock. Unless otherwise indicated, each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name and has an address at c/o Tengasco, Inc. 603 Main Avenue, Knoxville, Tennessee 37902.

Name of                                                      Amount Beneficially        Percent of
Beneficial Owner                                                Owned (1)(2)             Class (%)
----------------                                                ------------             ---------
Stephen W. Akos........................................             47,439(1)                *

Joseph Earl Armstrong..................................             81,450(2)                *

Jeffrey R. Bailey......................................             83,125(3)                *

John A. Clendening.....................................             24,000                   *

Robert L. Devereux.....................................             80,882(4)                *

Dolphin Offshore Partners, L.P.........................          2,441,019(5)                20.1

Bill L.  Harbert.......................................          1,513,496(6)                12.4

Malcolm E. Ratliff.....................................          2,250,442(7)                18.4

Peter E. Salas.........................................          2,465,019(8)                20.2

Charles M. Stivers.....................................             37,125(9)                *

Richard T. Williams....................................             73,125(10)               *

All Officers and Directors as a group..................          4,574,265(11)               37.6

------------
* Indicates holdings of less than 1%.

(1) Consists of 14,081 shares held directly (certain of which are jointly owned with spouse); options to purchase 24,000 shares and 9,358 shares underlying convertible promissory notes owned jointly with his spouse and by a limited partnership. The shares underlying the note held by the limited partnership have been adjusted to reflect Mr. Akos' ownership interest in the limited partnership.

(2) Consists of 4,950 shares held directly and options to purchase 76,500 shares.

(3) Consists of 10,000 shares held directly and options to purchase 73,125 shares.

(4) Consists of 34,562 shares held directly and jointly with his spouse; options to purchase 24,000 shares; 12,448 shares underlying a convertible note held jointly with his spouse; 6,753 shares owned by a limited liability company; and 3,119 shares underlying a convertible promissory note held by a limited liability company. The shares owned by the limited liability company and underlying the note held by the limited liability company have been adjusted to reflect Mr. Devereux's ownership interest in the limited liability company.

(5) Mr. Salas, a director, is the general partner and controlling person of Dolphin. The share amount indicated consists of 2,139,720 shares held by Dolphin; 10,500 shares underlying a warrant held by Dolphin; 173,611 shares underlying a convertible promissory note held by Dolphin; and 117,188 shares underlying 9,000 shares of our series B 8% cumulative convertible preferred stock held directly by Dolphin that are convertible into our common stock. The indicated amount includes 400,000 shares transferred in May 2003 to Dolphin from

     Industrial Resources Corporation, a corporation that we believe is affiliated with M.E. Ratliff, pursuant to the terms of an agreement between that corporation and Dolphin. The Company was not a party to that agreement.

(6) Consists of 1,428,942 shares held directly, 71,429 shares underlying 5,000 shares of our series A 8% cumulative convertible preferred stock held directly, which shares are convertible into our common stock, and an option to purchase 13,125 shares.

(7) Includes 80,171 shares owned directly and an option to purchase 59,062 shares held by Mr. Ratliff, 1,249,744 shares owned by Industrial Resources Corporation, which is controlled by Mr. Ratliff, 1,289,072 shares owned by Ratliff Farms, Inc., which is controlled by Mr. Ratliff, and 31,500 shares owned directly by a trust of which Mr. Ratliff's wife is a trustee and the children of Mr. Ratliff are the beneficiaries. The information regarding these shares was previously provided to us by Mr. Ratliff when he was our Chairman of the Board and Chief Executive Officer. We are not aware of any changes in the information, except for the transfer of 400,000 shares from Industrial Resources Corporation to Dolphin described in footnote 5 above.

(8) Mr. Salas, a director, is the general partner and controlling person of Dolphin. Consists of 2,139,720 shares held by Dolphin; options held by Mr. Salas to purchase 24,000 shares; a warrant held by Dolphin to purchase 10,500 shares at $7.68 per share; 173,611 shares underlying a convertible promissory note held by Dolphin; and 117,188 shares underlying 9,000 shares of our series B 8% cumulative convertible preferred stock held by Dolphin, which shares are convertible into our common stock at the rate of $7.68 per share.

(9)  Consists of 24,000 shares and options to purchase 13,125 shares.

(10) Consists of 10,000 shares and options to purchase 63,125 shares.

(11) Consists of shares held directly and indirectly by management, including Messrs. Ruth and Sorensen, shares held by Dolphin, shares underlying options, shares underlying warrants, shares underlying convertible promissory notes and shares underlying convertible preferred stock.

                               THE RIGHTS OFFERING

BACKGROUND OF THE RIGHTS OFFERING

     Our Board of Directors has proposed that we attempt to raise equity capital through a rights offering to all of our stockholders and to use the proceeds from the equity financing to repay certain long term indebtedness to Dolphin and others and, if proceeds are sufficient, to repay a portion of under our senior secured credit facility and/or to finance the drilling of additional wells.

     The primary reason for authorizing the rights offering is to pay non-bank indebtedness, including to Dolphin in the approximate amount of up to $_____ million, with the balance of the net proceeds, if any, to be used to pay bank indebtedness to some extent and/or for working capital purposes, including the drilling of additional wells. The board determined that the rights offering with Dolphin possibly having certain rights to purchase unsubscribed shares is advisable for these purposes under our present financial, operating and other circumstances.

     In preliminarily approving the rights offering as proposed, our Board of Directors considered a number of factors, including the following:

     o the need to pay our outstanding indebtedness, including to Dolphin, and repaying certain other outstanding indebtedness, including perhaps a portion of our credit facility with Bank One and/or providing certain, albeit not necessarily sufficient, capital usable toward resuming our drilling program;

     o   the difficulty of refinancing our outstanding indebtedness;

     o the possible need to refinance all or a portion of the credit facility in light of the impediment to other capital-raising created by the dispute with Bank One;

     o the commercial and other risks and uncertainties associated with a restructuring or recapitalization and the impact of those alternatives on our shareholders and our creditors;

     o the possible willingness of Dolphin, subject to the pricing of the rights offering, to agree to purchase shares in the rights offering; and

     o the belief that the transaction was the best alternative reasonably available to us from the perspective of our public shareholders.

     The preceding discussion of the information and factors considered and given weight by our Board of Directors is not intended to be exhaustive. However, our board of directors believe that the discussion includes all of the material factors that they considered. In reaching their decisions to approve and to recommend approval of the rights offering and Dolphin's possible purchase of shares in the rights offering, our Board of Directors did not assign any relative or specific weights to the factors they considered. Individual directors may have given different weights to different factors.

     An investment in our common stock must be made according to your own evaluation of your best interests. Accordingly, our Board of Directors does not make any recommendation to you about whether you should exercise your rights. Neither have we retained a financial advisor to make any recommendation to you about whether you should exercise your rights.

     Our Board of Directors has formed a special committee consisting of Stephen
W. Akos, John A. Clendening and Robert L. Devereux, none of whom has any personal interest in the rights offering, except by virtue of their beneficial membership of shares of our common stock. The special committee has been charged with determining the terms, including the financial terms, of the rights offering and making recommendations regarding such terms to the Board of Directors. It is anticipated that Mr. Salas, in light of his discussions with us regarding his possible commitment to participate in the rights offering and his significant ownership of our common stock, will not vote with respect to the Board of Directors' approval of such terms.

THE RIGHTS

     We will distribute to each holder of record of our common stock on _____, 2003, at no charge, one nontransferable subscription right for each share of our common stock they own. The rights will be evidenced by rights certificates. Each right will allow such holder to purchase two additional shares of our common stock at a price of $___ per such purchased share.

EXPIRATION OF THE RIGHTS OFFERING

     You may exercise your subscription privilege at any time before 12:00 midnight, New York City time, on ______, 2003, the expiration date for the rights offering. If you do not exercise your rights before the expiration date, your unexercised rights will be null and void. We will not be obligated to honor your exercise of rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents, except when you have timely transmitted the documents under the guaranteed delivery procedures described below. We may extend the expiration date by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

SUBSCRIPTION PRIVILEGES

     Basic subscription privilege. With your basic subscription privilege, you may purchase two shares of our common stock per right, upon delivery of the required documents and payment of the subscription price of $___ in the aggregate, or $___ per share. You must purchase both shares underlying a right if you want to exercise that right. Fractional rights will be rounded up to the next higher whole right. The number of rights subject to the rights offering has been arbitrarily increased by ______ rights to cover increases resulting from rounding up. You are not required to exercise all of your rights. We will deliver to you certificates representing the shares that you purchased with your basic subscription privilege as soon as practicable after the rights offering has expired.

     Over-Subscription Privilege. Subject to the allocation described below, each subscription right also grants each rights holder an over-subscription privilege to purchase additional shares of common stock that are not purchased by other rights holders pursuant to the other rights holders' basic subscription privileges. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription privilege in full.

     If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription certificate. When you send in your subscription certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege). If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all requests for shares pursuant to over-subscription privileges, you will be allocated additional shares pro-rata (subject to elimination of fractional shares), based on the number of shares you purchased through the basic subscription privilege in proportion to the total number of shares that you and other over-subscribing shareholders purchased through the basic subscription privilege. However, if your pro-rata allocation exceeds the number of shares you requested on your subscription certificate, then you will receive only the number of shares that you requested, and the remaining shares from your pro-rata allocation will be divided among other rights holders exercising their over-subscription privileges.

     As soon as practicable after the expiration date, Mellon Investor Services LLC, acting as our subscription agent, will determine the number of shares of common stock that you may purchase pursuant to the over-subscription privilege. You will receive certificates representing these shares as soon as practicable after the expiration date. If you request and pay for more shares than are allocated to you, we will refund that overpayment, without interest. In connection with the exercise of the over-subscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the over-subscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

     Dolphin, subject to the pricing of the rights offering, may agree to exercise all of his or its rights.

NON-TRANSFERABILITY OF THE RIGHTS

     Except in the limited circumstances described below, only you may exercise the basic subscription privilege and the over-subscription privilege. You may not sell, give away or otherwise transfer the basic subscription privilege or the over-subscription privilege.

     Notwithstanding the foregoing, you may transfer your rights to any affiliate of yours and your rights also may be transferred by operation of law; for example a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date of the rights offering.

METHOD OF SUBSCRIPTION--EXERCISE OF RIGHTS

     You may exercise your rights by delivering the following to the subscription agent, at or prior to 12:00 midnight, New York City time, on ________, 2003, the date on which the rights expire:

     o your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation; and

     o your full subscription price payment for each share subscribed for under your basic subscription privilege and your over-subscription privilege.

METHOD OF PAYMENT

     Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock you are subscribing for by either:

     o check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent; or

     o wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at _______.

RECEIPT OF PAYMENT

     Your payment will be considered received by the subscription agent only upon:

     o receipt by the subscription agent of any uncertified check, or certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

     o receipt of collected funds in the subscription account designated above.

DELIVERY OF SUBSCRIPTION MATERIALS AND PAYMENT

     You should deliver your rights certificate and payment of the subscription price or, if applicable, notice of guaranteed delivery, to the subscription agent by one of the methods described below:

     If by mail, by hand or by overnight courier to: Mellon Investor Services LLC, P.O. Box 3315, South Hackensack, NJ 07606

     You may call the subscription agent at (800) 370-1163.

     Your delivery to an address other than the address set forth above will not constitute valid delivery.

CALCULATION OF RIGHTS EXERCISED

     If you do not indicate the number of rights being exercised, or do not forward full payment of the total subscription price for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the expiration date of the rights offering.

YOUR FUNDS WILL BE HELD BY THE SUBSCRIPTION AGENT UNTIL SHARES OF COMMON STOCK ARE ISSUED

     The subscription agent will hold your payment of the subscription price payment in a segregated account with other payments received from other rights holders until we issue your shares to you.

SIGNATURE GUARANTEE MAY BE REQUIRED

     Your signature on each rights certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

     o your rights certificate provides that shares are to be delivered to you as record holder of those rights; or

     o   you are an eligible institution.

NOTICE TO BENEFICIAL HOLDERS

     If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on _______, 2003, the record date for the rights offering, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owners with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date for the rights offering, provided that, you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" which we will provide to you with your rights offering materials.

BENEFICIAL OWNERS

     If you are a beneficial owner of shares of our common stock or will receive your rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee exercise your rights, you should contact your nominee and request it to effect the transaction for you. To indicate your decision with respect to your rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you.

INSTRUCTIONS FOR COMPLETING YOUR RIGHTS CERTIFICATE

     You should read and follow the instructions accompanying the rights certificate(s) carefully.

     If you want to exercise your rights, you should send your rights certificate(s) with your subscription price payment to the subscription agent. Do not send your rights certificate(s) and subscription price payment to us.

     You are responsible for the method of delivery of your rights certificate(s) with your subscription price payment to the subscription agent. If you send your rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires.

DETERMINATIONS REGARDING THE EXERCISE OF YOUR RIGHTS

     We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your rights because of any defect or irregularity. We will not receive or accept any subscription until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

     Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your submission of rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law or is materially burdensome to us.

REGULATORY LIMITATION

     We will not be required to issue to you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authority to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

GUARANTEED DELIVERY PROCEDURES

     If you wish to exercise your rights, but you do not have sufficient time to deliver the rights certificate evidencing your rights to the subscription agent on or before the time your rights expire, you may exercise your rights by the following guaranteed delivery procedures:

     o deliver your subscription price payment in full for each share you subscribed for under your subscription privileges in the manner set forth in "Method of Payment" on page 54 to the subscription agent on or prior to the expiration date;

     o deliver the form entitled "Notice of Guaranteed Delivery," substantially in the form provided with the "Instructions as to Use of Tengasco Rights Certificates" distributed with your rights certificates at or prior to the expiration date; and

     o deliver the properly completed rights certificate evidencing your rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the subscription agent within three business days following the date of your Notice of Guaranteed Delivery.

     Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to the Use of Tengasco Rights Certificates, which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions which are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

     In your Notice of Guaranteed Delivery, you must state:

     o    your name;

     o the number of rights represented by your rights certificates and the number of shares of our common stock you are subscribing for under your basic subscription privilege; and

     o your guarantee that you will deliver to the subscription agent any rights certificates evidencing the rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

     You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificates at the address set forth above under "--Delivery of Subscription Materials and Payment." Alternatively, you may transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission (Facsimile No.: (___) ____-_____). To confirm facsimile deliveries, you may call (___) __________.

     The subscription agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. Please call (__) __________ to request any copies of the form of Notice of Guaranteed Delivery. Banks and brokerage firms please call (800) _______ to request any copies of the form of Notice of Guaranteed Delivery.

QUESTIONS ABOUT EXERCISING RIGHTS

     If you have any questions or require assistance regarding the method of exercising your rights or requests for additional copies of this prospectus, the Instructions as to the Use of Tengasco Rights Certificates or the Notice of Guaranteed Delivery, you should contact the subscription agent at the following address and telephone number: Mellon Investor Services LLP, P.O. Box 3315, South Hackensack, NJ 07606, (800) 370-1163.

SUBSCRIPTION AGENT

     We have appointed Mellon Investor Services LLC to act as subscription agent for the rights offering. We will pay all fees and expenses of the subscription agent related to the rights offering and have also agreed to indemnify the subscription agent from liabilities which it may incur in connection with the rights offering.

NO REVOCATION

     Once you have exercised your subscription privileges, you may not revoke your exercise. Rights not exercised prior to the expiration date of the rights offering will expire.

PROCEDURES FOR DTC PARTICIPANTS

     We expect that your exercise of your basic subscription privilege may be made through the facilities of the Depository Trust Company. If your rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your rights from your account to the account of the subscription agent, together with certification as to the aggregate number of rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each share you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.

     No change will be made to the cash subscription price by reason of changes in the trading price of our common stock prior to the closing of the rights offering.

FOREIGN AND OTHER SHAREHOLDERS

     Rights certificates will be mailed to rights holders whose addresses are outside the United States or who have an Army Post Office or Fleet Post Office address. To exercise such rights, you must notify the subscription agent, and take all other steps that are necessary to exercise your rights on or prior to the expiration date of the rights offering. If the procedures set forth in the preceding sentence are not followed prior to the expiration date your rights will expire.

EXPIRATION DATE, EXTENSIONS AND TERMINATION

     We may extend the rights offering and the period for exercising your rights, in our sole discretion. The rights will expire at 12:00 midnight, New York City time, on _________ 2003, unless we decide to extend the rights offering. If the commencement of the rights offering is delayed, the expiration date will be similarly extended. If you do not exercise your basic subscription privilege prior to that time, your rights will be null and void. We will not be required to issue shares of common stock to you if the subscription agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described above.

SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

     Approximately 36 million shares of our common stock will be issued and outstanding after the rights offering, assuming exercise in full of all rights. Approximately 12 million shares are issued and outstanding as of the date hereof.

EFFECTS OF RIGHTS OFFERING ON OUR STOCK OPTION PLANS AND OTHER PLANS

     As of June 30, 2003, there were outstanding options to purchase approximately 717,000 shares of our common stock issued or committed to be issued pursuant to stock options granted by the Company and its predecessors. None of the outstanding options have antidilution or other provisions for adjustment to exercise price or number of shares which will be automatically triggered by the rights offering. Each outstanding and unexercised option will remain unchanged and will be exercisable for the same number of shares of common stock and at the same exercise price as before the rights offering.

EFFECTS OF RIGHTS OFFERING ON OUR PREFERRED STOCK

     As of October 13, 2003, there were issued and outstanding an aggregate of 70,720 shares of our preferred stock as follows:

     o 28,679 shares of our Series A Cumulative Convertible Preferred Stock, with each share having a liquidation preference of $100 and convertible into shares of our common stock at an initial conversion rate of $7.00 of liquidation preference per one share of common stock. As a result of adjustments made to date pursuant to the anti-dilution provisions of such preferred stock, the current conversion rate is $5.13 of liquidation preference per one share of common stock. Assuming that the rights offering is exercised in full, as a result of such anti-dilution provisions the conversion rate will be further reduced to $__ of liquidation preference per one share of common stock.

     o 27,550 shares of our Series B Cumulative Convertible Preferred Stock, with each share having a liquidation preference of $100 and convertible into shares of our common stock at an initial conversion rate of $9.00 of liquidation preference per one share of common stock. As a result of adjustments made to date pursuant to the anti-dilution provisions of such preferred stock, the current conversion rate is $7.68 or $11.04 of liquidation preference per one share of common stock, depending upon when such preferred stock was issued. Assuming that the rights offering is exercised in full, as a result of such anti-dilution provisions the conversion rate will be further reduced to $__ or $__of liquidation preference per one share of common stock, depending on when such preferred stock was issued.

     o 14,491 shares of our Series C Cumulative Convertible Preferred Stock, with each share having a liquidation preference of $100 and convertible into shares of our common stock at an initial conversion rate of $5.00 of liquidation preference per one share of common stock. As a result of adjustments made to date pursuant to the anti-dilution provisions of such preferred stock, the current conversion rate is $4.69 of liquidation preference per one share of common stock. Assuming that the rights offering is exercised in full, as a result of such anti-dilution provisions the conversion rate will be further reduced to $__ of liquidation preference per one share of common stock.

     See "Description of Capital Stock."

EFFECTS OF RIGHTS OFFERING ON DOLPHIN'S SECURITIES AND OWNERSHIP

     Dolphin, subject to the pricing of the rights offering, may agree to exercise all of its rights. Set forth below, for illustrative purposes only, scenarios which indicate the effect the rights offering and related share issuance could have on Dolphin's relative voting and economic interest. As of the date of this prospectus, by virtue of his position with Dolphin, Mr. Salas, controls approximately 14.6% of the voting power of our outstanding common stock and is deemed to beneficially own approximately 20.2% of our outstanding common stock.

     SCENARIO A -- All shares of common stock offered in the rights offering are fully subscribed.

     SCENARIO B -Dolphin is the only rights holder to acquire shares of common stock pursuant to the rights offering.

                                                                                           Dolphin's Economic
                                                                                          Ownership Percentage
                                                                                          --------------------
                  Total Rights        Dolphin's                        Dolphin's                        Maximum
    Scenario         Offered       Rights Exercised   Cash Raised       Voting %        Dilution       Undiluted
    --------         -------       ----------------   -----------       --------        --------       ---------
       A
       B

OTHER MATTERS

     We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of our common stock from rights holders who are residents of those states or other jurisdictions. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions, you will not be eligible to participate in the rights offering.

PROPOSED COMMITMENT AGREEMENT

     We have not yet entered into any agreement with Dolphin, but we may do so prior to the date of this prospectus, subject to the pricing of the rights offering. Under the proposed commitment agreement, Dolphin would agree to exercise all of its rights in the initial subscription and in the over-subscription. Under the proposed commitment agreement, the subscription price would be equal to the subscription price applicable to all shareholders under the rights offering.

     Dolphin, which is deemed to beneficially own 2,441,019 shares, or approximately 20.1%, of our outstanding common stock, including 2,139,720 directly-owned shares, representing approximately 14.6% of our outstanding voting stock, would agree with us to exercise all of its rights, including over-subscription rights. Mr. Salas, a director, is also the general partner and controlling person of Dolphin. By virtue of his position at Dolphin, Mr. Salas has the power to vote and dispose of all of Dolphin's shares of our stock.

REPRESENTATIONS AND WARRANTIES

     Under the proposed commitment agreement, we would be expected to make representations and warranties relating to:

     o our organization, good standing, qualification and other corporate matters;

     o our power and authority to execute, deliver and perform our obligations in connection with the rights offering;

     o    required consents and approvals, and absence of violations of laws;

     o the due authorization of the issuance of the rights and the common stock;

     o that we are not an "investment company" or a "public utility holding company;" and

     o    brokers.

     Dolphin would be expected to make representations and warranties relating to:

     o its organization, good standing, qualification and other corporate matters;

     o its authority to execute, deliver and perform its obligations in connection with the rights offering;

     o    required consents and approvals, and absence of violations of laws;

     o    brokers; and

     o its understanding of the investment risks associated with the rights and the common stock it would be purchasing pursuant to the proposed commitment agreement.

CONDITIONS TO CLOSING.

     Execution of the proposed commitment agreement would not, by itself, obligate the parties to consummate the rights offering. Each party's obligation to consummate the rights offering would be conditioned upon the following closing conditions:

     o    no legal or judicial barriers to the rights offering;

     o effectiveness of the registration statement, with no stop order issued or threatened by the SEC;

     o the accuracy of the representations and warranties of the other parties; and

     o receipt of required consents, approvals, authorizations, waivers and amendments.

     Dolphin's obligations to consummate the purchase of securities provided for in the proposed commitment agreement would also be conditioned upon the following closing conditions:

     o completion of the rights offering in conformity with the requirements provided in the registration statement;

     o approval of the common stock issuable upon exercise of the rights for listing on the American Stock Exchange;

TERMINATION OF THE PROPOSED COMMITMENT AGREEMENT

     The proposed commitment agreement would be terminable at any time following its execution but prior to the closing of the rights offering by:

     o    the mutual consent of us and Dolphin;

     o either us or Dolphin if any governmental entity has issued a final and nonappealable order enjoining the issuance of the rights and shares of common stock or the consummation of the transaction;

     o    by Dolphin if:

          - any of our representations and warranties fail to be true and correct and such failure causes a material adverse effect; or

          - we breach or fail to comply in any material respect with our obligations under the agreement and do not cure such breach or failure within 15 days after notice by Dolphin ; and

     o    by us if:

          - any of the representations and warranties of Dolphin fail to be true and correct and such failure causes a material adverse effect; or

          - Dolphin breaches or fails to comply in any material respect with its obligations under the agreement and does not cure such breach or failure within 15 days after notice by us.

     The foregoing brief description of the proposed commitment agreement is qualified in its entirety by the text of the proposed commitment agreement, which would be filed as an exhibit to the registration statement that includes this prospectus. Until it is executed by all parties, there can be no assurance that the terms of the proposed commitment agreement would not materially change from those described above. See "Where You Can Find More Information" on page 73 of this prospectus.

                          DESCRIPTION OF CAPITAL STOCK

     As of October 13, 2003, our authorized capital stock consisted of 50,000,000 shares of common stock, par value $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.001 per share. As of that date, we had 12,049,977 shares of common stock outstanding and an aggregate of 70,720 shares of preferred stock outstanding. The following is a summary of the material terms of our capital stock. This summary does not purport to be complete or to contain all the information that may be important to you, and is qualified in our entirety by reference to our articles of incorporation, as amended, and bylaws, as amended. We encourage you to read the provisions of these documents to the extent they relate to your individual investment strategy.

PREFERRED STOCK

     Our articles of incorporation authorize us to issue preferred stock in one or more series having designations, rights, and preferences determined from time to time by our Board of Directors. Accordingly, subject to applicable stock exchange rules and the terms of existing preferred stock, our Board of Directors is empowered, without the approval of the holders of common stock, to issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of common stock. In some cases, the issuance of preferred stock could delay a change of control of us or make it harder to remove incumbent management. Preferred stock could also restrict dividend payments to holders of our common stock. To date, we have issued shares of preferred stock as described below.

     Series A 8% Cumulative Convertible Preferred Stock. We have outstanding 28,679 shares of our Series A Preferred Stock, with each share having a liquidation preference of $100. The Series A Preferred Stock has no voting rights prior to the conversion of such shares into shares of our common stock. Each $100 liquidation preference of Series A Preferred Stock is convertible at the election of the holder into shares of our common stock at an initial rate of $7.00 of liquidation preference of the Series A Preferred Stock per one share of our common stock. The conversion price will be adjusted downwards in the event of the issuance of any new shares of our common stock, or options or securities exercisable, convertible or exchangeable into new shares of our common stock, at a price per share of common stock less than $7.00, subject to further adjustment. As a result of adjustments already made to date to the initial conversion rate, the current conversion rate is $5.13 of liquidation preference of the Series A Preferred Stock per one share of our common stock. Assuming that the rights offering is exercised in full, as a result thereof the conversion rate of the Series A Preferred Stock will be further reduced to $___ of liquidation preference per one share of our common stock.

     The holders of the Series A Preferred Stock are entitled to a cumulative dividend at a rate of 8% of the liquidation preference per share per annum, payable quarterly on each March 31, June 30, September 30 and December 31, but only when, as and if declared by the Board of Directors out of funds legally available therefor. All accrued but unpaid dividends accrue interest after the respective payment date at a rate of 8% per annum. In the event that we fail to make any two of six consecutive quarterly dividend payments on the Series A Preferred Stock, the holders of the Series A Preferred Stock have the right to appoint directors that will constitute a majority of our board of directors. That appointed majority of our board of directors would remain until all accrued and unpaid dividends on the Series A Preferred Stock have been paid. During 2002, we failed to pay the third and fourth quarterly dividend payments on the Series A Preferred Stock. In February 2003, the holders of the Series A Preferred Stock designated four members of the board of directors, who were elected to vacancies on the board and who currently serve.

     We may redeem all, but not less than all, of the outstanding shares of Series A Preferred Stock upon the payment of the per share liquidation preference, plus accrued and unpaid dividends, subject to certain circumstances, including that our common stock has a closing sale price greater than 150% of the then conversion rate for the Series A Preferred Stock for sixty consecutive trading days prior to the date of redemption. In addition, we are required to redeem one-twentieth of the maximum number of shares of Series A Preferred Stock outstanding commencing on October 1, 2003 and each quarterly date thereafter that such shares are outstanding.

     If we adopt a plan of liquidation or of dissolution, or commence a voluntary case under the federal bankruptcy laws or similar laws or upon the occurrence of specified similar events, then the holders of Series A Preferred Stock shall have a liquidation preference over all other outstanding shares of our preferred stock.

     Series B 8% Cumulative Convertible Preferred Stock. We have outstanding 27,550 shares of our Series B Preferred Stock, with each share having a liquidation preference of $100. The Series B Preferred Stock has no voting rights prior to the conversion of such shares into shares of our common stock. Each $100 liquidation preference of Series B Preferred Stock is convertible at the election of the holder into shares of our common stock at an initial rate of $9.00 of liquidation preference of the Series B Preferred Stock per one share of our common stock. In addition, such conversion may be required by us as to all, but not less than all, of the outstanding Series B Preferred Stock in the event that our common stock has a closing sale price greater than 150% of the then conversion rate for the Series B Preferred Stock for twenty consecutive trading days prior to such forced conversion. The conversion price will be adjusted downwards in the event of the issuance of any new shares of common stock, or options or securities exercisable, convertible or exchangeable into new shares of our common stock, at a price per share of common stock less than $9.00, subject to further adjustment. As a result of adjustments already made to date to the initial conversion price, the current conversion rate is either $7.68 or $11.04 per one share of our common stock, depending upon when the Series B Preferred Stock was issued. Assuming that the rights offering is exercised in full, as a result thereof the conversion rate of the Series B Preferred Stock will be further reduced to either $___ or $___ of liquidation preference per one share of our common stock, depending on when the Series B Preferred Stock was issued.

     The holders of the Series B Preferred Stock are entitled to a cumulative dividend at a rate of 8% of the liquidation preference per share per annum, payable quarterly on each March 31, June 30, September 30 and December 31, but only when, as and if declared by the Board of Directors out of funds legally available therefor. All accrued but unpaid dividends accrue interest after the respective payment date at a rate of 8% per annum.

     We may redeem all, but not less than all, of the outstanding shares of Series B Preferred Stock upon the payment of the per share liquidation preference, plus accrued and unpaid dividends, subject to certain circumstances, including that our common stock has a closing sale price greater than 150% of the then conversion rate for the Series B Preferred Stock for sixty consecutive trading days prior to the date of redemption. In addition, we are required to redeem all of the outstanding Series B Preferred Stock at a price per share equal to the liquidation preference, plus any and all accrued and unpaid dividends, on the fifth anniversary of the first issuance of the Series B Preferred Stock, which anniversary will be in March 2005.

     If we adopt a plan of liquidation or of dissolution, or commence a voluntary case under the federal bankruptcy laws or similar laws or upon the occurrence of specified similar events, then the holders of Series B Preferred Stock shall have a liquidation preference equal to the liquidation preference of all other outstanding shares of our preferred stock, other than the Series A Preferred Stock, which is senior to the Series B Preferred Stock in this respect.

     Series C 6% Cumulative Convertible Preferred Stock. We have outstanding 14,491 shares of our Series C Preferred Stock, with each share having a liquidation preference of $100. The Series C Preferred Stock has no voting rights prior to the conversion of such shares into shares of our common stock. Each $100 liquidation preference of Series C Preferred Stock is convertible at the election of the holder into shares of our common stock at an initial rate of $5.00 of liquidation preference of the Series C Preferred Stock per one share of our common stock. In addition, such conversion may be required by us as to all, but not less than all, of the outstanding Series C Preferred Stock in the event that our common stock has a closing sale price greater than 150% of the then conversion rate for the Series C Preferred Stock for twenty consecutive trading days prior to such forced conversion. The conversion price will be adjusted downwards in the event of the issuance of any new shares of common stock, or options or securities exercisable, convertible or exchangeable into new shares of our common stock, at a price per share of common stock less than $5.00, subject to further adjustment. As a result of adjustments already made to date to the initial conversion price, the current conversion rate is $4.69 per one share of our common stock. Assuming that the rights offering is exercised in full, as a result thereof the conversion rate of the Series C Preferred Stock will be further reduced to $___ of liquidation preference per one share of our common stock.

       The holders of the Series C Preferred Stock are entitled to a cumulative dividend at a rate of 6% of the liquidation preference per share per annum, payable quarterly on each March 31, June 30, September 30 and

December 31, but only when, as and if declared by the Board of Directors out of funds legally available therefor. All accrued but unpaid dividends accrue interest after the respective payment date at a rate of 6% per annum.

     We may redeem all, but not less than all, of the outstanding shares of Series C Preferred Stock upon the payment of the per share liquidation preference, plus accrued and unpaid dividends, subject to certain circumstances, including that our common stock has a closing sale price greater than 150% of the then conversion rate for the Series C Preferred Stock for sixty consecutive trading days prior to the date of redemption. In addition, we are required to redeem all of the outstanding Series C Preferred Stock at a price per share equal to the liquidation preference, plus any and all accrued and unpaid dividends, on the fifth anniversary of the first issuance of the Series C Preferred Stock, which anniversary will be in July 2006.

     If we adopt a plan of liquidation or of dissolution, or commence a voluntary case under the federal bankruptcy laws or similar laws or upon the occurrence of specified similar events, then the holders of Series B Preferred Stock shall have a liquidation preference equal to the liquidation preference of all other outstanding shares of our preferred stock, other than the Series A Preferred Stock, which is senior to the Series C Preferred Stock in this respect.

COMMON STOCK

     Voting Rights. Each share of our common stock is entitled to one vote in the election of Directors and other matters. A majority of shares of our voting stock constitute a quorum at any meeting of stockholders. Common stockholders are not entitled to cumulative voting rights.

     Dividends. Subject to the preferential rights of any outstanding shares of preferred stock and the restrictive terms of our credit agreement, which prohibit the payment of dividends, dividends may be paid to holders of common stock as may be declared by our Board of Directors out of funds legally available for that purpose. We do not intend to pay dividends at the present time or in the foreseeable future.

     Liquidation. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will receive pro rata all assets remaining after we pay our creditors and the holders of our preferred stock as described above.

           UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of the material federal income tax consequences of the rights offering to holders of common stock that hold such stock as a capital asset for federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons, which is defined as a citizen or resident of the United States, a domestic partnership, a domestic corporation, any estate the income of which is subject to U.S. federal income taxation regardless of its source, and any trust so long as a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     This discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code of 1986, as amended, including holders who are dealers in securities or foreign currency, foreign persons (defined as all persons other than U.S. persons), insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or holders that acquired common stock pursuant to the exercise of compensatory stock options or warrants or otherwise as compensation.

     We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the rights offering or the related share issuance. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws. ACCORDINGLY, EACH HOLDER OF COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING OR THE RELATED SHARE ISSUANCE TO SUCH HOLDER.

     The federal income tax consequences for a holder of common stock on a receipt of subscription rights under the rights offering are as follows:

     A holder will not recognize taxable income for federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

     Except as provided in the following sentence, the tax basis of the subscription rights received by a holder in the rights offering will be zero. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, by attaching a statement to its federal income tax return for the taxable year in which the subscription rights are received, to allocate part of the tax basis of such common stock to the subscription rights, then upon exercise or transfer of the subscription rights, the holder's tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. A holder's holding period for the subscription rights received in the rights offering will include the holder's holding period for the common stock with respect to which the subscription rights were received. We do not expect that the value of the rights will exceed 15% of the fair market value of the common stock with respect to which the subscription rights are received.

     A holder that allows the subscription rights received in the rights offering to expire will not recognize any gain or loss, and the tax basis of the common stock owned by such holder with respect to which such subscription rights were distributed will be equal to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

     A holder will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering.

     The tax basis of the common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the common stock and the holder's tax basis, if any, in the rights as described above.

     The holding period for the common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

                              PLAN OF DISTRIBUTION

     On or about _________, 2003, we will distribute the subscription rights, subscription certificates, and copies of this prospectus to persons that owned shares of common stock on _______, 2003. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription certificate and return it with payment for the shares, to the subscription agent, Mellon Investor Services LLC, at the address on page 55. If you have any questions, you should contact _______________, [title], at the telephone number and address on page 57.

     We have agreed to pay the subscription agent a fee plus certain expenses, which we estimate will total approximately $______. We estimate that our total expenses in connection with the rights offering will be approximately $______.

                           TENNESSEE ANTI-TAKEOVER LAW

     The Tennessee Control Share Acquisition Act which strips a purchaser's shares of voting rights any time an acquisition of shares in a Tennessee corporation brings the purchaser's voting power to one-fifth, one-third or a majority of all voting power. The purchaser's voting rights can be reinstated only after a majority vote of the other stockholders. The purchaser may demand a special meeting of stockholders to conduct such a vote. A corporation may or may not redeem the purchaser's shares if the purchaser's shares are not granted voting rights. The Tennessee Control Share Acquisition Act applies only to a Tennessee corporation that has adopted a provision in its charter or bylaws expressly declaring that the Tennessee Control Share Acquisition Act applies to it. The Tennessee Control Share Acquisition Act currently does not apply to the Company .

     The Tennessee Greenmail Act applies to any corporation chartered under the laws of Tennessee which has a class of voting stock registered or traded on a national securities exchange or registered with the U.S. Securities Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934. The Tennessee Greenmail Act provides that it is unlawful for any corporation to purchase, either directly or indirectly, any of its shares at a price above their market value, from any person who holds more than three percent of the class of the securities purchased if such person has held shares or less than two years, unless either the purchase is first approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the corporation or the corporation makes an offer of at least equal value per share to all stockholders of the class.

     The Tennessee Investor Protection Act applies to tender offers directed at corporations that have substantial assets in Tennessee and that are either incorporated in or have a principal office in Tennessee. The Act requires an offeror making a tender offer for such a corporation to file a registration statement with the Commissioner of Commerce and Insurance. If the offeror intends to gain control of the corporation, the registration statement must indicate any plans the offeror has for the corporation. The Commissioner may require additional information material to the takeover offer and may call for hearings. The Act does not apply to an offeror if the target corporation's board of directors recommends the offer to its stockholders. The Tennessee Investor Protection Act also requires the offeror and the corporation to deliver to the Commissioner all solicitation materials used in connection with the tender offer. This act also prohibits fraudulent, deceptive or manipulative acts or practices by the offeror or the target corporation. The Tennessee Business Combination Act requires a five-year moratorium on transactions between certain Tennessee corporations and an "interested stockholder" (generally, a 10% or greater stockholder) unless the transaction or the stockholder's becoming an "interested stockholder" is approved by the directors before the stockholder attains the status of "interested stockholder." A corporation that would otherwise be covered by this Act may exempt itself from the Act by adopting a charter provision specifically stating the corporation's option to be exempt.

             LIMITATION OF LIABILITY OF DIRECTORS

     All directors are indemnified by us, both by operation of Tennessee Code Annotated Sections 48-18-501 through 509 and since 1995 by resolution of our board of directors, against liability and expenses including attorney's fees incurred by them as a result of serving on our board of directors. The statutory provisions require a finding that the conduct of the director was in good faith and in the best interest of the company and does not extend to cases where a director is found to be liable to the company itself. Such a finding may be made by uninvolved directors, a committee of the board or independent counsel.

     Tennessee Code Annotated Section 48-15-503 provides for the indemnification of directors and of corporate officers where the director or officer is successful in defense of any proceeding he or she became involved in as a result of being or having been in such position, unless the corporate charter forbids such indemnification. Our corporate chart contains no such bar or prohibition of indemnification of our directors or officers.

     Tennessee statutes further provide that the rights to indemnification of a director do not preclude other bases of indemnification, whether such rights arise by charter, bylaws, shareholder resolution, agreement or board resolution, provided there is no breach of duty of loyalty to the company, bad faith, intentional misconduct or knowing violation of law. Accordingly, our board of directors on August 17, 1995, unanimously resolved to indemnify directors and executive officers on a mandatory basis to the fullest extent of the laws referenced above for the entire period a party is subject to any possible legal action or claim by reason of having so served.

     Tennessee law permits, but does not require, insurance to be obtained to fund indemnity obligations. We do not have any such insurance.

     Holders of common stock have no preemptive, subscription, redemption, or conversion rights.

     The transfer agent and registrar for the common stock is Mellon Investor Services LLC.

                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the issuance of the shares of common stock offered by this Prospectus will be passed upon for us by Cary V. Sorensen, Esq.

                                     EXPERTS

     Our consolidated financial statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in this Prospectus and in the Registration Statement on Form S-1 have been so included in reliance upon the reports of BDO Seidman LLP, independent certified public accountants to the extent and for the periods set forth in their reports (which contain an explanatory paragraph regarding the Company's ability to continue as a going concern), given upon the authority of said firm as experts in accounting and auditing.

     Reserve analyses and information as of December 31, 2002, included in this Prospectus and the Registration Statement on Form S-1 have been so included in reliance on the reserve reports dated February 10, 2003 and March 28, 2003, respectively, prepared by Ryder Scott Company, L.P. of Houston, Texas.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy information statements and other materials that are filed through the SEC's Electronic Data Gathering, Analysis, and Retrieval, or EDGAR, system. You can access this web site at http://www.sec.gov.

     We have filed a registration statement on Form S-1 with the SEC with respect to this rights offering. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement. You may wish to inspect the registration statement and the exhibit to that registration statement for further information with respect to us and the securities offered in this prospectus. Copies of the registration statement and the exhibit to such registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in our entirety by reference to the copy of the applicable document filed with the SEC.

                          INDEX TO FINANCIAL STATEMENTS



Independent Auditors' Report.................................  F-2

Consolidated Financial Statements

    Consolidated Balance Sheets..............................  F-3 and F-4

    Consolidated Statements of Loss..........................  F-5

    Consolidated Statements of Stockholders' Equity..........  F-6 and F-7

    Consolidated Statements of Cash Flows....................  F-8 through F-10

    Notes to Consolidated Financial Statements...............  F-11 through F-33

Independent Auditors' Report



Board of Directors
Tengasco, Inc. and Subsidiaries
Knoxville, Tennessee

We have audited the accompanying consolidated balance sheets of Tengasco, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of loss, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tengasco, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit of $27,776,726. Additionally, during 2002, the Company's primary lender has classified the remaining amount of $7,501,777 as immediately due and payable, resulting in a significant working capital deficiency. Such matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Atlanta, Georgia
February 27, 2003

                                           CONSOLIDATED BALANCE SHEETS


December 31,                                                 2002             2001              June 30, 2003
------------------------------------------------------------------------------------------------------------------
                                                                                                 (unaudited)
Assets (Note 1)

Current
Cash and cash equivalents                               $    184,130      $     393,451          $   383,058
   Investments                                                34,500            150,000               34,500
   Accounts receivable                                       730,667            661,475              758,040
   Participant receivables                                    70,605             84,097               60,696
   Inventory                                                 262,748            159,364              262,748
   Current portion of loan fees, net                         323,856                  -              261,591
------------------------------------------------------------------------------------------------------------------

Total current assets                                       1,606,506          1,448,387            1,760,633

Oil and gas properties, net (on the basis
   Of full cost accounting) (Note 4)                      13,864,321         13,269,930           13,422,702


Completed pipeline facilities, net
   (Note 5)                                               15,372,843         15,039,762           15,439,812

Other property and equipment, net (Note 6)                 1,685,950          1,680,104            1,549,102

Restricted cash                                                    0            120,872                    0

Loan fees, net of accumulated amortization
    of $13,384 and $21,590, respectively                      40,158            496,577                    0

Other assets                                                  14,613             72,613                6,033
------------------------------------------------------------------------------------------------------------------


                                                         $32,584,391        $32,128,245          $32,178,382
==================================================================================================================
                                                      See accompanying notes to consolidated financial statements.

                                           CONSOLIDATED BALANCE SHEETS

December 31,                                                 2002              2001              June 30, 2003
------------------------------------------------------------------------------------------------------------------
                                                                                                  (unaudited)
Liabilities and Stockholders' Equity

Current liabilities
   Current maturities of long-term debt
     (Note 1)                                          $   7,861,245     $    6,399,831         $   7,391,029
   Accounts payable - trade                                1,396,761          1,208,164               788,723
   Accrued interest payable                                   61,141             54,138               112,671
   Accrued dividends payable (Note 9)                        254,389            112,458               352,469
   Current maturities of long term debt to related
     parties                                                       -                  -             2,084,000
   Other accrued liabilities                                   31,805                   -             226,098
------------------------------------------------------------------------------------------------------------------

Total current liabilities                                  9,605,341          7,774,591            10,954,990

Long term debt to related parties (Note 7)                   750,000                  -                     -

Asset retirement obligations (Note 16)                             -                  -               648,079

Long term debt, less current maturities (Note 7)           1,256,209          3,902,757               614,181
------------------------------------------------------------------------------------------------------------------

Total liabilities                                         11,611,550         11,677,348            12,217,250
------------------------------------------------------------------------------------------------------------------

Commitments and contingencies (Notes 1 and 8)

Mandatorily redeemable preferred stock, $.001 par value;
authorized 25,000,000 shares (Note 9):
   Series A 8% cumulative, convertible,
     mandatorily redeemable; 28,679 and shares
     outstanding; redemption value $2,867,900              2,867,900          2,867,900             2,976,376
   Series B 8% cumulative, convertible,
     mandatorily redeemable; 27,550 shares
     outstanding; redemption value $2,755,000,
net of related commissions                                 2,591,150          2,591,150             2,591,150
   Series C 6% cumulative, convertible,
     mandatorily redeemable; 14,491 shares
     outstanding; redemption value $1,449,100,
net of related commissions                                 1,303,168                  -             1,303,168
------------------------------------------------------------------------------------------------------------------

Total mandatorily redeemable preferred stock               6,762,218          5,459,050             6,870,694
------------------------------------------------------------------------------------------------------------------

Stockholders' equity (Notes 10 and 11)
   Common stock, $.001 par value; authorized
     50,000,000 shares; 11,459,279, 10,560,605
     And 12,018,477 shares issued, respectively               11,460             10,561                12,019
   Additional paid-in capital                             42,237,276         39,242,555            42,831,339
   Accumulated deficit                                   (27,776,726)       (24,115,382)          (29,491,533)
   Accumulated other comprehensive loss                     (115,500)                 -              (115,500)
   Treasury Stock, at cost, 14,500 shares                   (145,887)          (145,887)             (145,887)
------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                14,210,623         14,991,847            13,090,438
------------------------------------------------------------------------------------------------------------------

                                                        $ 32,584,391       $ 32,128,245           $32,178,382
==================================================================================================================
                                                      See accompanying notes to consolidated financial statements.

                                              CONSOLIDATED STATEMENTS OF LOSS

                                                                                     Six Months Ended June 30,
Year Ended December 31,             2002             2001             2000             2003              2002
-------------------------------------------------------------------------------------------------------------------
                                                                                            (unaudited)
Revenues and other income
   Oil and gas revenues          $5,437,723        $6,656,758       $5,241,076      $3,360,763         2,408,917
   Pipeline transportation
     revenues                    259,677              296,331           -               92,723           141,245
   Interest Income                    3,078            43,597           45,905             507             1,695
-------------------------------------------------------------------------------------------------------------------

Total revenues and other
   income                       5,700,478           6,996,686       5,286,981        3,453,993         2,551,857
-------------------------------------------------------------------------------------------------------------------

Costs and expenses
   Production costs and
     taxes                      3,094,731           2,951,746       2,614,414        1,627,879         1,269,304
   Depreciation, depletion
     and amortization
     (Notes 4, 5 and 6)         2,413,597           1,849,963        371,249         1,259,138           974,696
   General and
     administrative costs       1,868,141           2,957,871       2,602,311          810,495         1,126,109
   Interest expense                 578,039           850,965          415,376         294,098           301,664
   Public relations                 193,229           293,448          106,195          28,177           160,289
   Professional fees                707,296           355,480          719,320         420,944           445,860
-------------------------------------------------------------------------------------------------------------------

Total costs and expenses          8,855,033         9,259,473        6,828,865       4,440,731         4,277,922
-------------------------------------------------------------------------------------------------------------------

Net loss before cumulative
     effect of a change in
     accounting principle        (3,154,555)       (2,262,787)      (1,541,884)       (986,738)       (1,726,065)
 Cumulative effect of a
     change in accounting
     principle (Note 16)            -                       -                -        (351,204)                -
-------------------------------------------------------------------------------------------------------------------
Net loss                       (3,154,555)         (2,262,787)      (1,541,884)     (1,337,942)       (1,726,065)
Dividends on preferred
     Stock                      (506,789)            (391,183)      (257,557)       (268,389)           (238,400)
-------------------------------------------------------------------------------------------------------------------

Net loss attributable to
     common stockholders       $(3,661,344)     $ (2,653,970)     $(1,799,441)     (1,606,331)       (1,964,465)
===================================================================================================================

Earnings per share data:

Net loss before cumulative
     effect of a change in
     accounting principle        $  (0.29)        $    (0.22)       $   (0.17)       $  (0.09)        $   (0.16)

Cumulative effect of change
     in accounting principle              -                 -                 -      $  (0.03)            -

Net loss                        $   (0.29)         $   (0.22)       $   (0.17)       $  (0.12)        $   (0.16)

Dividends on preferred stock    $   (0.04)         $   (0.04)       $   (0.02)       $  (0.02)        $   (0.02)

Net loss attributable to
     common stockholder         $   (0.33)         $   (0.26)       $   (0.19)       $  (0.14)        $   (0.18)

Weighted average shares
     Outstanding                11,062,436        10,235,253        9,253,622       11,854,950        10,714,087
===================================================================================================================
                                                       See accompanying notes to consolidated financial statements.

                                     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                  Common Stock                 Additional
                                                                         --------------------------------       Paid-In
                                                                              Share           Amount            Capital
                                                                              -----           ------            -------
Balance, January 1, 2000                                                     8,532,882         $  8,533        $20,732,759
   Net loss                                                                          -                -                  -
   Common stock issued on conversion of debt                                    73,669               74            449,920
   Common stock issued for exercised options                                    20,715               21            179,992
   Common stock issued on conversion of preferred stock                          8,818                9             49,991
   Stock option awards for professional services                                     -                -            242,000
   Common stock issued in private placements, net of related expense           654,098              654          4,245,054
   Stock issued for services                                                     5,376                5             41,993
   Dividends on convertible redeemable preferred stock                               -                -                  -
--------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2000                                                   9,295,558            9,296         25,941,709
   Net loss                                                                          -                -                  -
   Common stock issued with 5% stock dividend (Note 10)                        498,016              498          6,374,111
   Common stock issued on conversion of debt                                    93,069               93            523,157
   Common stock issued for exercised options                                   274,932              275          2,340,725
   Common stock issued on conversion of preferred stock                         12,347               13             70,988
   Common stock issued for services                                             10,000               10             69,990
   Common stock issued in private placements, net of
     related expense                                                           374,733              374          3,899,624
   Common stock issued as a charitable donation                                  1,950                2             22,251
   Treasury stock purchased                                                          -                -                  -
   Dividends on convertible redeemable preferred stock                               -                -                  -
--------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2001                                                  10,560,605           10,561         39,242,555
   Net loss                                                                          -                -                  -
   Comprehensive loss
     Net loss                                                                        -                -                  -
     Other comprehensive loss                                                        -                -                  -
     Comprehensive loss                                                              -                -                  -
   Common stock issued in private placements, net of
     related expenses                                                          850,000              850          2,676,150
   Common stock issued on conversion of debt                                    20,592               20            119,980
   Common stock issued in purchase of equipment                                 19,582               20            149,980
   Common stock issued for services                                              8,500                9             48,611
   Dividends on convertible redeemable preferred stock                               -                -                  -
--------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2002                                                  11,459,279          $11,460        $42,237,276
   Net loss (unaudited)                                                              -                -                  -
   Common stock issued in private placement net of
     related expenses (unaudited)                                              227,275              227            249,773
   Common stock issued for exercised options (unaudited)                        58,000               58             28,942
   Common stock issued in conversion of debt (unaudited)                        60,528               61             69,538
   Common stock issued for preferred dividend in arrears                       154,824              154            170,155
(unaudited)
   Common stock issued for charity (unaudited)                                   3,571                4              5,710
   Accretion of issue cost on preferred stock (unaudited)                     -               -                  -
   Common stock issued for services (unaudited)                                 55,000               55             69,945
   Dividends on convertible redeemable preferred stock (unaudited)                   -                -                  -
--------------------------------------------------------------------------------------------------------------------------

   Balance, June 30, 2003 (unaudited)
                                                                            12,018,477           12,019         42,831,339
==========================================================================================================================

     Accumulated
        Other
    Comprehensive          Accumulated         Comprehensive              Treasury Stock
    Income (Loss)            Deficit             Loss                  Shares           Amount             Total
    -------------            -------             ----                  ------           ------             -----
 $              -         $(13,287,362)                                     -     $                      $  7,453,930
                                                                                             -
                -           (1,541,884)                                     -                -             (1,541,884)
                -                    -                                      -                -                449,994
                -                    -                                      -                -                180,013
                -                    -                                      -                -                 50,000
                -                    -                                      -                -                242,000
                -                    -                                      -                -              4,245,708
                -                    -                                      -                -                 41,998
                -             (257,557)                                     -                -               (257,557)
-----------------------------------------------------------------------------------------------------------------------

                -          (15,086,803)                                     -                -             10,864,202
                            (2,262,787)                                     -                -             (2,262,787)
                -           (6,374,609)                                     -                -                      -
                -                    -                                      -                -                523,250
                -                    -                                      -                -              2,341,000
                -                    -                                      -                -                 71,001
                                     -                                      -                -                 70,000

                -                    -                                      -                -              3,899,998
                -                    -                                      -                -                 22,253
                -                    -                                 14,500         (145,887)              (145,887)
                -             (391,183)                                     -                -               (391,183)
-----------------------------------------------------------------------------------------------------------------------

                -          (24,115,382)                                14,500         (145,887)            14,991,847
                -           (3,154,555)                                     -                -             (3,154,555)

                -                    -            (3,154,555)               -                -                      -
         (115,500)                   -              (115,500)               -                -               (115,500)
                                           ------------------
                -                    -            (3,270,055)               -                -                      -

                                     -                                      -                -              2,677,000
                                     -                                      -                -                120,000
                                     -                                      -                -                150,000
                                     -                                      -                -                 48,620
                -             (506,789)                                     -                -               (506,789)
-----------------------------------------------------------------------------------------------------------------------

         (115,500)        $(27,776,726)                                14,500        $(145,887)           $14,210,623
                -           (1,337,942)                                     -                -             (1,337,942)
                -                    -                                      -                -                250,000
                -                    -                                      -                -                 29,000
                -                    -                                      -                -                 69,599
                -                    -                                      -                -                170,309
                -                    -                                      -                -                  5,714

                -             (108,476)                                     -                -               (108,476)
                -                    -                                      -                -                 70,000
                -             (268,389)                                     -                -               (268,389)
-----------------------------------------------------------------------------------------------------------------------

        $(115,500)        $(29,491,533)                                14,500        $(145,887)           $13,090,438
=======================================================================================================================
                                                           See accompanying notes to consolidated financial statements.

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       Six Months Ended June 30,
Years ended December 31,               2002             2001            2000             2003             2002
--------------------------------------------------------------------------------------------------------------------
                                                                                              (unaudited)
Operating activities:
   Net loss                          $(3,154,555)   $(2,262,787)      $(1,541,884)   $(1,337,942)    $  (1,726,065)
   Adjustments to reconcile net
    loss to net cash used in
   operating activities:
       Cumulative effect of
         change in accounting
         principle                             -              -                 -        351,204                 -
       Depreciation, depletion
and amortization                       2,413,597      1,849,963           371,249      1,259,138           974,696
       Charitable donation and
         services paid in stock or
         stock options                         -              -                 -        104,714            48,621
       Compensation and
         services paid in stock
options, stock warrants
and common stock                          48,620         92,253           284,000              -                 -
       Gain on sale of equipment               -       (132,943)                -              -                 -
       Changes in assets and
           liabilities:
         Accounts receivable             (69,192)         3,814          (301,421)       (27,373)          (24,054)
         Participant receivables          13,492              -                 -          9,909           (33,990)
         Inventory                      (103,384)        91,981             8,408              -                 -
         Other assets                     58,000              -                 -              -                 -
         Accounts payable -
           Trade                         188,597        191,702           364,553       (608,038)          (26,245)
         Accrued interest
           Payable                         7,003         (2,519)          135,435         51,530                 -
         Other accrued liabilities        31,805        (52,640)         (140,955)       194,294            (5,825)
         Accrued dividends
           Payable                             -              -                 -              -            13,535
         Other                                 -              -                 -          8,580                 -
--------------------------------------------------------------------------------------------------------------------

Net cash provided by (used in)
operating activities                    (566,017)      (221,176)         (820,615)         6,016          (779,327)
--------------------------------------------------------------------------------------------------------------------

Investing activities:
   Additions to other property
     and equipment                      (214,897)      (285,722)       (1,276,783)             -          (118,356)
   Net additions to oil and gas
     Properties                       (1,982,529)    (4,821,883)       (1,456,996)       (13,474)       (1,020,026)
   Additions to pipeline                (841,750)    (4,213,095)       (6,834,196)      (334,969)         (349,918)
facilities
   Decrease (increase) in
     restricted cash                     120,872       (120,872)          625,000              -            45,855
   Other                                  28,367         32,888             6,112              -           (22,108)
--------------------------------------------------------------------------------------------------------------------

Net cash used in investing
activities                            (2,889,937)    (9,408,684)       (8,936,863)      (348,443)       (1,464,553)
--------------------------------------------------------------------------------------------------------------------

                                                                                        Six Months Ended June 30,
Years ended December 31,               2002            2001              2000            2003             2002
-----------------------------------------------------------------------------------------------------------------------
                                                                                                 (unaudited)
Financing activities:
   Proceeds from exercise of
     Options                                   -      $ 2,341,000     $     180,013              -                 -
   Proceeds from borrowings          $ 2,063,139       10,442,068         6,493,563      1,334,000         1,018,356
   Repayments of borrowings           (2,378,273)      (8,833,325)       (1,720,856)    (1,042,645)       (1,268,608)
   Net proceeds from issuance of
     common stock                      2,677,000        3,900,000         4,245,700        250,000         1,111,998
   Proceeds from private
     placements of convertible
     redeemable preferred stock, net   1,303,168        1,591,150         2,000,000              -         1,328,168
   Dividends on convertible
redeemable preferred stock              (364,858)        (357,503)         (257,557)             -          (238,400)
   Purchase of treasury stock                  -         (145,887)                -              -                 -
   Payment of loan fees                  (53,543)        (518,167)                -              -                 -
-----------------------------------------------------------------------------------------------------------------------

Net cash provided by financing
activities                             3,246,633        8,419,336        10,940,863        541,355         1,951,514
-----------------------------------------------------------------------------------------------------------------------

Net change in cash and cash
equivalents                             (209,321)      (1,210,524)        1,183,385        198,928          (292,366)

Cash and cash equivalents,
beginning of year                        393,451        1,603,975           420,590        184,130           393,451
-----------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end
of period                            $    184,130    $    393,451      $  1,603,975       $383,058          $101,085
=======================================================================================================================

Supplemental disclosure of non-
cash investing and financing
     activities:
     During 2001, the Company
       issued a 5% stock
       dividend of 498,016         $                                $                $               $
       shares                                -      $ 6,374,609                 -              -                 -
     During 2001 and 2000, the
       Company converted
       preferred stock to          $                                $                $               $
       common stock                          -    $      71,000            50,000              -                 -
     During 2002, 2001 and
       2000, respectively,
       the Company issued
       common stock on
       conversion of debt          $   120,000     $    523,250     $      450,000     $  69,599       $   120,000
     During 2002, 2001 and 2000, respectively, the Company issued common stock and stock options for services received and
charitable contributions
made                               $     48,621   $      92,253     $      284,000      $104,714       $    48,621
     During 2001, the Company
sold equipment
       for equity investments      $                                $                $               $
                                             -     $    150,000                 -              -     -
     During 2002, the Company
purchased equipment                               $                 $                $
       by issuing common stock      $  150,000                -                 -              -       $   150,000

                                                                                        Six Months Ended June 30,
Years ended December 31,               2002            2001              2000            2003             2002
-----------------------------------------------------------------------------------------------------------------------
                                                                                                 (unaudited)
     During 2003, the Company
       issued stock for preferred  $              $                 $                                $
       dividends in arrears                  -                -                 -       $170,309                 -
     During 2003, the Company
       incurred accretion of issue $              $                 $                                $
       cost on preferred stock               -                -                 -      $(108,476)                -
     During 2003, the Company
       declared dividends on       $              $                 $                                $
       preferred stock                       -                -                 -       $268,389                 -
---------------------------------------------------------------------------------------------------------------------
                                                         See accompanying notes to consolidated financial statements.

 (Amounts presented relating to June 30, 2003 and the six months ended June 30,
                          2003 and 2002 are unaudited)


1.     GOING CONCERN                     The accompanying consolidated financial
       UNCERTAINTY                       statements have been prepared in
                                         conformity with accounting principles
                                         generally accepted in the United States
                                         of America, which contemplate
                                         continuation of the Company as a going
                                         concern and assume realization of
                                         assets and the satisfaction of
                                         liabilities in the normal course of
                                         business. The Company continues to be
                                         in the early stages of its oil and gas
                                         related operating history as it
                                         endeavors to expand its operations
                                         through the continuation of its
                                         drilling program in the Tennessee Swan
                                         Creek Field. Accordingly, the Company
                                         has incurred continuous losses through
                                         these operating stages and had an
                                         accumulated deficit of $27,776,726 and
                                         a working capital deficit of
                                         $7,998,835, as of December 31, 2002,
                                         and an accumulated deficit of
                                         $29,491,533 and a working capital
                                         deficit of $9,194,357, as of June 30,
                                         2003. During 2002, the Company was
                                         informed by its primary lender that the
                                         entire amount of its outstanding credit
                                         facility was immediately due and
                                         payable, as provided for in the Credit
                                         Agreement (see Note 7). These
                                         circumstances raise substantial doubt
                                         about the Company's ability to continue
                                         as a going concern.

                                         The Company has disputed its obligation
                                         to make this payment and is attempting
                                         to resolve the dispute or to obtain
                                         alternative refinancing arrangements to
                                         repay this current obligation. There
                                         can be no assurance that the Company
                                         will be successful in its plans to
                                         obtain the financing necessary to
                                         satisfy their current obligations.


2.     SUMMARY OF                        ORGANIZATION
       SIGNIFICANT ACCOUNTING
       POLICIES                          Tengasco, Inc. (the "Company"), a
                                         publicly held corporation, was
                                         organized under the laws of the State
                                         of Utah on April 18, 1916, as Gold
                                         Deposit Mining and Milling Company. The
                                         Company subsequently changed its name
                                         to Onasco Companies, Inc.

                                         Effective May 2, 1995, Industrial
                                         Resources Corporation, a Kentucky
                                         corporation ("IRC"), acquired voting
                                         control of the Company in exchange for
                                         approximately 60% of the assets of IRC.
                                         Accordingly, the assets acquired, which
                                         included certain oil and gas leases,
                                         equipment, marketable securities and
                                         vehicles, were recorded at IRC's
                                         historical cost. The transaction was
                                         accomplished through the Company's
                                         issuance of 4,000,000 shares of its
                                         common stock and a $450,000, 8%
                                         promissory note payable to IRC. The
                                         promissory note was converted into
                                         83,799 shares of Tengasco, Inc. common
                                         stock in December 1995.

                                         The Company changed its domicile from
                                         the State of Utah to the State of
                                         Tennessee on May 5, 1995 and its name
                                         was changed from "Onasco Companies,
                                         Inc." to "Tengasco, Inc."

 (Amounts presented relating to June 30, 2003 and the six months ended June 30,
                          2003 and 2002 are unaudited)

                                         The Company's principal business
                                         consists of oil and gas exploration,
                                         production and related property
                                         management in the Appalachian region of
                                         eastern Tennessee and in the state of
                                         Kansas. The Company's corporate offices
                                         are in Knoxville, Tennessee. The
                                         Company operates as one reportable
                                         business segment, based on the
                                         similarity of activities.

                                         During 1996, the Company formed
                                         Tengasco Pipeline Corporation ("TPC"),
                                         a wholly-owned subsidiary, to manage
                                         the construction and operation of a
                                         65-mile gas pipeline as well as other
                                         pipelines planned for the future.
                                         During 2001, TPC began transmission of
                                         natural gas through its pipeline to
                                         customers of Tengasco.

                                         BASIS OF PRESENTATION

                                         The consolidated financial statements
                                         include the accounts of the Company,
                                         Tengasco Pipeline Corporation and
                                         Tennessee Land and Mineral, Inc. All
                                         significant intercompany balances and
                                         transactions have been eliminated.

                                         USE OF ESTIMATES

                                         The accompanying financial statements
                                         are prepared in conformity with
                                         accounting principles generally
                                         accepted in the United States of
                                         America which require management to
                                         make estimates and assumptions that
                                         affect the reported amounts of assets
                                         and liabilities and disclosure of
                                         contingent assets and liabilities at
                                         the date of the financial statements
                                         and the reported amounts of revenues
                                         and expenses during the reporting
                                         period. The actual results could differ
                                         from those estimates.

                                         REVENUE RECOGNITION

                                         The Company recognizes revenues at the
                                         time of exchange of goods and services.

                                         CASH AND CASH EQUIVALENTS

                                         The Company considers all investments
                                         with a maturity of three months or less
                                         when purchased to be cash equivalents.

                                         INVESTMENT SECURITIES

                                         Investment securities available for
                                         sale are reported at fair value, with
                                         unrealized gains and losses, when
                                         material, reported as a separate
                                         component of stockholders' equity, net
                                         of the related tax effect. Other
                                         comprehensive losses of $115,500 were
                                         recorded during the year ended December
                                         31, 2002 resulting from a decrease in
                                         the fair value of the securities.

 (Amounts presented relating to June 30, 2003 and the six months ended June 30,
                          2003 and 2002 are unaudited)

                                         INVENTORY

                                         Inventory consists primarily of crude
                                         oil in tanks and is carried at market
                                         value.

                                         OIL AND GAS PROPERTIES

                                         The Company follows the full cost
                                         method of accounting for oil and gas
                                         property acquisition, exploration and
                                         development activities. Under this
                                         method, all productive and
                                         nonproductive costs incurred in
                                         connection with the acquisition of,
                                         exploration for and development of oil
                                         and gas reserves for each cost center
                                         are capitalized. Capitalized costs
                                         include lease acquisitions, geological
                                         and geophysical work, delay rentals and
                                         the costs of drilling, completing and
                                         equipping oil and gas wells. Gains or
                                         losses are recognized only upon sales
                                         or dispositions of significant amounts
                                         of oil and gas reserves representing an
                                         entire cost center. Proceeds from all
                                         other sales or dispositions are treated
                                         as reductions to capitalized costs.

                                         The capitalized costs of oil and gas
                                         properties, plus estimated future
                                         development costs relating to proved
                                         reserves and estimated costs of
                                         plugging and abandonment, net of
                                         estimated salvage value, are amortized
                                         on the unit-of-production method based
                                         on total proved reserves. The costs of
                                         unproved properties are excluded from
                                         amortization until the properties are
                                         evaluated, subject to an annual
                                         assessment of whether impairment has
                                         occurred. These reserves were estimated
                                         by Ryder Scott Company, Petroleum
                                         Consultants in 2000, 2001 and 2002.

                                         The capitalized oil and gas property,
                                         less accumulated depreciation,
                                         depletion and amortization and related
                                         deferred income taxes, if any, are
                                         generally limited to an amount (the
                                         ceiling limitation) equal to the sum
                                         of: (a) the present value of estimated
                                         future net revenues computed by
                                         applying current prices in effect as of
                                         the balance sheet date (with
                                         consideration of price changes only to
                                         the extent provided by contractual
                                         arrangements) to estimated future
                                         production of proved oil and gas
                                         reserves, less estimated future
                                         expenditures (based on current costs)
                                         to be incurred in developing and
                                         producing the reserves using a discount
                                         factor of 10% and assuming continuation
                                         of existing economic conditions; and
                                         (b) the cost of investments in
                                         unevaluated properties excluded from
                                         the costs being amortized. No ceiling
                                         writedown was recorded in 2002, 2001 or
                                         2000.

                                         PIPELINE FACILITIES

                                         Phase I of the pipeline was completed
                                         during 1999. Phase II of the pipeline
                                         was completed on March 8, 2001. Both
                                         phases of the

 (Amounts presented relating to June 30, 2003 and the six months ended June 30,
                          2003 and 2002 are unaudited)

                                         pipeline were placed into service upon
                                         completion of Phase II. The pipeline is
                                         being depreciated over its estimated
                                         useful life of 30 years, beginning at
                                         the time it was placed in service.

                                         OTHER PROPERTY AND EQUIPMENT

                                         Other property and equipment are
                                         carried at cost. The Company provides
                                         for depreciation of other property and
                                         equipment using the straight-line
                                         method over the estimated useful lives
                                         of the assets which range from five to
                                         ten years.

                                         IMPAIRMENT OF LONG-LIVED ASSETS AND
                                         LONG-LIVED ASSETS TO BE DISPOSED OF

                                         Management believes that carrying
                                         amounts of all of the Company's
                                         long-lived assets will be fully
                                         recovered over the course of the
                                         Company's normal future operations.
                                         Accordingly, the accompanying financial
                                         statements reflect no charges or
                                         allowances for impairment.

                                         STOCK-BASED COMPENSATION

                                         Statement of Financial Accounting
                                         Standards No. 123, ("SFAS 123"),
                                         "Accounting for Stock-Based
                                         Compensation" was implemented in
                                         January 1996. As permitted by SFAS 123,
                                         the Company has continued to account
                                         for stock compensation to employees by
                                         applying the provisions of Accounting
                                         Principles Board Opinion No. 25. If the
                                         accounting provisions of SFAS 123 had
                                         been adopted, net loss and loss per
                                         share would have been as follows:

                                                                              Six Months Ended   Six Months Ended
                               2002            2001              2000          June 30, 2003       June 30, 2002
--------------------------------------------------------------------------------------------------------------------
                                                                                (unaudited)         (unaudited)
 Net loss attributable
     to common
     shareholders
 As reported                    $(3,661,344)   $(2,653,970)    $(1,799,441)        $(1,606,331)     $(1,964,465)
 Stock based                        (77,821)      (257,328)      2,253,011             (47,209)        (194,446)
     compensation
 Pro forma                      $(3,739,165)    (2,911,298)     (4,052,452)        $(1,653,540)     $(2,158,911)
--------------------------------------------------------------------------------------------------------------------

 Basic and diluted loss
     per share
 As reported                    $    (0.33)     $    (0.26)    $     (0.19)            $(0.14)          $(0.18)
 Pro forma                           (0.34)          (0.28)          (0.44)            $(0.14)          $(0.18)
--------------------------------------------------------------------------------------------------------------------

 (Amounts presented relating to June 30, 2003 and the six months ended June 30,
                          2003 and 2002 are unaudited)

                                         ACCOUNTS RECEIVABLE

                                         Senior management reviews accounts
                                         receivable on a monthly basis to
                                         determine if any receivables will
                                         potentially be uncollectible. We
                                         include any accounts receivable
                                         balances that are determined to be
                                         uncollectible, along with a general
                                         reserve, in our overall allowance for
                                         doubtful accounts. After all attempts
                                         to collect a receivable have failed,
                                         the receivable is written off against
                                         the allowance. Based on the information
                                         available to us, we believe no
                                         allowance for doubtful accounts as of
                                         December 31, 2002 is necessary.
                                         However, actual write-offs may occur.

                                         INCOME TAXES

                                         The Company accounts for income taxes
                                         using the "asset and liability method."
                                         Accordingly, deferred tax liabilities
                                         and assets are determined based on the
                                         temporary differences between the
                                         financial reporting and tax bases of
                                         assets and liabilities, using enacted
                                         tax rates in effect for the year in
                                         which the differences are expected to
                                         reverse. Deferred tax assets arise
                                         primarily from net operating loss
                                         carryforwards. Management evaluates the
                                         likelihood of realization of such
                                         assets at year end reserving any such
                                         amounts not likely to be recovered in
                                         future periods.

                                         CONCENTRATION OF CREDIT RISK

                                         Financial instruments, which
                                         potentially subject the Company to
                                         concentrations of credit risk, consist
                                         principally of cash and accounts
                                         receivable. At times, such cash in
                                         banks is in excess of the FDIC
                                         insurance limit.

                                         The Company's primary business
                                         activities include oil and gas sales to
                                         several customers in the states of
                                         Tennessee and Kansas. The related trade
                                         receivables subject the Company to a
                                         concentration of credit risk within the
                                         oil and gas industry.

                                         The Company has entered into contracts
                                         to supply two manufacturers with
                                         natural gas from the Swan Creek field
                                         through the Company's pipeline. These
                                         customers are the Company's primary
                                         customers of natural gas sales.
                                         Additionally, the Company sells a
                                         majority of its crude oil primarily to
                                         two customers, one each in Tennessee
                                         and Kansas. Although management
                                         believes that customers could be
                                         replaced in the ordinary course of
                                         business, if the present customers were
                                         to discontinue business with the
                                         Company, it could have a significant
                                         adverse effect on the Company's
                                         projected results of operations.

                                         LOSS PER COMMON SHARE

                                         Basic loss per share is computed by
                                         dividing loss available to
                                         common shareholders by the weighted
                                         average number of shares outstanding
                                         during each year. Shares issued during
                                         the year are weighted for the portion
                                         of the year that they were outstanding.
                                         Diluted loss per share does not differ
                                         from basic loss per share since the
                                         effect of all common stock equivalents
                                         is anti-dilutive. Basic and diluted
                                         loss per share are based upon
                                         11,062,436 shares for the year ended
                                         December 31, 2002, 10,235,253 shares
                                         for the year ended December 31, 2001,
                                         and 9,253,622 shares for the year ended
                                         December 31, 2000.

                                         Basic and diluted loss per share are
                                         based upon 11,854,950 and 10,714,087
                                         weighted average shares outstanding for
                                         the six months ended June 30, 2003 and
                                         2002. Diluted loss per share does not
                                         consider approximately 1,473,000,
                                         1,473,000, 943,000 and 1,001,000
                                         potential weighted average common
                                         shares for the six months ended June
                                         30, 2003 and the years ended December
                                         31, 2002, 2001 and 2000, respectively,
                                         related primarily to common stock
                                         options and convertible preferred stock
                                         and debt. These shares were not
                                         included in the computation of the
                                         diluted loss per share amount because
                                         the Company was in a net loss position
                                         and, thus, any potential common shares
                                         were anti-dilutive. All share and per
                                         share amounts have been adjusted to
                                         reflect the 5% stock dividend.

                                         FAIR VALUES OF FINANCIAL INSTRUMENTS

                                         Fair values of cash and cash
                                         equivalents, investments and short-term
                                         debt approximate their carrying values
                                         due to the short period of time to
                                         maturity. Fair values of long-term debt
                                         are based on quoted market prices or
                                         pricing models using current market
                                         rates, which approximate carrying
                                         values.

                                         RECENT ACCOUNTING PRONOUNCEMENTS

                                         In July 2001, the Financial Accounting
                                         Standards Board issued Statement of
                                         Financial Accounting Standard (SFAS)
                                         No. 141, "Business Combinations" and
                                         SFAS No.142, "Goodwill and Other
                                         Intangible Assets". SFAS No. 141
                                         addresses the initial recognition and
                                         measurement of goodwill and other
                                         intangible assets acquired in a
                                         business combination and SFAS No. 142
                                         addresses the initial recognition and
                                         measurement of intangible assets
                                         acquired outside of a business
                                         combination whether acquired
                                         individually or with a group of other
                                         assets. These standards require all
                                         future business combinations to be
                                         accounted for using the purchase method
                                         of accounting. Goodwill will no longer
                                         be amortized but instead will be
                                         subject to impairment tests at least
                                         annually. The Company was required to
                                         adopt SFAS No. 141 on July 1, 2001, and
                                         to adopt SFAS 142 on a prospective
                                         basis as of January 1, 2002. The
                                         Company has not effected a business
                                         combination and carries no goodwill on
                                         its balance sheet; accordingly, the
                                         adoption of these standards did not
                                         have an effect on the Company's
                                         financial position or results of
                                         operations.

 (Amounts presented relating to June 30, 2003 and the six months ended June 30,
                          2003 and 2002 are unaudited)

                                         A reporting issue has arisen regarding
                                         the application of certain provisions
                                         of SFAS No. 141 and SFAS No. 142 to
                                         companies in the extractive industries,
                                         including oil and gas companies. The
                                         issue is whether SFAS No. 142 requires
                                         registrants to classify the costs of
                                         mineral rights held under lease or
                                         other contractual arrangement
                                         associated with extracting oil and gas
                                         as intangible assets in the balance
                                         sheet, apart from other capitalized oil
                                         and gas property costs, and provide
                                         specific footnote disclosures.
                                         Historically, the Company has included
                                         the costs of such mineral rights
                                         associated with extracting oil and gas
                                         as a component of oil and gas
                                         properties. If it is ultimately
                                         determined that SFAS No. 142 requires
                                         oil and gas companies to classify costs
                                         of mineral rights held under lease or
                                         other contractual arrangement
                                         associated with extracting oil and gas
                                         as a separate intangible assets line
                                         item on the balance sheet, the Company
                                         would be required to reclassify
                                         approximately $421,000 at June 30, 2003
                                         and $346,000 at December 31, 2002,
                                         respectively, out of oil and gas
                                         properties and into a separate
                                         intangible assets line item. The
                                         Company's cash flows and results of
                                         operations would not be affected since
                                         such intangible assets would continue
                                         to be depleted and assessed for
                                         impairment in accordance with full cost
                                         accounting rules. Further, the Company
                                         does not believe the classification of
                                         the costs of mineral rights associated
                                         with extracting oil and gas as
                                         intangible assets would have any impact
                                         on compliance with covenants under its
                                         debt agreements.

                                         In 2001, the Financial Accounting
                                         Standards Board (FASB) issued SFAS No.
                                         143, "Accounting for Asset Retirement
                                         Obligations." SFAS No. 143 addresses
                                         financial accounting and reporting for
                                         obligations associated with the
                                         retirement of tangible long-lived
                                         assets and the associated asset
                                         retirement costs. This statement
                                         requires companies to record the
                                         present value of obligations associated
                                         with the retirement of tangible
                                         long-lived assets in the period in
                                         which it is incurred. The liability is
                                         capitalized as part of the related
                                         long-lived asset's carrying amount.
                                         Over time, accretion of the liability
                                         is recognized as an operating expense
                                         and the capitalized cost is depreciated
                                         over the expected useful life of the
                                         related asset. The Company's asset
                                         retirement obligations relate primarily
                                         to the plugging dismantlement, removal,
                                         site reclamation and similar activities
                                         of its oil and gas properties. Prior to
                                         adoption of this statement, such
                                         obligations were accrued ratably over
                                         the productive lives of the assets
                                         through its depreciation, depletion and
                                         amortization for oil and gas properties
                                         without recording a separate liability
                                         for such amounts. The impact of
                                         implying SFAS No. 143 as of January 1,
                                         2003 and June 30, 2003 is discussed
                                         below in Note 16 to the Consolidated
                                         Financial Statements.

                                         SFAS No. 144, Accounting for the
                                         Impairment or Disposal of Long-Lived
                                         Assets, addresses accounting and
                                         reporting for the impairment or
                                         disposal of long-lived assets. SFAS No.
                                         144

 (Amounts presented relating to June 30, 2003 and the six months ended June 30,
                          2003 and 2002 are unaudited)

                                         supersedes SFAS No. 121, Accounting for
                                         the Impairment of Long-Lived Assets and
                                         for Long-Lived Assets to be Disposed
                                         Of. SFAS No. 144 establishes a single
                                         accounting model for long-lived assets
                                         to be disposed of by sale and expands
                                         on the guidance provided by SFAS No.
                                         121 with respect to cash flow
                                         estimations. SFAS No. 144 becomes
                                         effective for the Company's fiscal year
                                         beginning January 1, 2003. Management
                                         does not expect that adoption of this
                                         standard will have a material impact on
                                         the Company's financial position or
                                         results of operations.

                                         The FASB issued Statement No. 145,
                                         Rescission of FASB Statements No. 4,
                                         44, and 64, Amendment of FASB Statement
                                         No. 13, and Technical Corrections, on
                                         April 30, 2002. SFAS No. 145 will be
                                         effective for fiscal years beginning
                                         after May 15, 2002. This statement
                                         rescinds SFAS No. 4, Reporting Gains
                                         and Losses From Extinguishment of Debt,
                                         and requires that all gains and losses
                                         from extinguishment of debt should be
                                         classified as extraordinary items only
                                         if they meet the criteria in APB No.
                                         30. Applying APB No. 30 will
                                         distinguish transactions that are part
                                         of an entity's recurring operations
                                         from those that are unusual or
                                         infrequent or that meet the criteria
                                         for classification as an extraordinary
                                         item. Any gain or loss on
                                         extinguishment of debt that was
                                         classified, as an extraordinary item in
                                         prior periods presented that does not
                                         meet the criteria in APB No. 30 for
                                         classification as an extraordinary item
                                         must be reclassified. There is no
                                         current impact of adoption on the
                                         Company's financial position or results
                                         of operations.

                                         The FASB issued Statement No. 146,
                                         Accounting for Costs Associated with
                                         Exit or Disposal Activities, in June
                                         2002. SFAS No. 146 addresses financial
                                         accounting and reporting for costs
                                         associated with exit or disposal
                                         activities and nullifies Emerging
                                         Issues Task Force Issue No. 94-3,
                                         Liability Recognition for Certain
                                         Employee Termination Benefits and Other
                                         Costs to Exit an Activity (including
                                         Certain Costs incurred in a
                                         Restructuring). SFAS No. 146 applies to
                                         costs incurred in an "exit activity",
                                         which includes, but is not limited to,
                                         a restructuring, or a "disposal
                                         activity" covered by SFAS No. 144.

                                         SFAS No. 146 requires that a liability
                                         for a cost associated with an exit or
                                         disposal activity be recognized when
                                         the liability is incurred. Previously,
                                         under Issue 94-3, a liability for an
                                         exit cost was recognized at the date of
                                         an entity's commitment to an exit plan.
                                         Statement No. 146 also establishes that
                                         fair value is the objective for initial
                                         measurement of the liability. The
                                         provisions of SFAS No. 146 are
                                         effective for exit or disposal
                                         activities that are initiated after
                                         December 31, 2002. Management does not
                                         expect that adoption of this standard
                                         will have a material effect on the
                                         Company's financial position or results
                                         of operations.

                                         In November 2002, the FASB issued
                                         Interpretation No. 45,

 (Amounts presented relating to June 30, 2003 and the six months ended June 30,
                          2003 and 2002 are unaudited)

                                         Guarantor's Accounting and Disclosure
                                         Requirements for Guarantees, Including
                                         Indirect Guarantees of Indebtedness to
                                         Others, an interpretation of FASB
                                         Statements No. 5, 57 and 107 and a
                                         rescission of FASB Interpretation No.
                                         34. This Interpretation elaborates on
                                         the disclosures to be made by a
                                         guarantor in its interim and annual
                                         financial statements about its
                                         obligations under guarantees issued.
                                         The Interpretation also clarifies that
                                         a guarantor is required to recognize,
                                         at inception of a guarantee, a
                                         liability for the fair value of the
                                         obligation undertaken. The initial
                                         recognition and measurement provisions
                                         of the Interpretation are applicable to
                                         guarantees issued or modified after
                                         December 31, 2002. The Company has not
                                         guaranteed the debts of others,
                                         therefore, this interpretation is not
                                         expected to have a material effect on
                                         Tengasco's financial statements.

                                         In December 2002, the FASB issued SFAS
                                         No. 148, Accounting for Stock-Based
                                         Compensation - Transition and
                                         Disclosure, an amendment of FASB
                                         Statement No. 123. This Statement
                                         amends FASB Statement No. 123,
                                         Accounting for Stock-Based
                                         Compensation, to provide alternative
                                         methods of transition for a voluntary
                                         change to the fair value method of
                                         accounting for stock-based employee
                                         compensation. In addition, this
                                         Statement amends the disclosure
                                         requirements of Statement No. 123 to
                                         require prominent disclosures in both
                                         annual and interim financial
                                         statements. Management has adopted
                                         certain of the disclosure modifications
                                         are required for fiscal years ending
                                         after December 15, 2002 and are
                                         included in the notes to the
                                         accompanying consolidated financial
                                         statements.


                                         In January 2003, the FASB issued
                                         Interpretation No. 46, Consolidation of
                                         Variable Interest Entities, an
                                         Interpretation of Accounting Research
                                         Bulletin No. 51. Interpretation No. 46
                                         requires a company to consolidate a
                                         variable interest entity if the company
                                         has a variable interest (or combination
                                         of variable interests) that will absorb
                                         a majority of the entity's expected
                                         losses if they occur, receive a
                                         majority of the entity's expected
                                         residual returns if they occur, or
                                         both. A direct or indirect ability to
                                         make decisions that significantly
                                         affect the results of the activities of
                                         a variable interest entity is a strong
                                         indication that a company has one or
                                         both of the characteristics that would
                                         require consolidation of the variable
                                         interest entity. Interpretation No. 46
                                         also requires additional disclosures
                                         regarding variable interest entities.
                                         The new interpretation is effective
                                         immediately for variable interest
                                         entities created after January 31,
                                         2003, and is effective in the first
                                         interim or annual period beginning
                                         after June 15, 2003, for variable
                                         interest entities in which a company
                                         holds a variable interest that it
                                         acquired before February 1, 2003.
                                         Management does not expect that
                                         adoption of this interpretation will
                                         have a material effect on the Company's
                                         financial position or results of
                                         operations.

 (Amounts presented relating to June 30, 2003 and the six months ended June 30,
                          2003 and 2002 are unaudited)

                                         RECLASSIFICATIONS

                                         Certain prior year amounts have been
                                         reclassified to conform with current
                                         year presentation.

3.     RELATED PARTY                     During 2002 the Company received debt
       TRANSACTIONS                      financing from a director totaling
                                         $750,000 to fund operating cash flow
                                         needs and to finance continued
                                         development of the Swan Creek field.
                                         Interest incurred on this debt was
                                         approximately $15,000 for the year
                                         ended December 31, 2002. See Note 7.

                                         During 2002, the Company borrowed
                                         $110,000 from a former director. The
                                         advance was non-interest bearing and
                                         was repaid in July 2002.

                                         During 2001, the Company repaid all
                                         principal and interest due to related
                                         parties, using the proceeds from the
                                         line of credit with Bank One. Interest
                                         incurred to related parties was
                                         approximately $15,000, $546,000 and
                                         $135,000 for the years ended December
                                         31, 2002, 2001 and 2000, respectively.

                                         During 2001, the Company converted debt
                                         of $200,000 payable to a director into
                                         42,017 shares of common stock.

                                         During 2000, the Company paid
                                         approximately $270,000 in consulting
                                         fees and commissions on equity
                                         transactions to a member of the Board
                                         of Directors.

4.     OIL AND GAS                       The following table sets forth
       PROPERTIES                        information concerning the Company's
                                         oil and gas properties:

December 31,                                 2002               2001
---------------------------------------------------------------------------

Oil and gas properties, at cost            $17,099,753        $15,117,224
Accumulation depreciation,
    depletion and amortization              (3,235,432)        (1,847,294)
---------------------------------------------------------------------------

Oil and gas properties, net                $13,864,321        $13,269,930
---------------------------------------------------------------------------

                                         During the years ended December 31,
                                         2002, 2001 and 2000, the Company
                                         recorded depletion expense of
                                         approximately $1,388,000, $1,342,000
                                         and $197,000, respectively.

5.     PIPELINE FACILITIES               In 1996, the Company began construction
                                         of a 65-mile gas pipeline (1)
                                         connecting the Swan Creek development
                                         project to a gas purchaser and (2)
                                         enabling the Company to develop gas
                                         distribution business opportunities in
                                         the future. Phase I, a 30-mile portion
                                         of the pipeline, was completed in 1998.
                                         Phase II of the pipeline, the remaining
                                         35 miles, was completed in March 2001.
                                         The estimated

 (Amounts presented relating to June 30, 2003 and the six months ended June 30,
                          2003 and 2002 are unaudited)

                                         useful life of the pipeline for
                                         depreciation purposes is 30 years. The
                                         Company recorded approximately $220,000
                                         and $509,000, respectively in
                                         depreciation expense related to the
                                         pipeline for the years ended December
                                         31, 2002 and 2001. No depreciation
                                         expense was recorded in 2000 as the
                                         pipeline was not yet complete.

                                         In January 1997, the Company entered
                                         into an agreement with the Tennessee
                                         Valley Authority ("TVA") whereby the
                                         TVA allows the Company to bury the
                                         pipeline within the TVA's transmission
                                         line rights-of-way. In return for this
                                         right, the Company paid $35,000 and
                                         agreed to annual payments of
                                         approximately $6,200 for 20 years. This
                                         agreement expires in 2017 at which time
                                         the parties may renew the agreement for
                                         another 20 year term in consideration
                                         of similar inflation-adjusted payment
                                         terms.

6.     OTHER PROPERTY                    Other property and equipment consisted
       AND EQUIPMENT                     of the following:

                                         December 31,                                    2002            2001
                                         ---------------------------------------------------------------------------
                                         Machinery and equipment                         $1,887,190     $1,737,189
                                         Vehicles                                           675,411        610,510
                                         Other                                               63,734         63,739
                                         ---------------------------------------------------------------------------

                                                                                          2,626,335      2,411,438

                                         Less accumulated depreciation                     (940,385)      (731,334)
                                         ---------------------------------------------------------------------------

                                         Other property and equipment - net              $1,685,950     $1,680,104
                                         ---------------------------------------------------------------------------

7.     LONG TERM DEBT                    Long-term debt to unrelated entities
                                         consisted of the following:

                                                                                                         June 30,
                                         December 31,                               2002        2001       2003
                                         ---------------------------------------------------------------------------
                                                                                                        (unaudited)
                                         Revolving line of credit with a bank,
                                         due November 2004. The loan agreement
                                         provides for increases or decreases to
                                         the borrowing base as changes in proved
                                         oil and gas reserves or other
                                         production levels arise. Borrowings
                                         bear interest at the bank's prime rate
                                         plus 0.25% (4.5% at December 31, 2002).
                                         Collateralized by the oil and gas
                                         properties and the related
                                         operations and revenues.                $7,501,777  $9,101,777 $6,301,777

                                         Unsecured note payable to an
                                         institution, with $65,000 principal
                                         payments due quarterly beginning
                                         January 1, 2000; remaining balance due
                                         October 2004; with interest payable
                                         monthly at 8% per annum. Note is
                                         convertible into common stock of the
                                         Company at a rate of $6.25 per share
                                         of common stock.                           480,000     720,000    360,000

                                      F-21

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
 (Amounts presented relating to June 30, 2003 and the six months ended June 30,
                          2003 and 2002 are unaudited)

                                         Convertible notes payable to five
                                         individuals; due January 2004, with
                                         interest payable quarterly at 8% per
                                         annum. Notes are convertible into
                                         common stock of the Company at a rate
                                         of $3.00 per share of common stock.        650,000           -    650,000

                                         Unsecured    note    payable    to   an
                                         institution   due  May 1,   2004,  with
                                         interest  payable annually at 4.75% per
                                         annum.                                           -           -    297,170

                                         Note payable to a financial
                                         institution, with $1,773 principal
                                         payments due monthly beginning January
                                         7, 2002 through December 7, 2006.
                                         Interest is payable monthly commencing
                                         on January 7, 2002 at 7.5% per annum.
                                         Note is guaranteed by a major
                                         shareholder and is collateralized by
                                         certain assets of the Company.              73,335      87,500     65,322

                                         Installment notes bearing interest at
                                         the rate of 3.9% to 11.95% per annum
                                         collateralized by vehicles and
                                         equipment with monthly payments
                                         including interest of approximately
                                         $10,000 due various periods through
                                         2006.                                      412,342     393,311    330,941
                                         ---------------------------------------------------------------------------

                                         Total long term debt                     9,117,454  10,302,588  8,005,210

                                         Less current maturities                 (7,861,245) (6,399,831)(7,391,029)
                                         ---------------------------------------------------------------------------

                                         Long term debt, less current maturities $ 1,256,209 $3,902,757 $   614,181
                                         ===========================================================================

                                         The Company is subject to certain
                                         financial (ratio) covenants and
                                         restrictions on indebtedness, dividend
                                         payments, financial guarantees,
                                         business combinations, reporting
                                         requirements and other related items on
                                         the revolving line of credit with a
                                         bank. As of December 31, 2002, the
                                         Company is not in compliance with all
                                         covenants. During 2002, as a result of
                                         ongoing negotiations to refinance or
                                         repay the debt, the bank declared all
                                         amounts immediately due and payable.
                                         The Company is presently paying
                                         $200,000 per month. As a result of
                                         ongoing negotiations with Bank One,
                                         management has reclassified the loan
                                         fees associated with this note to a
                                         current asset as it is likely that
                                         these fees will be fully amortized in
                                         2003.

 (Amounts presented relating to June 30, 2003 and the six months ended June 30,
                          2003 and 2002 are unaudited)

Long-term debt to related parties
consisted of the following:

December 31,                               2002        2001     June 30,
                                                                  2003
---------------------------------------------------------------------------
                                                               (unaudited)

Unsecured note payable to a director
due January 2004, with interest payable
quarterly at 8% per annum. Note is
convertible into common stock of the
Company at a rate of $2.88 per
share of common stock.                    $500,000  $        - $  500,000

Notes   payable  to  a   director   due
January  2004,  with  interest  payable
quarterly  at 12%  per  annum.  Note is
secured by 10% of the pipeline.            250,000           -  1,584,000
---------------------------------------------------------------------------

Total long term debt to related
    Parties                                750,000           -  2,084,000
Less current maturities                          -           - (2,084,000)
---------------------------------------------------------------------------

Long term debt to related parties,
    less current maturities               $750,000   $       - $        -
===========================================================================

The aggregate maturities of long term
debt due to related parties and others
as of December 31, 2002, are as
follows:

         Year                                              Amount
---------------------------------------------------------------------------

         2003                                              $7,861,245
         2004                                               1,720,468
         2005                                                 101,468
         2006                                                 101,803
         Thereafter                                            82,470
---------------------------------------------------------------------------

                                                           $9,867,454
===========================================================================


8.     COMMITMENTS                       The Company is a party to lawsuits in
       AND CONTINGENCIES                 the ordinary course of its business.
                                         While the damages sought in some of
                                         these actions are material, the Company
                                         does not believe that it is probable
                                         that the outcome of any individual
                                         action will have a material adverse
                                         effect, or that it is likely that
                                         adverse outcomes of individually
                                         insignificant actions will be
                                         significant enough, in number or
                                         magnitude, to have a material adverse
                                         effect in the aggregate on its
                                         financial statements.

 (Amounts presented relating to June 30, 2003 and the six months ended June 30,
                          2003 and 2002 are unaudited)

                                         In the ordinary course of business the
                                         Company has entered into various
                                         equipment and office leases which have
                                         remaining terms ranging from one to
                                         four years. Approximate future minimum
                                         lease payments to be made under
                                         noncancellable operating leases are as
                                         follows:

                                                  Year             Amount
                                         ---------------------------------------

                                                  2003           $  60,158
                                                  2004              59,210
                                                  2005              56,970
                                                  2006                 500
                                         ---------------------------------------

                                                                  $176,838
                                         =======================================

                                         Office rent expense was approximately
                                         $84,000, $91,000 and $86,000 for each
                                         of the three years ended December 31,
                                         2002, 2001 and 2000, respectively.

9.     CUMULATIVE                        Shares of both Series A and B Preferred
       CONVERTIBLE                       Stock are or will be immediately
       REDEEMABLE                        convertible into shares of Common
       PREFERRED STOCK                   Stock. Each $100 liquidation preference
                                         share of preferred stock is convertible
                                         at a rate of $7.00 for the Series A per
                                         share of common stock. For the Series
                                         B, the conversion rate is the average
                                         market price of the Company's common
                                         stock for 30 days before the sale of
                                         the Series B preferred stock with a
                                         minimum conversion price of $9.00 per
                                         share. The conversion rate is subject
                                         to downward adjustment if the Company
                                         subsequently issues shares of common
                                         stock for consideration less than $7.00
                                         and $9.00 for the Series A and
                                         Preferred Stock, respectively, per
                                         share. The conversion prices will be
                                         adjusted prospectively for stock
                                         dividends and splits.

                                         The holders of both the Series A and
                                         Series B Preferred Stock are entitled
                                         to a cumulative dividend of 8% per
                                         quarter. However, the payment of the
                                         dividends on the Series B Preferred
                                         Stock is subordinate to that of the
                                         Series A Preferred Stock. In the event
                                         that the Company does not make any two
                                         of six consecutive quarterly dividend
                                         payments, the holders of the Series A
                                         Preferred Stock may appoint those
                                         directors which would constitute of
                                         majority of the Board of Directors. In
                                         such a scenario, the holders of the
                                         Preferred Shares would be entitled to
                                         elect a majority of the Board of
                                         Directors until all accrued and unpaid
                                         dividends have been paid.

                                         The Company failed to pay the 3rd and
                                         4th quarterly dividend payments of the
                                         Series A preferred stock during 2002.
                                         As a result, in February 2003, the
                                         Series A shareholders exercised their
                                         rights to place four new members on the
                                         Board of Directors. As of June 30,
                                         2003, cumulative accrued and unpaid
                                         dividends on the Series A and B
                                         Preferred Stock amounted to $308,996.

 (Amounts presented relating to June 30, 2003 and the six months ended June 30,
                          2003 and 2002 are unaudited)

                                         The Company may redeem both of the
                                         Series A and B Preferred Stock upon
                                         payment of $100 per share plus any
                                         accrued and unpaid dividends. Further,
                                         with respect to the Series A Preferred
                                         Stock, commencing on October 1, 2003
                                         and at each quarterly date thereafter
                                         while the Series A Preferred Stock is
                                         outstanding, the Company is required to
                                         redeem one-twentieth of the maximum
                                         number of Series A Preferred Stock
                                         outstanding. With respect to the Series
                                         B Preferred Stock, on the fifth
                                         anniversary after issuance (March
                                         2005), the Company is required to
                                         redeem all outstanding Series B
                                         Preferred Stock.

                                         During 2002, the Board of Directors
                                         authorized the sale of up to 50,000
                                         shares of Series C Preferred Stock at
                                         $100 per share. The Company issued
                                         14,491 shares, resulting in net
                                         proceeds after commissions of
                                         $1,303,168. The Series C Preferred
                                         Stock accrues a 6% cumulative dividend
                                         on the outstanding balance, payable
                                         quarterly. As of June 30, 2003,
                                         cumulative accrued and unpaid dividends
                                         on the Series C Preferred Stock
                                         amounted to $43,473. These dividends
                                         are subordinate to the dividends
                                         payable to the Series A and Series B
                                         Preferred Stock holders. This stock is
                                         convertible into the Company's common
                                         stock at the average stock trading
                                         price 30 days prior to the closing of
                                         the sales of all the Series C Preferred
                                         Stock being offered or $5.00 per share,
                                         whichever is greater. The Company is
                                         required to redeem any remaining Series
                                         C Preferred Stock and any accrued and
                                         unpaid dividends in July 2006.

10.    STOCK DIVIDEND                    On August 1, 2001, the Company paid a
                                         5% stock dividend distributable on
                                         October 1, 2001 to shareholders of
                                         record of the Company's common stock on
                                         September 4, 2001. Based on the number
                                         of common shares outstanding on the
                                         record date, the Company issued 498,016
                                         new shares. All references in the
                                         accompanying financial statements to
                                         the number of common shares and per
                                         share amounts are based on the
                                         increased number of shares giving
                                         retroactive effect to the stock
                                         dividend.

11.    STOCK OPTIONS                     In October 2000, the Company approved a
                                         Stock Incentive Plan. The Plan is
                                         effective for a ten-year period
                                         commencing on October 25, 2000 and
                                         ending on October 24, 2010. The
                                         aggregate number of shares of Common
                                         Stock as to which options and Stock
                                         Appreciation Rights may be granted to
                                         Employees under the plan shall not
                                         exceed 1,000,000. Options are not
                                         transferable, fully vest after two
                                         years of employment with the Company,
                                         are exercisable for 3 months after
                                         voluntary resignation from the Company,
                                         and terminate immediately upon
                                         involuntary termination from the
                                         Company. The purchase price of shares
                                         subject to this Nonqualified Stock
                                         Option Plan shall be determined at the
                                         time the options are granted, but are
                                         not permitted to be less than 85% of
                                         the Fair Market Value of such shares on
                                         the date of grant. Furthermore, an
                                         employee in the plan may not,
                                         immediately

 (Amounts presented relating to June 30, 2003 and the six months ended June 30,
                          2003 and 2002 are unaudited)

                                         prior to the grant of an Incentive
                                         Stock Option hereunder, own stock in
                                         the Company representing more than ten
                                         percent of the total voting power of
                                         all classes of stock of the Company
                                         unless the per share option price
                                         specified by the Board for the
                                         Incentive Stock Options granted such
                                         and Employee is at least 110% of the
                                         Fair Market Value of the Company's
                                         stock on the date of grant and such
                                         option, by its terms, is not
                                         exercisable after the expiration of 5
                                         years from the date such stock option
                                         is granted.

                                         Stock option activity in 2002, 2001 and
                                         2000 is summarized below:

                                  2002                             2001                             2000
                        --------------------------       --------------------------       --------------------------
                                       Weighted                         Weighted                         Weighted
                                       Average                          Average                          Average
                                       Exercise                         Exercise                         Exercise
                           Shares       Price               Shares       Price               Shares       Price
--------------------------------------------------------------------------------------------------------------------
Outstanding,
  beginning
  of year                 516,028      $9.23               1,017,450   $ 8.54               530,250      $6.91
 Granted                  160,742       2.86                  78,750     12.39              855,451       8.69
 Exercised                   -            -                 (256,772)    8.69               (21,751)      8.69
 Expired/canceled            -            -                 (323,400)    7.85              (346,500)      6.91
                        -------------                    -------------                    -------------


Outstanding,
  end of year             676,770       7.71                 516,028     9.23              1,017,450      8.54
--------------------------------------------------------------------------------------------------------------------


Exercisable,
  end of year             676,770       $7.71                474,889     $ 9.21             930,258       $8.49
====================================================================================================================

                                     -------------------------------------------------------       -----------------
                                                            Options                                    Options
                                                          Outstanding                                Exercisable
                                     -------------------------------------------------------       -----------------
                                                                          Weighted Average
                                                                              Remaining
                                     Weighted Average                     Contractual Life
                                      Exercise Price         Shares            (years)                   Shares
                                     -------------------------------------------------------       -----------------
                                        $    2.86           160,742                2.67                   160,742
                                        $    8.69           437,278                0.85                   437,278
                                        $   14.44            21,000                1.13                    21,000
                                        $   11.05            47,250                1.30                    47,250
                                        $   12.70            10,500                1.71                    10,500
                                                       -------------------

                        Total           $    7.71           676,770                                       676,770
                        ============================================================================================

 (Amounts presented relating to June 30, 2003 and the six months ended June 30,
                          2003 and 2002 are unaudited)

                                     The weighted average fair value per share of options granted during 2002, 2001 and 2000 is $1.45, $3.62, and $3.41 respectively, calculated using the
                                     Black-Scholes Option-Pricing model.

                                     No compensation expense related to stock options were incurred in 2002, 2001 or 2000. The Company issued 70,715 options to non-employees and non-directors in 2000. The expense of $242,000 for these options has been included in professional fees expense because the options were issued to providers of such services. The expense was calculated using a fair market value of the options based on the Black-Scholes option-pricing model assumptions discussed below.

                                     For employees, the fair value of stock
                                     options used to compute pro forma net loss and loss per share disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions for 2002, 2001 and 2000; Expected volatility of 74.2% for 2002, 50% for 2001 and 50% for 2000; a risk free interest rate of 3.67% in 2002, 3.67% in 2001 and 5.86%
                                     in 2000; and an expected option life of 3 years for 2002, 2001 and 2000.

12.    INCOME TAXES                  The Company has no taxable income during
                                     the three year period ended December 31, 2002.

                                     A reconciliation of the statutory U.S.
                                     Federal income tax and the income tax
                                     provision included in the accompanying
                                     consolidated statements of loss is as
                                     follows:

December 31,                          2002                2001         2000
--------------------------------------------------------------------------------

Statutory rate                               34%               34%           34%
Tax benefit at statutory rate       $(1,073,000)        $(769,000)    $(452,500)
State income tax benefit               (189,000)         (136,000)      (75,500)
Other                                         -                 -        24,000
Increase in deferred tax asset
  Valuation allowance                 1,262,000           905,000       504,000
--------------------------------------------------------------------------------

Total income tax provision          $         -       $         -    $        -
================================================================================

December 31,                          2002                2001         2000
--------------------------------------------------------------------------------

Net operating loss carryforward      $7,139,000       $ 5,877,000    $4,972,000
Capital loss carryforward               263,000           263,000       263,000
--------------------------------------------------------------------------------

                                      7,402,000         6,140,000     5,235,000

Valuation allowance                    (7,402,000)     (6,140,000)   (5,235,000)
--------------------------------------------------------------------------------

Net deferred taxes                 $            -     $         -    $        -
================================================================================

 (Amounts presented relating to June 30, 2003 and the six months ended June 30,
                          2003 and 2002 are unaudited)

                                     The Company recorded a valuation allowance at December 31, 2002, 2001 and 2000 equal to the excess of deferred tax assets over deferred tax liabilities as management is unable to determine that these tax benefits are more likely than not to be realized. Potential future reversal of the portion of the valuation allowance relative to deferred tax asset resulting from the exercise of stock options will be recorded as additional paid in capital realized

                                     As of December 31, 2002, the Company had net operating loss carryforwards of approximately $18,217,000, which will expire between 2010 and 2022, if not utilized.

13.    SUPPLEMENTAL CASH             The Company paid approximately $571,000,
       FLOW INFORMATION              $853,500 and $544,000 for interest in 2002,
                                     2001 and 2000, respectively. The Company capitalized approximately $148,000 and
                                     $128,000 of this amount in 2001 and 2000, respectively. No interest was capitalized during 2002. The Company paid no income taxes in 2002, 2001 and 2000.


14.    QUARTERLY DATA AND            The following table sets forth, for the
       SHARE INFORMATION             fiscal periods indicated, selected
       (UNAUDITED)                   consolidated financial data.


                                                                               FISCAL YEAR ENDING DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------
                                                     First           Second           Third            Fourth
                                                    Quarter          Quarter         Quarter           Quarter
--------------------------------------------------------------------------------------------------------------------
Revenues                                           $1,971,603       $1,482,390              -              -
Net Income (loss)                                    (659,350)        (678,592)             -              -
Net Income (loss) attributable to common
   Stockholders                                      (793,545)        (812,786)             -              -
Earnings (loss) per common share
   Basic and diluted                               $    (0.07)      $     (0.07)            -              -
--------------------------------------------------------------------------------------------------------------------

                                                                                FISCAL YEAR ENDED DECEMBER 31, 2002
--------------------------------------------------------------------------------------------------------------------
                                                     First            Second            Third           Fourth
                                                    Quarter           Quarter          Quarter          Quarter
--------------------------------------------------------------------------------------------------------------------

Revenues                                          $ 1,176,482      $  1,297,668       $1,507,308       $1,719,020
Net loss                                             (818,341)         (858,197)        (721,879)        (756,138)
Net loss attributable to common
   Stockholders                                      (930,799)         (984,139)        (856,074)        (890,332)
--------------------------------------------------------------------------------------------------------------------
Loss per common share
   Basic and diluted                              $     (0.09)     $      (0.09)      $    (0.08)      $    (0.07)
--------------------------------------------------------------------------------------------------------------------

 (Amounts presented relating to June 30, 2003 and the six months ended June 30,
                          2003 and 2002 are unaudited)

                                                                                FISCAL YEAR ENDED DECEMBER 31, 2001
--------------------------------------------------------------------------------------------------------------------
                                                     First            Second            Third           Fourth
                                                    Quarter           Quarter          Quarter          Quarter
--------------------------------------------------------------------------------------------------------------------
Revenues                                           $1,448,318       $1,863,068          $2,583,758     $1,101,542
Net loss                                             (368,768)        (336,034)           (378,597)    (1,179,388)
Net loss attributable to common
   Stockholders                                      (447,546)        (423,523)           (491,055)    (1,291,846)
--------------------------------------------------------------------------------------------------------------------
Loss per common share
   Basic and diluted                              $     (0.05)     $     (0.04)         $    (0.05)    $   (0,.12)
--------------------------------------------------------------------------------------------------------------------

                                     Third quarter 2001 results reflect the
                                     effect on depletion expense that resulted from a decrease in reserve estimates provided in a study performed by Ryder Scott Company, L.P. and issued August 10, 2001. The amount recorded during this quarter was $562,000 higher than the quarterly estimates made by management during the first three quarters as a result of a change in estimate arising from new information provided in the Ryder Scott Company, L.P. Report. Amounts disclosed above differ from those filed with the SEC during the third quarter of 2001 as a result of an error in recording this change in estimate to depletion at the time of the filing. Management has amended the September 30, 2001 SEC Form 10-Q filing during 2002.

15.    SUPPLEMENTAL OIL AND          Information with respect to the Company's
       GAS INFORMATION               oil and gas producing activities is
                                     presented in the following tables.
                                     Estimates of reserve quantities, as well as future production and discounted cash flows before income taxes, were determined by Ryder Scott Company, L.P. as of December
                                     31, 2002, 2001 and 2000.

                                     OIL AND GAS RELATED COSTS

                                     The following table sets forth information concerning costs related to the Company's oil and gas property acquisition, exploration and development activities in the United States during the years ended December 31, 2002, 2001 and 2000:

                                 2002              2001              2000
 -------------------------------------------------------------------------------

 Property acquisition
   Proved                  $             -       $         -        $         -
   Unproved                              -                 -              5,702
 Less - proceeds from
   sales of properties            (100,000)         (750,000)        (1,176,411)
 Development costs               2,082,529         5,571,883          2,627,705
 -------------------------------------------------------------------------------

                               $ 1,982,529       $ 4,821,883        $ 1,456,996
 ===============================================================================

 (Amounts presented relating to June 30, 2003 and the six months ended June 30,
                          2003 and 2002 are unaudited)

                                     RESULTS OF OPERATIONS FROM OIL AND GAS
                                     PRODUCING ACTIVITIES

                                     The following table sets forth the
                                     Company's results of operations from oil and gas producing activities for the years ended:

December 31,                        2002           2001             2000
-------------------------------------------------------------------------------

Revenues                        $  5,437,723     $ 6,656,758    $  5,241,076
Production costs and taxes        (3,094,731)     (2,951,746)     (2,614,414)
Depreciation, depletion
    and amortization              (1,388,138)     (1,342,000)       (197,000)
-------------------------------------------------------------------------------

Income from oil and gas
     producing activities      $     954,854     $ 2,363,012    $  2,429,662
-------------------------------------------------------------------------------

                                     In the presentation above, no deduction has been made for indirect costs such as corporate overhead or interest expense. No income taxes are reflected above due to the Company's tax loss carryforwards.

                                     OIL AND GAS RESERVES (UNAUDITED)

                                     The following table sets forth the
                                     Company's net proved oil and gas reserves at December 31, 2002, 2001 and 2000 and the changes in net proved oil and gas reserves for the years then ended. Proved reserves represent the estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in the future years from known reservoirs under existing economic and operating conditions. The reserve information indicated below requires substantial judgment on the part of the reserve engineers, resulting in estimates which are not subject to precise determination. Accordingly, it is expected that the estimates of reserves will change as future production and development information becomes available and that revisions in these estimates could be significant. Reserves are measured in barrels (bbls) in the case of oil, and units of one thousand cubic feet (Mcf) in the case of gas.


                                          Oil (bbls)                 Gas (Mcf)
-------------------------------------------------------------------------------

Proved reserves:

Balance, January 1, 2000                   3,227,203               74,795,287
  Discoveries and extensions                  56,103                1,059,147
  Revisions of previous estimates         (1,309,366)             (27,998,986)
  Production                                (159,035)                (315,577)
-------------------------------------------------------------------------------

Balance, December 31, 2000                 1,814,905               47,539,871
  Discoveries and extensions                  62,254                4,915,431
  Revisions of previous estimates           (672,443)             (25,263,634)
  Production                                (148,041)              (1,311,466)
-------------------------------------------------------------------------------

 (Amounts presented relating to June 30, 2003 and the six months ended June 30,
                          2003 and 2002 are unaudited)


Balance, December 31, 2001                 1,056,675               25,880,202
  Discoveries and extensions                  34,968                  937,000
  Revisions of previous estimates            542,229                  786,430
  Production                                (157,973)              (1,004,899)
-------------------------------------------------------------------------------

Proved reserves at, December 31, 2002      1,475,899               26,598,733
-------------------------------------------------------------------------------

Proved developed producing
  reserves at, December 31, 2002           1,108,293                6,592,711
-------------------------------------------------------------------------------

Proved developed producing
  reserves at, December 31, 2001             767,126                7,157,183
-------------------------------------------------------------------------------

Proved developed producing
  reserves at, December 31, 2000           1,553,759                2,888,769
-------------------------------------------------------------------------------

                                      Of the Company's total proved reserves as
                                     of December 31, 2002 and 2001 and 2000,
                                     approximately 37%, 36% and 21%,
                                     respectively, were classified as proved
                                     developed producing, 19%, 26% and 34%,
                                     respectively, were classified as proved
                                     developed non-producing and 44%, 37% and 45%, respectively, were classified as proved undeveloped. All of the Company's reserves are located in the continental United States.

                                     STANDARDIZED MEASURE OF DISCOUNTED FUTURE
                                     NET CASH FLOWS (UNAUDITED)

                                     The standardized measure of discounted
                                     future net cash flows from the Company's proved oil and gas reserves is presented in the following table:

                                                 amounts in thousands
                                 ----------------------------------------------
December 31,                          2002            2001           2000
-------------------------------------------------------------------------------

Future cash inflows                      $152,180     $  78,296     $ 505,733
Future production
    costs and taxes                       (41,870)      (26,083)      (41,689)
Future development costs                  (11,348)       (6,384)       (8,225)
Future income tax expenses                      -             -      (122,881)
-------------------------------------------------------------------------------

Net future cash flows                      98,962        45,829       332,938

Discount at 10% for
    timing of cash flows                  (52,314)      (24,095)      (97,195)
-------------------------------------------------------------------------------

Discounted future net
    cash flows from
    proved reserves                     $  46,648     $  21,734     $ 235,743
===============================================================================

                                     The following unaudited table sets forth the changes in the standardized measure of discounted future net cash flows from proved reserves during 2002, 2001 and 2000:

                                                 amounts in thousands
                                 ----------------------------------------------
                                      2002           2001                2000
-------------------------------------------------------------------------------

Balance, beginning of year            $   21,734      $ 235,743     $ 100,882
Sales, net of production costs
  and taxes                               (2,343)        (3,705)       (2,627)
Discoveries and extensions                 1,686          4,167         1,778
Changes in prices and
  production costs                        20,586       (299,527)      360,082
Revisions of quantity                      6,120        (33,449)     (186,289)
  estimates
Development costs incurred                                    -         1,236
Interest factor - accretion
  of discount                              2,173         32,198        13,355
Net change in income taxes                     -         86,237       (53,572)
Changes in future
  development costs                       (4,860)         2,666        (3,237)
Changes in production rates
  and other                                1,552         (2,596)        4,135
-------------------------------------------------------------------------------

Balance, end of year                   $  46,648     $   21,734     $ 235,743
===============================================================================

                                     Estimated future net cash flows represent an estimate of future net revenues from the production of proved reserves using current sales prices, along with estimates of the operating costs, production taxes and future development and abandonment costs (less salvage value) necessary to produce such reserves. The average prices used at December 31, 2002, 2001 and 2000 were
                                     $27.25, $17.03 and $25.62 per barrel of oil
                                     and $4.01, $2.33 and $9.66 per MCF of gas, respectively. No deduction has been made for depreciation, depletion or any indirect costs such as general corporate overhead or interest expense.

                                     Operating costs and production taxes are estimated based on current costs with respect to producing gas properties. Future development costs are based on the best estimate of such costs assuming current economic and operating conditions. The estimates of reserve values include estimated future development costs that the company does not currently have the ability to fund. If the company is unable to obtain additional funds, it may not be able to develop its oil and natural gas properties as estimated in its December 31, 2002 reserve report.

                                     Income tax expense is computed based on
                                     applying the appropriate statutory tax rate to the excess of future cash inflows less future production and development costs over the current tax basis of the properties involved, less applicable carryforwards, for both regular and alternative minimum tax.

 (Amounts presented relating to June 30, 2003 and the six months ended June 30,
                          2003 and 2002 are unaudited)

                                     The future net revenue information assumes no escalation of costs or prices, except for gas sales made under terms of contracts which include fixed and determinable escalation. Future costs and prices could significantly vary from current amounts and, accordingly, revisions in the future could be significant.

16.    CUMULATIVE EFFECT OF A        Effective January 1, 2003, the Company
       CHANGE IN ACCOUNTING          implemented the requirements of Statement
       PRINCIPLE                     of Financial Accounting Standards No. 143
                                     (SFAS 143), "Accounting for Asset
                                     Retirement Obligations". Among other
                                     things, SFAS 143 requires entities to
                                     record a liability and corresponding
                                     increase in long-lived assets for the
                                     present value of material obligations
                                     associated with the retirement of tangible long-lived assets. Over the passage of time, accretion of the liability is recognized as an operating expense and the capitalized cost is depleted over the estimated useful life of the related asset.
                                     Additionally, SFAS 143 requires that upon initial application of these standards, the Company must recognize a cumulative effect of a change in accounting principle corresponding to the accumulated accretion and depletion expense that would have been recognized had this standard been applied at the time the long-lived assets were acquired or constructed. The Company's asset retirement obligations relate primarily to the plugging, dismantling and removal of wells drilled to date.

                                     Using a credit-adjusted risk free rate of 12%, an estimated useful life of wells ranging from 30 - 40 years, and estimated plugging and abandonment costs ranging from $5,000 per well to $10,000 per well, the Company has recorded a non-cash charge related to the cumulative effect of a change in accounting principle as of January 1, 2003 of $351,204 in its statement of loss for the six-month period ended June 30, 2003. Oil and gas properties were increased by $260,191, which represents the present value of all future obligations to retire the wells at January 1, 2003, net of accumulated depletion on this cost through that date. A corresponding obligation totaling $611,395 has also been recorded as of January 1, 2003.

                                     For the six month period ended June 30,
                                     2003, the Company recorded accretion and depletion expenses of $51,968 associated with this liability and its corresponding asset. These expenses are included in depletion, depreciation, and amortization in the consolidated statements of loss. Had the provisions of this statement been reflected in the financial statements for the year ended December 31, 2002, an asset retirement obligation of $476,536 would have been recorded as of January 1, 2002.

                                     The following is a roll-forward of activity impacting the asset retirement obligation for the six months ended June 30, 2003:

                                       Balance, January 1, 2003:   $611,395
                                       Accretion expense through
                                        June 30, 2003                36,684
                                                                   --------
                                       Balance, June 30, 2003      $648,079
                                                                   ========

                                     PART II

            INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by us in connection with the issuance and distribution of the securities being offered. All items below are estimates other than the Securities and Exchange Commission registration fee and the AMEX listing fee. The registrant will pay all of such expenses.



Securities and Exchange Commission registration fee                    $   1,833

AMEX listing
fee*............................................................

Printing and engraving
expenses*.......................................................

Accounting fees and
expenses*.......................................................

Legal fees and
expenses*.......................................................

Subscription Agent fees and
expenses*.......................................................

Miscellaneous*..................................................

                   Total........................................        $150,000

* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Tennessee Code Annotated Sections 48-18-502 through 509 grant Tennessee corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; give a director or officer who successfully defends an action the right to be so indemnified; and permit a corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or otherwise.

     Tennessee Code Annotated Section 48-18-102(b) permits a Tennessee corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its stockholders for breach of fiduciary duty as a director, provided that such provision may not eliminate the liability of a director (i) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) for any transaction from which the director receives an improper personal benefit or (iii) in connection with any proceeding in which the director was adjudged liable to the corporation. The registrant's certificate of incorporation does not provide that its directors shall not be liable to it or its stockholders for a breach of their duties to the fullest extent in which elimination or limitation of the liability of directors is permitted by the foregoing Section, which does not apply to the registrant.

     All directors are indemnified by the registrant, both by operation of Tennessee Code Annotated Sections 48-18-501 through 509 and since 1995 by resolution of the registrant's board of directors, against liability and expenses including attorney's fees incurred by them as a result of serving on the registrant's board of directors. The statutory provisions require a finding that the conduct of the director was in good faith and in the best interest of the company and does not extend to cases where a director is found to be liable to the company itself. Such a finding may be made by uninvolved directors, a committee of the board or independent counsel.

     Tennessee Code Annotated Section 48-15-503 provides for the indemnification of directors and of corporate officers where the director or officer is successful in defense of any proceeding he or she became involved in as a result of being or having been in such position, unless the corporate charter forbids such indemnification. The registrant's corporate charter contains no such bar or prohibition of indemnification of the registrant's directors or officers.

     Tennessee statutes further provide that the rights to indemnification of a director do not preclude other bases of indemnification, whether such rights arise by charter, bylaws, shareholder resolution, agreement or board resolution, provided there is no breach of duty of loyalty to the corporation, bad faith, intentional misconduct or knowing violation of law. Accordingly, the registrant's board of directors on August 17, 1995, unanimously resolved to indemnify directors and executive officers on a mandatory basis to the fullest extent of the laws referenced above for the entire period a party is subject to any possible legal action or claim by reason of having so served.

     Tennessee law permits, but does not require, insurance to be obtained to fund indemnity obligations. The registrant does not have any such insurance.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In approximately October 1998, the registrant sold 28,679 shares of its Series A 8% Cumulative Convertible Preferred Stock to private investors for an aggregate purchase price of $2,733,000, net of commissions to a placement agent in the aggregate amount of approximately $135,000.

     In approximately August 2000 and June 2001, the registrant sold 27,550 shares of its Series B 8% Cumulative Convertible Preferred Stock to private investors for an aggregate purchase price of $2,614,600, net of commissions to a placement agent in the aggregate amount of approximately 140,000.

     In approximately May and June 2002, the registrant sold 14,491 shares of its Series C 6% Cumulative Convertible Preferred Stock to private investors for an aggregate purchase price of $1,303,168, net of commissions to a placement agent in the aggregate amount of approximately $116,000.

     On each of January 21, 2002 and April 9, 2002, Bill L. Harbert, who owns more than ten percent of the registrant's outstanding common stock and is now, but was not at those dates, a director of the registrant, purchased from the registrant in a private placement, 100,000 shares of the registrant's common stock, at prices of $6.32 and $4.80 per share, respectively.

     On July 5, 2002 and July 23, 2002, Dolphin Offshore Partners, L.P. ("Dolphin"), which owns more than ten percent of the registrant's outstanding common stock, and whose general partner, Peter E. Salas, is a director of the registrant, purchased from the registrant in a private placement, 400,000 and 250,000 shares of the registrant's common stock, respectively, at a price of $2.50 per share.

     In October 2002, Dolphin loaned to the registrant $500,000 and was issued an unsecured convertible promissory note by the registrant in the principal amount of $500,000 bearing 8% interest, with interest only payable quarterly and principal payable January 4, 2004.

     In December 2002, Dolphin loaned to the registrant $250,000 and was issued a secured promissory note bearing interest at the rate of 12% per annum, with interest only payable quarterly and the principal balance payable on January 4, 2004.

     In January 2003, Bill L. Harbert, a director of the registrant, purchased 227,275 shares of the registrant's common stock in a private placement at a price of $1.10 per share.

     On each of February 3, 2003 and February 28, 2003, Dolphin loaned to the registrant $250,000 and for each of these loans was issued a separate secured promissory note bearing interest at the rate of 12% per annum, with payments of interest only payable quarterly and the principal balance payable on January 4, 2004

     On May 20, 2003, Dolphin loaned to the registrant $750,000 and Jeffrey R. Bailey, President and a director of the registrant, loaned to the registrant $84,000 and each was issued a separate secured promissory note bearing interest at the rate of 12% per annum, with payments of interest only payable quarterly and the principal balance payable on January 4, 2004.

     During the three months ended March 31, 2003, the registrant converted $60,000 of indebtedness and $9,600 of accrued interest owed to the holders of convertible notes into 60,528 shares of the registrant's common stock and issued 55,000 shares of its common stock for payment of consulting services valued at $70,000.

     During the six months ended June 30, 2003, the registrant converted $70,309 of accrued dividends payable on its outstanding preferred stock into an aggregate of 154,824 shares of the registrant's common stock.

ITEM 16.  EXHIBITS.

EXHIBIT NUMBER    DESCRIPTION
--------------    -----------

3.1 Charter (Incorporated by reference to Exhibit 3.7 to the registrant's registration statement on Form 10-SB filed August 7, 1997 (the "Form 10-SB"))

3.2 Articles of Merger and Plan of Merger (taking into account the formation of the Tennessee wholly-owned subsidiary for the purpose of changing the Company's domicile and effecting reverse split) (Incorporated by reference to Exhibit 3.8 to the Form 10-SB)

3.3 Articles of Amendment to the Charter dated June 24, 1998 (Incorporated by reference to Exhibit 3.9 to the registrant's annual report on Form 10-KSB filed April 15, 1999 (the "1998 Form 10-KSB"))

3.4 Articles of Amendment to the Charter dated October 30, 1998 (Incorporated by reference to Exhibit 3.10 to the 1998 Form 10-KSB)

3.5 Articles of Amendment to the Charter filed March 17, 2000 (Incorporated by reference to Exhibit 3.11 to the registrant's annual report on Form 10-KSB filed April 14, 2000 (the "1999 Form 10-KSB"))

3.6               By-laws (Incorporated by reference to Exhibit 3.2 to the Form
                  10-SB)

4.1*              Form of Rights Certificate

5.1*              Opinion of Cary V. Sorensen, Esq.

10.1              Purchase Agreement with IRC (Incorporated by reference to
                  Exhibit 10.1(a) to the Form 10-SB)

10.2 Amendment to Purchase Agreement with IRC (Incorporated by reference to Exhibit 10.1(b) to the Form 10-SB)

10.3 General Bill of Sale and Promissory Note (Incorporated by reference to Exhibit 10.1(c) to the Form 10-SB)

10.4 Compensation Agreement - M.E. Ratliff (Incorporated by reference to Exhibit 10.2(a) to the Form 10-SB)

10.5 Compensation Agreement - Jeffrey D. Jenson (Incorporated by reference to Exhibit 10.2(b) to the Form 10-SB)

10.6 Compensation Agreement - Leonard W. Burningham (Incorporated by reference to Exhibit 10.2(c) to the Form 10-SB)

10.7 Agreement with the Natural Gas Utility District of Hawkins County, Tennessee (Incorporated by reference to Exhibit 10.3 to the Form 10-SB)

10.8              Agreement with Powell Valley Electric Cooperative, Inc.
                  (Incorporated by reference to Exhibit 10.4 to the Form 10-SB)

10.9 Agreement with Enserch Energy Services, Inc. (Incorporated by reference to Exhibit 10.5 to the Form 10-SB)

10.10 Amendment Agreement dated October 19, 1999 between Tengasco, Inc. and the Natural Gas Utility District of Hawkins County, Tennessee (Incorporated by reference to Exhibit 10.9 to the registrant's current report on Form 8-K filed October 25,
                  1999)

10.11 Natural Gas Sales Agreement dated November 18, 1999 between Tengasco, Inc. and Eastman Chemical Company (Incorporated by reference to Exhibit 10.10 to the registrant's current report on Form 8-K filed November 23, 1999)

10.12 Agreement between A.M. Partners LLC and Tengasco, Inc. dated October 6, 1999 (Incorporated by reference to Exhibit 10.11 to the registrant's 1999 Form 10-KSB)

10.13             Agreement between Southcoast Capital LLC and Tengasco, Inc.
                  dated February 25, 2000 (Incorporated by reference to Exhibit
                  10.12 to the registrant's 1999 Form 10-KSB)

10.14 Franchise Agreement between Powell Valley Utility District and Tengasco, Inc. dated January 25, 2000 (Incorporated by reference to Exhibit 10.13 to the registrant's 1999 Form 10-KSB)

10.15 Amendment Agreement between Eastman Chemical Company and Tengasco, Inc. dated March 27, 2000 (Incorporated by reference to Exhibit 10.14 to the registrant's 1999 Form 10-KSB)

10.16 Loan Agreement between Tengasco Pipeline Corporation and Morita Properties, Inc. dated August 16, 2000 (Incorporated by reference to Exhibit 10.15 to the registrant's current report on Form 8-K dated August 22, 2000 (the "2000 8-K"))

10.17 Promissory note made by Tengasco Pipeline Corporation and Morita Properties, dated August 16, 2000 (Incorporated by reference to Exhibit 10.15(a) to the 2000 8-K)

10.18 Throughput Agreement between Tengasco Pipeline Corporation and Morita Properties, dated August 16, 2000 (Incorporated by reference to Exhibit 10.15(b) to the 2000 8-K)

10.19 Loan Agreement between Tengasco Pipeline Corporation and Edward W.T. Gray III dated August 16, 2000 (Incorporated by reference to Exhibit 10.16 to the 2000 8-K)

10.20 Promissory note made by Tengasco Pipeline Corporation and Edward W.T. Gray III dated August 16, 2000 (Incorporated by reference to Exhibit 10.16(a) to the 2000 8-K)

10.21 Throughput Agreement between Tengasco Pipeline Corporation and Edward W.T. Gray III dated August 16, 2000 (Incorporated by reference to Exhibit 10.16(b) to the 2000 8-K)

10.22 Loan Agreement between Tengasco Pipeline Corporation and Malcolm E. Ratliff dated August 16, 2000 (Incorporated by reference to Exhibit 10.17 to the 2000 8-K)

10.23 Promissory note made by Tengasco Pipeline Corporation and Malcolm E. Ratliff dated August 16, 2000 (Incorporated by reference to Exhibit 10.17(a) to the 2000 8-K)

10.24 Throughput Agreement between Tengasco Pipeline Corporation and Malcolm E. Ratliff dated August 16, 2000 (Incorporated by reference to Exhibit 10.17(b) to the 2000 8-K)

10.25 Loan Agreement between Tengasco Pipeline Corporation and Charles F. Smithers, Jr. dated August 16, 2000 (Incorporated by reference to Exhibit 10.18 to the 2000 8-K)

10.26 Promissory note made by Tengasco Pipeline Corporation and Charles F. Smithers, Jr. dated August 16, 2000 (Incorporated by reference to Exhibit 10.18(a) to the 2000 8-K)

10.27 Throughput Agreement between Tengasco Pipeline Corporation and Charles F. Smithers, Jr. dated August 16, 2000 (Incorporated by reference to Exhibit 10.18(b) to the 2000 8-K)

10.28 Loan Agreement between Tengasco Pipeline Corporation and Nick Nishiwaki dated August 16, 2000 (Incorporated by reference to
                  Exhibit 10.19 to the 2000 8-K)

10.29 Promissory note made by Tengasco Pipeline Corporation and Nick Nishiwaki dated August 16, 2000 (Incorporated by reference to
                  Exhibit 10.19(a) to the 2000 8-K)

10.30 Throughput Agreement between Tengasco Pipeline Corporation and Nick Nishiwaki dated August 16, 2000 (Incorporated by reference to Exhibit 10.19(b) to the 2000 8-K)

10.31 Memorandum Agreement between Tengasco, Inc. and the University of Tennessee dated February 13, 2001 (Incorporated by reference to Exhibit 10.19 to the registrant's annual report on Form 10-KSB filed April 10, 2001 (the "2000 Form 10-KSB"))

10.32 Natural Gas Sales Agreement between Tengasco, Inc. and BAE SYSTEMS Ordnance Systems Inc. dated March 30, 2001 (Incorporated by reference to Exhibit 10.20 to the 2000 Form 10-KSB)

10.33 Reducing and Revolving Line of Credit Up to $35,000,000 from Bank One, N.A. to Tengasco, Inc. Tennessee Land & Mineral Corporation and Tengasco Pipeline Corporation dated November 8, 2001 (Incorporated by reference to Exhibit
                  10.21 to the registrant's quarterly report on Form 10-Q filed November 14, 2001)

10.34 Tengasco, Inc. Incentive Stock Plan (Incorporated by reference to Exhibit 4.1 to the registrant's registration statement on Form S-8 filed October 26, 2000)

10.35 Promissory Note made by Tengasco, Inc. and Tengasco Pipeline Corporation to Dolphin Offshore Partners, LP dated October 7, 2002 in the principal amount of $500,000

10.36 Promissory Note made by Tengasco, Inc. and Tengasco Pipeline Corporation to Dolphin Offshore Partners, LP dated December 4, 2002 in the principal amount of $250,000

10.37 Promissory Note made by Tengasco, Inc. and Tengasco Pipeline Corporation to Dolphin Offshore Partners, LP dated February 3, 2003 in the principal amount of $250,000

10.38 Promissory Note made by Tengasco, Inc. and Tengasco Pipeline Corporation to Dolphin Offshore Partners, LP dated February 28, 2003 in the principal amount of $250,000

10.39 Promissory Note made by Tengasco, Inc. and Tengasco Pipeline Corporation to Dolphin Offshore Partners, LP dated May 20, 2003 in the principal amount of $750,000

10.40 Promissory Note made by Tengasco, Inc. and Tengasco Pipeline Corporation to Dolphin Offshore Partners, LP dated August 6, 2003 in the principal amount of $150,000

10.41 Promissory Note made by Tengasco, Inc. and Tengasco Pipeline Corporation to Jeffrey R. Bailey dated May 20, 2003 in the principal amount of $84,000

21 List of subsidiaries (Incorporated by reference to Exhibit 21 to the registrant's annual report on Form 10-KSB filed March 31, 2003 (the "2002 Form 10-KSB"))

23.1*             Consent of Cary V. Sorensen, Esq.

23.2              Consent of BDO Seidman

23.3              Consent of Ryder Scott Company, L.P.

24.1              Power of Attorney (see signature page)

99.1 Ryder Scott Company, L.P. Report dated March 28, 2002 (Incorporated by reference to Exhibit 99.15 to the registrant's annual report on Form 10-KSB filed April 10,
                  2002)

99.2 Ryder Scott Company, L.P. Report dated February 10, 2003 (Incorporated by reference to Exhibit 99.17 to the 2002 Form 10-KSB)

99.3*             Form of Instructions as to Use of Rights Certificates

99.4*             Form of Notice of Guaranteed Delivery for Rights Certificate

99.5*             Form of Letter to Stockholders Who Are Record Holders

99.6*             Form of Letter to Stockholders Who Are Beneficial Holders

99.7*             Form of Letter to Clients of Stockholders Who Are Beneficial
                  Holders

99.8*             Form of Nominee Holder Certification Form

99.9*             Substitute Form W-9 for Use with the Rights Offering

99.10*            Form of Beneficial Owner Election Form

99.11* Commitment Agreement between Tengasco, Inc. and the Stockholders Identified Therein
----------------
     *   To be filed by amendment

ITEM 17.  UNDERTAKINGS.

         (a)  Regulation S-K, Item 512 Undertakings

         (1)  The undersigned registrant hereby undertakes:

         (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (a)  To include  any  prospectus  required  by section
10(a)(3) of the Securities Act of 1933;

         (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2)  The  undersigned   registrant  hereby  undertakes
that:

         (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us are against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the city of Knoxville, Tennessee.


                                       TENGASCO INC.


                                       By: /s/ Richard T. Williams
                                           -------------------------------
                                           Richard T. Williams
                                           Chief Executive Officer


                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints jointly and severally, Richard T. Williams and Jeffrey R. Bailey, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to sign any registration statement and amendments thereto for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                         TITLE                                        DATE
/s/ Richard T. Williams                           Chairman of the Board; Chief        September 30, 2003
------------------------------------
Richard T. Williams                               Executive Officer (principal
                                                  executive officer)

/s/ Jeffrey R. Bailey                             Director; President                 September 30, 2003
------------------------------------
Jeffrey R. Bailey

/s/ Mark A. Ruth                                  Chief Financial Officer             September 30, 2003
------------------------------------
Mark A. Ruth                                      (principal financial and
                                                  accounting officer)

/s/ Stephen W. Akos                               Director                            September 30, 2003
------------------------------------
Stephen W. Akos

/s/ Joseph Earl Armstrong                         Director                            September 30, 2003
------------------------------------
Joseph Earl Armstrong

/s/ John A. Clendening                            Director                            September 30, 2003
------------------------------------
John A. Clendening

/s/ Robert L. Devereux                            Director                            September 30, 2003
------------------------------------
Robert L. Devereux

SIGNATURE                                         TITLE                                        DATE
/s/ Bill L. Harbert                               Director                            September 30, 2003
------------------------------------
Bill L. Harbert

/s/ Peter E. Salas                                Director                            September 30, 2003
------------------------------------
Peter E. Salas

/s/ Charles M. Stivers                            Director                            September 30, 2003
------------------------------------
Charles M. Stivers

                                  EXHIBIT INDEX


Exhibit Number                            Description
--------------                            -----------

3.1 Charter (Incorporated by reference to Exhibit 3.7 to the registrant's registration statement on Form 10-SB filed August 7, 1997 (the "Form 10-SB"))

3.2 Articles of Merger and Plan of Merger (taking into account the formation of the Tennessee wholly-owned subsidiary for the purpose of changing the Company's domicile and effecting reverse split) (Incorporated by reference to Exhibit 3.8 to the Form 10-SB)

3.3 Articles of Amendment to the Charter dated June 24, 1998 (Incorporated by reference to Exhibit 3.9 to the registrant's annual report on Form 10-KSB filed April 15, 1999 (the "1998 Form 10-KSB"))

3.4 Articles of Amendment to the Charter dated October 30, 1998 (Incorporated by reference to Exhibit 3.10 to the 1998 Form 10-KSB)

3.5 Articles of Amendment to the Charter filed March 17, 2000 (Incorporated by reference to Exhibit 3.11 to the registrant's annual report on Form 10-KSB filed April 14, 2000 (the "1999 Form 10-KSB"))

3.6               By-laws (Incorporated by reference to Exhibit 3.2 to the Form
                  10-SB)

4.1*              Form of Rights Certificate

5.1*              Opinion of Cary V. Sorensen, Esq.

10.1              Purchase Agreement with IRC (Incorporated by reference to
                  Exhibit 10.1(a) to the Form 10-SB)

10.2 Amendment to Purchase Agreement with IRC (Incorporated by reference to Exhibit 10.1(b) to the Form 10-SB)

10.3 General Bill of Sale and Promissory Note (Incorporated by reference to Exhibit 10.1(c) to the Form 10-SB)

10.4 Compensation Agreement - M.E. Ratliff (Incorporated by reference to Exhibit 10.2(a) to the Form 10-SB)

10.5 Compensation Agreement - Jeffrey D. Jenson (Incorporated by reference to Exhibit 10.2(b) to the Form 10-SB)

10.6 Compensation Agreement - Leonard W. Burningham (Incorporated by reference to Exhibit 10.2(c) to the Form 10-SB)

10.7 Agreement with the Natural Gas Utility District of Hawkins County, Tennessee (Incorporated by reference to Exhibit 10.3 to the Form 10-SB)

10.8              Agreement with Powell Valley Electric Cooperative, Inc.
                  (Incorporated by reference to Exhibit 10.4 to the Form 10-SB)

10.9 Agreement with Enserch Energy Services, Inc. (Incorporated by reference to Exhibit 10.5 to the Form 10-SB)

10.10 Amendment Agreement dated October 19, 1999 between Tengasco, Inc. and the Natural Gas Utility District of Hawkins County, Tennessee (Incorporated by reference to Exhibit 10.9 to the registrant's current report on Form 8-K filed October 25,
                  1999)

10.11 Natural Gas Sales Agreement dated November 18, 1999 between Tengasco, Inc. and Eastman Chemical Company (Incorporated by reference to Exhibit 10.10 to the registrant's current report on Form 8-K filed November 23, 1999)

10.12 Agreement between A.M. Partners LLC and Tengasco, Inc. dated October 6, 1999 (Incorporated by reference to Exhibit 10.11 to the registrant's 1999 Form 10-KSB)

10.13             Agreement between Southcoast Capital LLC and Tengasco, Inc.
                  dated February 25, 2000 (Incorporated by reference to Exhibit
                  10.12 to the registrant's 1999 Form 10-KSB)

10.14 Franchise Agreement between Powell Valley Utility District and Tengasco, Inc. dated January 25, 2000 (Incorporated by reference to Exhibit 10.13 to the registrant's 1999 Form 10-KSB)

10.15 Amendment Agreement between Eastman Chemical Company and Tengasco, Inc. dated March 27, 2000 (Incorporated by reference to Exhibit 10.14 to the registrant's 1999 Form 10-KSB)

10.16 Loan Agreement between Tengasco Pipeline Corporation and Morita Properties, Inc. dated August 16, 2000 (Incorporated by reference to Exhibit 10.15 to the registrant's current report on Form 8-K dated August 22, 2000 (the "2000 8-K"))

10.17 Promissory note made by Tengasco Pipeline Corporation and Morita Properties, dated August 16, 2000 (Incorporated by reference to Exhibit 10.15(a) to the 2000 8-K)

10.18 Throughput Agreement between Tengasco Pipeline Corporation and Morita Properties, dated August 16, 2000 (Incorporated by reference to Exhibit 10.15(b) to the 2000 8-K)

10.19 Loan Agreement between Tengasco Pipeline Corporation and Edward W.T. Gray III dated August 16, 2000 (Incorporated by reference to Exhibit 10.16 to the 2000 8-K)

10.20 Promissory note made by Tengasco Pipeline Corporation and Edward W.T. Gray III dated August 16, 2000 (Incorporated by reference to Exhibit 10.16(a) to the 2000 8-K)

10.21 Throughput Agreement between Tengasco Pipeline Corporation and Edward W.T. Gray III dated August 16, 2000 (Incorporated by reference to Exhibit 10.16(b) to the 2000 8-K)

10.22 Loan Agreement between Tengasco Pipeline Corporation and Malcolm E. Ratliff dated August 16, 2000 (Incorporated by reference to Exhibit 10.17 to the 2000 8-K)

10.23 Promissory note made by Tengasco Pipeline Corporation and Malcolm E. Ratliff dated August 16, 2000 (Incorporated by reference to Exhibit 10.17(a) to the 2000 8-K)

10.24 Throughput Agreement between Tengasco Pipeline Corporation and Malcolm E. Ratliff dated August 16, 2000 (Incorporated by reference to Exhibit 10.17(b) to the 2000 8-K)

10.25 Loan Agreement between Tengasco Pipeline Corporation and Charles F. Smithers, Jr. dated August 16, 2000 (Incorporated by reference to Exhibit 10.18 to the 2000 8-K)

10.26 Promissory note made by Tengasco Pipeline Corporation and Charles F. Smithers, Jr. dated August 16, 2000 (Incorporated by reference to Exhibit 10.18(a) to the 2000 8-K)

10.27 Throughput Agreement between Tengasco Pipeline Corporation and Charles F. Smithers, Jr. dated August 16, 2000 (Incorporated by reference to Exhibit 10.18(b) to the 2000 8-K)

10.28 Loan Agreement between Tengasco Pipeline Corporation and Nick Nishiwaki dated August 16, 2000 (Incorporated by reference to
                  Exhibit 10.19 to the 2000 8-K)

10.29 Promissory note made by Tengasco Pipeline Corporation and Nick Nishiwaki dated August 16, 2000 (Incorporated by reference to
                  Exhibit 10.19(a) to the 2000 8-K)

10.30 Throughput Agreement between Tengasco Pipeline Corporation and Nick Nishiwaki dated August 16, 2000 (Incorporated by reference to Exhibit 10.19(b) to the 2000 8-K)

10.31 Memorandum Agreement between Tengasco, Inc. and the University of Tennessee dated February 13, 2001 (Incorporated by reference to Exhibit 10.19 to the registrant's annual report on Form 10-KSB filed April 10, 2001 (the "2000 Form 10-KSB"))

10.32 Natural Gas Sales Agreement between Tengasco, Inc. and BAE SYSTEMS Ordnance Systems Inc. dated March 30, 2001 (Incorporated by reference to Exhibit 10.20 to the 2000 Form 10-KSB)

10.33 Reducing and Revolving Line of Credit Up to $35,000,000 from Bank One, N.A. to Tengasco, Inc. Tennessee Land & Mineral Corporation and Tengasco Pipeline Corporation dated November 8, 2001 (Incorporated by reference to Exhibit 10.21 to the registrant's quarterly report on Form 10-Q filed November 14,
                  2001)

10.34 Tengasco, Inc. Incentive Stock Plan (Incorporated by reference to Exhibit 4.1 to the registrant's registration statement on Form S-8 filed October 26, 2000)

10.35 Promissory Note made by Tengasco, Inc. and Tengasco Pipeline Corporation to Dolphin Offshore Partners, LP dated October 7, 2002 in the principal amount of $500,000

10.36 Promissory Note made by Tengasco, Inc. and Tengasco Pipeline Corporation to Dolphin Offshore Partners, LP dated December 4, 2002 in the principal amount of $250,000

10.37 Promissory Note made by Tengasco, Inc. and Tengasco Pipeline Corporation to Dolphin Offshore Partners, LP dated February 3, 2003 in the principal amount of $250,000

10.38 Promissory Note made by Tengasco, Inc. and Tengasco Pipeline Corporation to Dolphin Offshore Partners, LP dated February 28, 2003 in the principal amount of $250,000

10.39 Promissory Note made by Tengasco, Inc. and Tengasco Pipeline Corporation to Dolphin Offshore Partners, LP dated May 20, 2003 in the principal amount of $750,000

10.40 Promissory Note made by Tengasco, Inc. and Tengasco Pipeline Corporation to Dolphin Offshore Partners, LP dated August 6, 2003 in the principal amount of $150,000

10.41 Promissory Note made by Tengasco, Inc. and Tengasco Pipeline Corporation to Jeffrey R. Bailey dated May 20, 2003 in the principal amount of $84,000

21 List of subsidiaries (Incorporated by reference to Exhibit 21 to the registrant's annual report on Form 10-KSB filed March 31, 2003 (the "2002 Form 10-KSB"))

23.1*             Consent of Cary V. Sorensen, Esq.

23.2              Consent of BDO Seidman

23.3              Consent of Ryder Scott Company, L.P.

24.1              Power of Attorney (see signature page)

99.1 Ryder Scott Company, L.P. Report dated March 28, 2002 (Incorporated by reference to Exhibit 99.15 to the registrant's annual report on Form 10-KSB filed April 10,
                  2002)

99.2 Ryder Scott Company, L.P. Report dated February 10, 2003 (Incorporated by reference to Exhibit 99.17 to the 2002 Form 10-KSB)

99.3*             Form of Instructions as to Use of Rights Certificates

99.4*             Form of Notice of Guaranteed Delivery for Rights Certificate

99.5*             Form of Letter to Stockholders Who Are Record Holders

99.6*             Form of Letter to Stockholders Who Are Beneficial Holders

99.7*             Form of Letter to Clients of Stockholders Who Are Beneficial
                  Holders

99.8*             Form of Nominee Holder Certification Form

99.9*             Substitute Form W-9 for Use with the Rights Offering

99.10*            Form of Beneficial Owner Election Form

99.11* Commitment Agreement between Tengasco, Inc. and the Stockholders Identified Therein

----------------

     *   To be filed by amendment